Exhibit 2.1

Execution Version

Dated August 17, 2022

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

ABM INDUSTRIES INCORPORATED,
as Parent

ABM RVMS, INC.,
as Merger Sub

RAVENVOLT, INC.,
as the Company

and

JONATHAN HINTON,
as Shareholders’ Representative

(i)

(ii)

ANNEXES

Annex 1 – Key Employees
Annex 2 – Company Disclosure Letter
Annex 3 – Calculation Principles
Annex 4 – Earn-out Calculations

EXHIBITS

Exhibit A – Form of Restrictive Covenant and Support Agreement
Exhibit B – Form of Support Agreement
Exhibit C – Form of Escrow Agreement
Exhibit D – Form of Letter of Transmittal
Exhibit E – Form of Paying Agent Agreement
Exhibit F – Form of Amendment to Existing Lease

(iii)

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated August 17, 2022 by and among ABM Industries Incorporated, a Delaware corporation (“Parent”), ABM RVMS, Inc., a Georgia corporation and a wholly owned subsidiary of Parent (“Merger Sub”), RavenVolt, Inc., a Georgia corporation (the “Company”), and Jonathan Hinton (“Shareholders’ Representative”), solely in his capacity as Shareholders’ representative.

W I T N E S S E T H :

WHEREAS, Parent, Merger Sub and the Company wish to effect a business combination through a merger (the “Merger”) of Merger Sub with and into the Company on the terms and conditions set forth in this Agreement and in accordance with the Georgia Business Corporation Code, as amended (the “GBCC”), with the Company surviving the Merger;

WHEREAS, the board of directors of the Company (the “Company Board”) has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement and determined and declared that this Agreement, the Merger and the other transactions contemplated by this Agreement are advisable and in the best interest of the Shareholders and has resolved to submit this Agreement to a vote of the Shareholders and to recommend approval of this Agreement to the Shareholders;

WHEREAS, as a condition and inducement to Parent’s and Merger Sub’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Shareholders of the Company listed on Annex 1(A) have each executed and delivered restrictive covenant and support agreements in substantially the form attached hereto as Exhibit A (the “Restrictive Covenant and Support Agreements”);

WHEREAS, the board of directors (or similar governing body) of Parent and Merger Sub have each approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, Parent, as the sole shareholder of Merger Sub, has approved and adopted this Agreement, the Merger and the other transactions contemplated by this Agreement pursuant to an action taken by unanimous written consent in accordance with the requirements of the GBCC and the organizational documents of Merger Sub; and

WHEREAS, upon the consummation of the Merger, each issued and outstanding Common Share and share of Restricted Stock will be converted into the right to receive the Per Share Merger Consideration on the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements herein contained, the parties, intending to be legally bound, agree as follows:

Article I

DEFINITIONS

Section 1.01       Definitions. When used in this Agreement, the following terms shall have the respective meanings specified therefor below.

“2023 Earn-out EBITDA” shall have the meaning given to it in Annex 4.

“2024 Earn-out EBITDA” shall have the meaning given to it in Annex 4.

“2025 Earn-out EBITDA” shall have the meaning given to it in Annex 4.

“Accounting Expert” shall have the meaning given to it in Section 2.06(c)(i).

“Adjustment Holdback Amount” shall mean three million dollars ($3,000,000.00).

“Affiliate” of any Person shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, such Person; provided, that for the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by Contract or otherwise; provided, further, that for purposes of Section 3.19 and Section 3.29, an Affiliate of any Person shall also include (a) any Person that directly or indirectly owns, or in which such Person directly or indirectly owns more than five percent (5%) of any class of Equity Interests of such Person, (b) in the case of a corporation, limited liability company or other entity, any officer, director, manager or managing member of such entity, (c) in the case of a partnership, any general partner of such partnership, (d) in the case of a trust, any trustee, settlor or beneficiary of such trust, (e) any spouse, parent, sibling or child or lineal descendant of any individual described in clauses (a) through (d) above, and (f) any trust for the benefit of any individual described in clauses (a) through (e) above.

“Agreed Claim” shall have the meaning given to it in Section 9.05(c).

“Agreement” shall have the meaning given to it in the Preamble.

“Alternate Transaction” shall have the meaning given to it in Section 5.05.

“Anti-Corruption Laws” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010, and any other similar laws, rules, and regulations of any applicable jurisdiction concerning or relating to bribery or corruption.

“Annual Financial Statements” shall have the meaning given to it in Section 3.05(a).

“Article 13” shall have the meaning given to it in Section 2.04(i).

“Backlog Projects” shall have the meaning given to it in Section 3.28(a).

“Balance Sheet Date” shall have the meaning given to it in Section 3.05(a).

“Basket” shall have the meaning given to it in Section 9.04.

“Business” shall mean the business engaged in by the Company as of the Closing Date and during the two (2) years preceding the Closing Date, including the creation, design, sale, marketing, engineering, provision, installation, servicing and/or maintenance of energy related products and solutions such as solar solutions, generators and fuel cells, switchgear, battery storage and microgrids.

“Business Day” shall mean any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Calculation Principles” shall mean the policies, principles, methods, procedures and practices (with consistent classifications and estimation methodologies) set forth in Annex 3 and applied for purposes of calculating the sample working capital calculation included therein (for illustrative purposes only).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (P.L. 116-136), enacted March 27, 2020.

“Cash and Cash Equivalents” shall mean cash, checks, money orders, marketable securities, short-term instruments and other cash equivalents, funds in time and demand deposits or similar accounts, cash security deposits and other cash collateral posted with vendors, landlords, and other parties, and any evidence of indebtedness issued or guaranteed by the United States government. For the avoidance of doubt, Cash and Cash Equivalents will be calculated with regard to deposits in transit but net of outstanding checks.

“Certificate” shall have the meaning given to it in Section 2.04(a).

“Claim” shall mean any claim, suit, action, arbitration, cause of action, complaint, prosecution, demand letter or Proceeding, made or pending (whether civil, criminal, administrative or investigative), whether at law or at equity, before or by any Governmental Entity or any other Person.

“Claim Certificate” shall have the meaning given to it in Section 9.05(a).

“Closing” shall have the meaning given to it in Section 2.07(a).

“Closing Cash” shall mean the aggregate amount of Cash and Cash Equivalents of the Company calculated in accordance with the Calculation Principles as of 11:59 p.m. Eastern Time on the Business Day immediately prior to the Closing Date, less (a) restricted or trapped cash, including cash security deposits and other cash collateral posted with vendors, insurers, landlords or other third Persons, and (b) the amount of any distributions or payments of Cash and Cash Equivalents to any Person from and after 11:59 p.m. Eastern Time on the Business Day immediately prior to the Closing Date and prior to the Closing.

“Closing Date” shall have the meaning given to it in Section 2.07(a).

“Closing Indebtedness” shall mean the aggregate outstanding amount of Indebtedness of the Company immediately prior to the Closing, as determined in accordance with the Calculation Principles.

“Closing Purchase Price” shall mean an amount equal to the sum of (a) Enterprise Value, (b) plus Closing Cash, (c) minus Closing Indebtedness, (d) minus Company Transaction Expenses, and (e) plus the amount of the Working Capital Adjustment (which may be expressed as a negative number), if any.

“Closing Statement” shall have the meaning given to it in Section 2.06(a).

“Closing Working Capital” shall mean the current assets of the Company (excluding Closing Cash and any Income Tax assets and deferred Tax assets) and including non-Income, non-deferred Tax assets less the current liabilities of the Company (excluding Closing Indebtedness, Company Transaction Expenses (to the extent deducted from the Initial Purchase Price or the Closing Purchase Price, as the case may be) and Income Tax Liabilities and deferred Tax liabilities) and including non-Income, non-deferred Tax liabilities determined, unless otherwise required under applicable Law, in accordance with the past practices of the Company in filing Returns and paying Taxes (including reporting positions, jurisdictions and types of Taxes, elections and accounting methods) as determined in accordance with the Calculation Principles as of 11:59 P.M. ET on the Business Day immediately prior to the Closing Date; provided, that notwithstanding anything herein to the contrary, in no event shall the Closing Working Capital for purposes of determining the Working Capital Adjustment exceed eight million five hundred thousand dollars ($8,500,000.00).

“Code” shall mean the United States Internal Revenue Code of 1986, as amended.

“Common Shares” shall mean the common stock, par value $0.01 per share, of the Company, including, except where the context otherwise requires, any shares of Restricted Stock.

“Company” shall have the meaning given to it in the Preamble.

“Company Board” shall have the meaning given to it in the Recitals.

“Company Core Software Assets” shall mean (a) any and all Software owned (or purported to be owned), developed, licensed, marketed, offered, sold or otherwise used or held for use by or on behalf of the Company in the course of Business, including Software that (i) the Company licenses to customers, (ii) to which the Company provides its customers access, or (iii) that the Company uses, in whole or in part, as a platform to provide services to customers, and (b) any and all Software tools used by the Company to develop, distribute or make available, including maintain, support and enhance, any of the foregoing (including all past, current and under development releases, versions, updates, patches, interfaces, extensions, virtualizations and fixes, and any and all documentation required to maintain, support or enhance the Software referred to in subclauses (a) and (b)).

“Company Disclosure Letter” shall mean the disclosure letter delivered concurrently with the execution of this Agreement by the Company to Parent, attached hereto as Annex 2.

“Company Intellectual Property Rights” shall mean any and all of the Intellectual Property Rights listed in Section 3.14(a) of the Company Disclosure Letter, any and all other Company Owned IPR, and any and all other Intellectual Property Rights owned (or purported to be owned by) or used or held for use by the Company or in any Company Products.

“Company IT Systems” shall mean any and all IT Systems owned, licensed, leased, used or held for use by or for the Company to conduct the Business.

“Company Owned IPR” shall mean any and all Intellectual Property Rights or Technology owned (or purported to be owned) by the Company and includes all Intellectual Property Rights required to be set forth on Section 3.14(a) of the Company Disclosure Letter.

“Company Products” shall mean any and all past or current products and services designed, developed, distributed, hosted, manufactured, offered for sale, sold, re-sold, marketed, licensed, supplied, or otherwise provided, including as a platform, by or for the Company (including all versions and releases thereof, and including products supplied or manufactured by a third party), whether already distributed or provided or planned to be distributed or provided, together with any related documentation, materials, or information and includes the Company Core Software Assets.

“Company Transaction Expenses” shall mean, without double counting, all expenses of the Company incurred or to be incurred prior to and through the Closing Date in connection with (a) the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby and the Closing and any transaction with other potential purchasers, or any alternative liquidity event considered with respect to the Company, including, in each case, out-of-pocket costs, fees, commissions and disbursements of financial advisors, attorneys (including, for the avoidance of doubt, any amounts payable to attorneys in respect of broker-dealer related legal services), fiduciaries, accountants and other advisors and service providers, (b) severance payments, sale bonuses, retention payments, and any other change-of-control or similar payments benefits, or compensatory amounts payable to any current or former employee, individual independent contractor, or other individual independent service provider (or any beneficiary or dependent thereof) as a result of, or in connection with the transactions contemplated by this Agreement (including the amount of any employer-side withholding, employment, payroll, or similar Taxes relating to such payments (even if the due date of remittance is deferred under the CARES Act or other analogous Tax Law)) and any amounts payable to gross-up or make whole any Person for income or excise Taxes imposed with respect to such payments, whether under Section 4999 of the Code or otherwise, but excluding, for the avoidance of doubt, (i) any “double trigger” payments, benefits, or compensatory amounts payable to any current or former employee, individual independent contractor, or other individual independent service provider, where the second “trigger” is the termination of such Person’s employment or engagement by Parent or one of its Affiliates, or at the direction of Parent or one of its Affiliates (including the Surviving Corporation) following the Closing, and (ii) any amounts payable as a result of any action taken by, or at the direction of, Parent or any of its Affiliates (including the Surviving Corporation) at or after the Closing, (c) any amounts payable by the Company (prior to and through and including the Closing Date) pursuant to Section 10.01 and which have not been paid as of the Closing, (d) any payment obligations of the Company to any Shareholder or any of its Affiliates, including the amount of any employer-side withholding, employment, payroll, or similar Taxes relating to payments under Section 2.05(c) (except to the extent taken into account in the calculation of Closing Working Capital), (e) fifty percent (50%) of any fees, charges and expenses for the Paying Agent and (f) all employer-side withholding, employment, payroll or similar Taxes relating to (x) amounts forgiven, including the outstanding principal and any interest or other amounts payable thereon, in respect of the Shareholder Notes and (y) the Restricted Stock Consideration payable to the Restricted Stock Holders. For the sake of clarity, the Restricted Stock Consideration shall not constitute a Company Transaction Expense.

“Completed Contract Adjustment Amount” means one million five hundred thousand dollars ($1,500,000.00).

“Confidentiality Agreement” shall mean that certain Mutual Non-Disclosure and Confidentiality Agreement, dated as of April 26, 2022, by and between Parent and the Company.

“Continuing Employees” has the meaning set forth in Section 5.13(a).

“Contract” shall mean any note, bond, mortgage, indenture, guarantee, license, franchise, permit, agreement, contract, commitment, purchase order, letter of intent, or other instrument or obligation (whether oral or written), and any amendments thereto.

“Copyleft Terms” shall mean any terms of a copyleft or other open source license (including, by way of example only, the GNU’s General Public License (GPL), Lesser/Library GPL (LGPL), the Mozilla Public License, the Sun Industry Standards License (SISL) and the Affero General Public License (AGPL)) that require, as a condition of use, modification, distribution or other exploitation of the licensed Software, that (a) any proprietary Software (or other Technology) that is integrated or bundled with, linked with, distributed with, used or modified in the development or compilation of, or otherwise used in or with such licensed Software, be (i) licensed, sold, disclosed, distributed, hosted or otherwise made available, including in source code form or for the purpose of making derivative works or distribution, for any reason, or (ii) made available in connection with any license, sublicense or distribution of such Software (or other Technology) at no charge or minimal charge; (b) the owner of such proprietary Software (or other Technology) grant the right to decompile, disassemble, reverse engineer or otherwise derive the source code or underlying structure of any such proprietary Software (or other Technology); (c) the ability to charge license fees or otherwise seek compensation in connection with marketing, licensing or distribution of any such proprietary Software (or other Technology) or any Intellectual Property Rights therein or thereto be limited in any manner; or (d) any limitation, restriction or condition on the right or ability of the owner of such Software (or other Technology) to enforce any Intellectual Property rights in or to such Software (or other Technology).

“Copyrights” shall mean any and all U.S. and non-U.S. copyrights and similar rights (including any registrations and applications therefor and whether registered or unregistered), including copyrights and rights in Software, mask works, database rights, moral rights, arbitration rights, neighboring rights and similar intellectual property rights, including any of the foregoing that may vest in any design or other Trademark, and all other rights with respect to Works of Authorship.

“Data Protection Requirements” shall mean, collectively, all applicable Laws, internal and external Company policies and Contracts in all relevant jurisdictions relating to data privacy, data security and data protection.

“Data Room” shall have the meaning given to it in Section 1.02(b).

“Databases” shall have the meaning set forth in the definition of “Technology”.

“Disputed Amounts” shall have the meaning given to it in Section 2.06(c).

“Dissenting Shares” shall have the meaning given to it in Section 2.04(i).

“DOJ” shall mean the United States Department of Justice.

“DOL” shall have the meaning given to it in Section 3.11(b).

“Domain Names” shall have the meaning set forth in the definition of “Technology”.

“Earn-out Payment” shall have the meaning given to it in Section 2.08(a).

“Earn-out Period” shall mean, as applicable, each of the trailing twelve (12) month periods ending (i) December 31, 2023, (ii) December 31, 2024 and (iii) December 31, 2025.

“Earn-out Report” shall have the meaning given to it in Section 2.08(b).

“EBITDA” shall mean, with respect to any Person for any period, an amount equal to (i) consolidated net income (or loss), plus (ii) all amounts deducted in calculating such net income (or loss) for depreciation or amortization, plus (iii) all interest expense (less interest income) deducted in calculating such net income (or loss) and plus (iv) all taxes on or measured by income to the extent deducted in calculating such net income (or loss), in each case to the extent reflected as a charge or reduction in determining such net income or loss in the unaudited financial statements for such period, calculated in accordance with GAAP. The calculation of EBITDA shall be based on the “percentage completion - output method of accounting” used by the Company as of the date hereof. The calculation of EBITDA shall include as expense items, without duplication: (i) an amount equal to (x) the premium paid by the Company under each insurance policy held by the Company at the Closing (provided, that such premium shall be proportionally adjusted from time to time to reflect any increase or decrease in Parent’s corresponding insurance policies) and (y) deductibles actually paid in respect of the policies set forth on Section 3.25 of the Company Disclosure Letter, (ii) any amounts incurred by Parent or its Affiliates (other than the Surviving Corporation) during the applicable period pursuant to any budget, forecasts or as otherwise may be mutually agreed between Parent and the Shareholders’ Representative and any reasonable expenses or other third-party charges incurred by Parent or its Affiliates (other than the Surviving Corporation) during the applicable period, in each case, to the extent they are directly related to the business of the Surviving Corporation (including with respect to the acquisitions of goods and services, sales and marketing, general, administrative, overhead and other expenses), and (iii) two hundred and fifty thousand dollars $250,000.00 per year in respect of general overhead expense. With respect to Parent and its Affiliates (other than the Surviving Corporation) products or services that are cross-sold by the Surviving Corporation with products or services of the Surviving Corporation, the Surviving Corporation’s EBITDA shall be increased only by the delta over the quoted Parent rate (or the quoted rate of Parent’s Affiliate, as applicable) for such products and services. In connection with any acquisition by the Surviving Corporation of any operating assets, business or line of business (whether by merger, asset purchase, merger, consolidation or equity purchase), Parent and the Shareholders’ Representative shall cooperate in good faith to adjust EBITDA to reflect the one-time cost and economic impact resulting from such transaction.

“Effective Time” shall have the meaning given to it in Section 2.01.

“Eligible Shareholder” shall mean each Shareholder who executes and delivers to Parent a completed Letter of Transmittal, and other than in respect of any Dissenting Shares or Equity Interests held by the Company in treasury.

“Employee Benefit Plans” shall have the meaning given to it in Section 3.11(a).

“End Date” shall have the meaning given to it in Section 8.01(b)(ii).

“Enterprise Value” shall mean one hundred and seventy million dollars ($170,000,000).

“Environmental Law” shall mean any Law, Order or other requirement of Law, including common law, relating to pollution, natural resources, endangered or threatened species, the protection or restoration of the environment, the protection of human health or safety (to the extent concerned with the exposure to Hazardous Materials), or Hazardous Materials.

“Equity Interests” shall mean all shares, interests, participations, or other equivalents (however designated) of capital stock of a corporation and any ownership interests in a Person (other than a corporation), including membership interests, partnership interests, joint venture interests, and beneficial interests, and any all warrants, options, convertible or exchangeable securities, or other rights to purchase or otherwise acquire any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) (whether or not incorporated) that would be treated together with any other person (as defined in Section 3(9) of ERISA) (whether or not incorporated) as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Account” shall mean the escrow account established pursuant to the Escrow Agreement.

“Escrow Agent” shall mean U.S. Bank National Association.

“Escrow Agreement” shall mean the Escrow Agreement to be entered into on the Closing Date among Parent, the Shareholders’ Representative and the Escrow Agent, in the form attached hereto as Exhibit C.

“Estimated Closing Cash” shall have the meaning given to it in Section 2.05(a).

“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.05(a).

“Estimated Closing Statement” shall have the meaning given to it in Section 2.05(a).

“Estimated Closing Working Capital” shall have the meaning given to it in Section 2.05(a).

“Estimated Company Transaction Expenses” shall have the meaning given to it in Section 2.05(a).

“Estimated Working Capital Adjustment” shall mean an amount (which may be expressed as a negative number) equal to the amount of the Estimated Closing Working Capital less the Target Working Capital.

“Events” shall have the meaning set out in the definition of “Material Adverse Effect”.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exchange Fund” shall have the meaning given to it in Section 2.04(h)(ii).

“Expense Fund” shall mean the account containing the Expense Fund Amount, established and maintained by the Shareholders’ Representative pursuant to Section 2.11(e).

“Expense Fund Amount” shall mean an amount of $150,000.00.

“Existing Lease” shall have the meaning given to it in Section 2.07(b)(xiii).

“Financial Statements” shall have the meaning given to it in Section 3.05(a).

“FIRPTA Certificate” shall have the meaning given to it in Section 2.07(b)(vii).

“FPA” means the Federal Power Act, 16 U.S.C. 791a et. seq., as amended and the rules and regulations adopted by FERC thereunder.

“Fraud” means, with respect to a party, an actual and intentional misrepresentation of a material fact made by such party, (a) with respect to the Company, to the Knowledge of the Company, or (b) with respect to Parent, to Parent’s actual knowledge of its falsity, and made for the purpose of inducing the other party to act, and upon which the other party justifiably relies with resulting Losses.

“FTC” means the United States Federal Trade Commission.

“Fundamental Representations” shall have the meaning given to it in Section 9.01.

“GAAP” shall mean generally accepted accounting principles of the United States of America consistently applied, as in effect from time to time.

“GBCC” shall have the meaning given to it in the Recitals.

“General Indemnity Escrow Amount” shall mean five million dollars ($5,000,000) together with any earnings thereon, which amount is to be deposited by Parent with the Escrow Agent into the Escrow Account in accordance with the terms of this Agreement and held and released pursuant to the terms and subject to the conditions set forth in this Agreement and the Escrow Agreement.

“Governmental Entity” shall mean any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory, administrative or quasi-governmental authority, branch, office agency, commission or other governmental or regulatory agency or authority or any securities exchange, or any court, tribunal, or arbitral or judicial body (including any grand jury), whether domestic or foreign.

“Hazardous Material” shall mean any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive, or toxic or a pollutant or a contaminant, or words of similar import, under or pursuant to any Law, Order or requirement of Law, including any admixture or solution thereof, and specifically including chlorinated solvents, petroleum and all derivatives thereof or synthetic substitutes therefor, petroleum byproducts, petroleum breakdown products, asbestos, asbestos-containing materials, mold, radon, flammable substances, explosive substances, urea formaldehyde foam insulation, polychlorinated biphenyls, per- and polyfluoroalkyl substances, and any other substances regulated under Environmental Law at any time prior to, on or after the Closing Date.

“HSR Act” means the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Inbound License Agreement” shall mean any agreement granting to the Company any right to use or otherwise practice or exploit any Intellectual Property Right or Technology (whether by license, sublicense, covenant not to assert or otherwise), other than licenses to the Company of Off-the-Shelf Software.

“Income Tax” means any federal, state, local, or non-U.S. Tax measured by or imposed on net or gross income (however denominated, including franchise, margin and similar taxes).

“Income Tax Liability Amount” shall mean, without duplication, an amount equal to the sum of (i) an amount (not less than zero in any jurisdiction) equal to the sum of all current Liabilities for unpaid Income Taxes of the Company for all Pre-Closing Periods or the portion of any Overlap Periods allocated to the Shareholders (determined in accordance with Section 7.01(d)), in each case, calculated (A) in a manner consistent with the past practices and procedures of the Company in filing Returns and paying Taxes (including reporting positions, jurisdictions and types of Taxes, elections and accounting methods), to the extent permitted under applicable Law and assuming, for this purpose, that the completed contract method of accounting with respect to the Company’s long-term construction contracts is permitted under applicable Law, (B) without regard to any election made under Section 336 or 338 of the Code in connection with the transactions contemplated by this Agreement, (C) without regard to any deferred Income Tax liabilities established to reflect timing differences between book and Tax income and (D) without regard to any transactions with respect to the Company outside the ordinary course of business taken on the Closing Date after the Closing (except to the extent expressly contemplated under this Agreement), (E) taking into account Transaction Tax Deductions to the extent “more likely than not” deductible in the Tax period ending on the Closing Date, (F) by taking into account any net operating loss carryover or capital loss carryover of the Company to the extent available, and taking into account (1) the Closing and (2) any Taxes resulting from any adjustment pursuant to Section 481 of the Code (or any similar provision of state, local or foreign Tax law) with respect to any accounting method change effected on or prior to the Closing Date and (3) any Taxes resulting from any inclusion under Section 951 or Section 951A of the Code as a result of any transaction effected prior to the Closing or under Section 965 of the Code (including as a result of an election under Section 965(h) of the Code and/or any other application of Section 965 of the Code) and (ii) the Completed Contract Adjustment Amount.

“Indebtedness” of any Person shall mean and include, without duplication, (a) indebtedness for borrowed money or indebtedness issued or incurred in substitution or exchange for indebtedness for borrowed money, (b) amounts owing as deferred or unpaid purchase price for assets, property or services, including all seller notes, royalties, true-ups, indemnification, “earn-out” payments and other similar payments, (c) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument, (d) indebtedness secured by a Lien on assets or properties of such Person, (e) customer deposits, advances, prepayments, deferred or unearned revenue or obligations or commitments to repay deposits or other amounts advanced by third parties, (f) any liability of such Person in respect of banker’s acceptances, performance bonds, surety bonds, letters of credit or similar obligations (to the extent drawn upon or payable and not contingent), (g) any obligations under any interest rate, collar, cap, forward contract, currency or other hedging agreement, (h) all obligations of such Person as lessee under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (i) any Income Tax Liability Amount, and any Taxes for the Pre-Closing Period deferred pursuant to the CARES Act and Deferring Payroll Tax Presidential Memorandum which have not been paid as of the Closing Date, (j) accrued, unpaid and outstanding severance payments, benefits or obligations payable, due or owed to former employees of the Company terminated prior to the Closing, other than any such employees who are terminated prior to the Closing at the direction of Parent or any of its Affiliates, and earned, accrued and unpaid cash bonuses through Closing, (k) unfunded or underfunded liabilities under defined benefit pension and nonqualified deferred compensation plans, (l) deferred rent under lease obligations, (m) unclaimed property, (n) the endorsement of negotiable instruments for collection, (o) all accrued, unpaid and outstanding obligations under long term accrued management compensation and profit sharing arrangements, (p) accrued warranty Losses, (q) any obligations or Liabilities in connection with alterations or improvements under any lease or similar agreement, (r) direct or indirect guarantees or other contingent liabilities (including so called “make-whole”, “take-or-pay” or “keep-well” agreements) with respect to any indebtedness, obligation, claim or liability of any other Person of a type described in clauses (a) through (q) above, or (s) with respect to any indebtedness, obligation, claim or liability of a type described in clauses (a) through (q) above, all accrued and unpaid interest, premiums, penalties, breakage costs, unwind costs, fees, termination costs, redemption costs, expenses and other charges with respect thereto.

“Indemnified D&O Parties” shall have the meaning given to it in Section 5.11.

“Indemnified Party” shall have the meaning given to it in Section 9.05(a).

“Indemnifying Party” shall have the meaning given to it in Section 9.05(a).

“Initial Purchase Price” shall mean an amount equal to the sum of (a) Enterprise Value, (b) plus Estimated Closing Cash, (c) minus Estimated Closing Indebtedness, (d) minus the Estimated Company Transaction Expenses, and (e) plus the Estimated Working Capital Adjustment (which may be expressed as a negative number), if any.

“Intellectual Property Rights” shall mean any and all rights (anywhere in the world, whether statutory, common law or otherwise) relating to, arising from, or associated with intellectual property or industrial property, including (a) Patents; (b) Copyrights; (c) rights in, to, or with respect to Software; (d) industrial design rights and registrations thereof and applications therefor; (e) rights in, to, or with respect to Trademarks, and all registrations thereof and applications therefor; (f) rights in, to, or with respect to Domain Names, including registrations thereof and applications therefor; (g) rights in, to, or with respect to Trade Secrets, including rights to limit the use or disclosure thereof by any Person; (h) rights in, to, or with respect to Databases, including registrations thereof and applications therefor; (i) publicity and privacy rights, including all rights in, to, or with respect to use of a Person’s name, signature, likeness, image, photograph, voice, identity, personality, and biographical and personal information and materials; and (j) any rights equivalent or similar to any of the foregoing.

“Interim Financial Statements” shall have the meaning given to it in Section 3.05(a).

“IRS” shall mean the United States Internal Revenue Service.

“IT Systems” shall mean any and all information technology, telecommunications, or data processing assets, systems, equipment, facilities or services, including any and all computers, Software, hardware, servers, sites, circuits, networks, data communications lines, routers hubs, switches, interfaces, websites (including content thereon), communications facilities, platforms and related systems and services, whether outsourced, cloud based or otherwise.

“Key Employees” shall mean the individuals listed on Annex 1.

“Knowledge of the Company” the knowledge of the individuals set forth in Section 1.01(a) of the Company Disclosure Letter after reasonable inquiry and investigation by such individuals of the Company’s books, records and applicable personnel.

“Know-How” shall mean any and all know-how, including ideas, concepts, methods, methodologies, techniques, formulas, patterns, procedures and processes.

“Law” shall mean any statute, law, ordinance, policy rule or regulation of any Governmental Entity and all judicial interpretations thereof.

“Letter of Transmittal” shall mean a letter of transmittal substantially in the form of Exhibit D attached hereto.

“Liabilities” shall mean any and all Indebtedness, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, including any liabilities for Taxes.

“Liens” shall mean any liens, security interests, options, rights of first refusal, claims, easements, mortgages, charges, indentures, deeds of trust, rights of way, restrictions on the use of real property, encroachments, licenses to third parties, leases to third parties, security agreements, or any other encumbrances.

“Loss” or “Losses” shall mean, without duplication, (a) any and all claims, actions, causes of action, judgments, awards, penalties, Liabilities, losses, Taxes, costs or damages, fees, commissions and expenses of attorneys, accountants, fiduciaries and other professional advisors, whether involving a dispute solely between the parties hereto or otherwise, and (b) any losses or costs incurred in investigating, defending or settling any of Claim described in clause (a), whether or not the underlying Claim is actually asserted or is merely alleged or threatened.

“Material Adverse Effect” shall mean any event, circumstance, development, state of facts, occurrence, financial condition, change or effect (collectively, “Events”) that has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (a) the business, assets, condition (financial or otherwise), liabilities or results of operations of the Company or (b) the ability of the Company or the Shareholders to consummate the transactions contemplated hereby; provided, however, that, for the purposes of clause (a) only, none of the following (either alone or in combination with any other Event) shall constitute or be deemed to contribute to a “Material Adverse Effect” and otherwise shall not be taken into account, either alone or in combination, in determining whether a Material Adverse Effect has occurred or is reasonably expected to occur: any adverse Event arising from or relating to (i) general business, industry or economic conditions or the financing, banking, currency or capital markets in general, (ii) the effect of any change that generally affects any industry in which the Company operates, (iii) any failure by the Company to meet its internal financial projections, estimates or budgets (provided that this clause (iii) shall not prevent a determination that any Event underlying such failure constitutes a Material Adverse Effect), (iv) national or international political or social conditions, including the engagement by the United States or any other country or group in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States or any other country, or any of their respective territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States or any other country or group, (v) changes in Laws or changes in accounting requirements or principles after the date hereof including the interpretation and enforcement thereof, (vi) any epidemics, pandemics, disease outbreaks or other public health emergencies or (vii) changes resulting from the announcement of this Agreement or the transactions contemplated hereunder, including the identity of the Parent or its Affiliates; provided that clauses (i), (ii), (iv), (v) and (vi) shall not apply to the extent such Event has a disproportionate impact on the Company when compared to other similarly situated businesses.

“Material Contract” shall have the meaning given to it in Section 3.16(a).

“Merger” shall have the meaning given to it in the Recitals.

“Merger Consideration” shall mean an amount equal to the sum of: (a) the Closing Purchase Price plus (b) each Earn-out Payment as the same becomes due and payable, if any.

“New Lease” means that certain Lease Agreement by and between CH Realty IX-LPC I Atlanta Forsyth, L.P., as landlord, and Ravenvolt, Inc., as Tenant, dated July 28, 2022.

“New Plan” shall have the meaning given to it in Section 5.13(b).

“Non-PEO Benefit Plan” shall have the meaning given to it in Section 3.11(a).

“Notice of Objection” shall have the meaning given to it in Section 2.06(b)

“OFAC” shall have the meaning given to it in the definition of “Sanctions”.

“Off-the-Shelf Software” shall mean Software that is used solely internally, that is not customized, and that is commercially available, off-the-shelf Software licensed on standard terms to any Person for a license fee, royalty or other consideration of no more than one thousand dollars (US$1,000) per copy or user.

“Open Source Technology” shall mean any Software or other Technology that is distributed under an open source license (including, by way of example only, the GNU General Public License, GNU Lesser General Public License, Affero General Public License, Apache License, Mozilla Public License, BSD License, MIT License, Common Public License, any derivative of any of the foregoing licenses), any other license approved as an open source license by the Open Source Initiative, or any similar license (including Copyleft Terms).

“Order” shall mean any judgment, order, injunction, decree, or writ of any Governmental Entity or any arbitrator.

“Other IP” shall have the meaning given to it in Section 3.14(a).

“Outbound License Agreement” shall mean any agreement under which the Company grants licenses or other rights in or to use or otherwise practice or exploit any Intellectual Property Right other than any non-exclusive licenses granted to Company’s customers in the ordinary course in connection with such customers utilizing the services and technology provided by the Company.

“Overlap Period” shall mean the portion of any taxable year or period beginning on or before and ending after the Closing Date.

“Overlap Period Return” shall have the meaning given to it in Section 7.01(b).

“Parachute Payment Waiver” shall have the meaning given to it in Section 5.10(a).

“Parent” shall have the meaning given to it in the Preamble.

“Parent Arrangements” shall have the meaning given to it in Section 5.10(a).

“Parent Indemnitees” shall have the meaning given to it in Section 9.02.

“Patents” shall mean any and all U.S. and non-U.S. patents and patent applications (including any continuations, continuations in part, divisionals, reissues, renewals and applications for any of the foregoing), inventor’s certificates, utility model rights and similar rights, petty patents and applications therefor, including all rights to sue and collect damages for past, present and future infringements thereof.

“Paying Agent” shall mean U.S. Bank National Association (in its capacity as the payments administrator) or another Person mutually agreed upon by Parent and the Company.

“Paying Agent Agreement” shall mean the Paying Agent Agreement to be entered into on the Closing Date among Parent, Shareholders’ Representative and the Paying Agent, in the form attached hereto as Exhibit E.

“PEO Benefit Plan” shall have the meaning given to it in Section 3.11(a).

“Permits” shall have the meaning given to it in Section 3.09.

“Permitted Liens” shall mean (a) Liens consisting of zoning, building code or planning restrictions or regulations, easements, Permits, restrictive covenants, encroachments, rights-of-way and other restrictions or limitations on the use of real property or irregularities in, or exceptions to, title thereto which, individually or in the aggregate, do not materially detract from the value of, or impair the use of, such property by the Company, (b) Liens for Taxes not yet due and payable or which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been made with respect thereto in accordance with GAAP, (c) mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing amounts that are not past due, and for which adequate reserves have been made with respect thereto in accordance with GAAP and (d) interests of parties other than the Company in leases, subleases and similar agreements set forth in Section 3.18(a) of the Company Disclosure Letter.

“Person” shall mean and include an individual, a partnership, a limited partnership, a limited liability partnership, a joint venture, a corporation, a limited liability company, an association, a trust, an unincorporated organization, a group and a Governmental Entity.

“Personal Data” shall mean any information relating to an identified or identifiable natural person; an identifiable natural person is one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person.

“Per Share Merger Consideration” shall mean an amount equal to (x) the Merger Consideration divided by (y) the sum of (A) number of Common Shares outstanding as of immediately prior to the Effective Time, and (B) the number of shares of Restricted Stock outstanding as of immediately prior to the Effective Time. Notwithstanding the foregoing, (i) the Per Share Merger Consideration payable to any Shareholder or Restricted Stock Holder in connection with the Closing shall be reduced by any required federal and state Tax withholding with respect to compensation income recognized by such Shareholder as a result of the forgiveness of the outstanding principal, and any interest or other amounts payable thereon, in respect of the Shareholder Notes held by such Shareholder, and by such Restricted Stock Holder in connection with payment of the Per Share Merger Consideration, and (ii) the aggregate amount of the Per Share Merger Consideration payable to the Shareholders identified on Section 1.01(c) of the Company Disclosure Letter shall be reduced by all amounts payable by such Shareholder pursuant to the Contracts specified on Section 1.01(c) of the Company Disclosure Letter (whether or not currently due and payable) in satisfaction of any such amounts actually netted pursuant to this provision.

“Pipeline Opportunities” shall have the meaning given to it in Section 3.28(b).

“Pre-Closing Period” shall mean all taxable years or other taxable periods that end on or before the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period ending on and including the Closing Date.

“Pre-Closing Refund” means, without duplication, any and all Tax refunds (including refunds arising by reason of estimated Tax payments made on or before the Closing Date) or credits in lieu thereof, together with any and all interest paid or credited with respect thereto, but net of any Taxes or reasonable out-of-pocket expenses incurred in connection with the receipt thereof arising (a) with respect to any Pre-Closing Period or the portion of any Overlap Period of the Company allocated to the Shareholders (determined in accordance with Section 7.01(d)) or (b) with respect to any Tax indemnified by the Shareholders pursuant to Article IX; provided, that Pre-Closing Refunds shall not include any refunds or credits (i) taken into account as a reduction in the Income Tax Liability Amount otherwise payable or an increase to Closing Working Capital, in each case as finally determined or (ii) attributable to the carryback of a Tax item attributable to a Tax period (or portion thereof) beginning after the Closing Date to a Pre-Closing Tax Period.

“Pre-Closing Return” shall have the meaning given to it in Section 7.01(a).

“Pre-Closing Taxes” shall mean (a) any and all Taxes of the Company for any Pre-Closing Period (including, for the avoidance of doubt, all Taxes that relate to the portion of an Overlap Period allocable to the Shareholders under Section 7.01(d)); (b) any and all Taxes of another Person for which the Company is responsible (under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law)) as a result of being a member of an affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law, on or before the Closing Date; (c) any and all Taxes of any Person imposed on the Company as a transferee or successor, by Contract or otherwise (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax), which Taxes relate to an event or transaction occurring before the Closing; and (d) Transfer Taxes to the extent of the obligations of the Shareholders with respect thereto under Section 7.01(e) (Transfer Taxes).

“Pro Rata Share” shall mean, with respect to each Shareholder and each Restricted Stock Holder, a percentage equal to the percentage set forth opposite such Person’s name in Section 3.03(a)(i) of the Company Disclosure Letter.

“Proceeding” shall mean any legal, administrative, arbitral or other proceeding, suit, inquiry, audit, action or investigation by any Person, Governmental Entity or industry group.

“PUHCA” means the Public Utility Holding Company Act of 2005, and FERC’s implementing regulations adopted thereunder.

“Purchase Price Adjustment” shall have the meaning given to in Section 2.06(d).

“Real Property Leases” shall have the meaning given to it in Section 3.18(a).

“Release” (and any derivations thereof) shall mean any release, spilling, leaking, pumping, pouring, discharging, emitting, emptying, escaping, leaching, injecting, dumping, dumping, abandonment, disposing or migrating into or through the indoor or outdoor environment.

“Representatives” of any Person shall mean such Person’s directors, managers, officers, employees, agents, attorneys, consultants, advisors, financing sources or other Persons acting on behalf of such Person.

“Requisite Shareholder Approval” shall have the meaning given to it in Section 3.02(a).

“Restricted Stock” shall mean each award of Common Shares that is subject to vesting restrictions, as set forth on Section 3.03(a)(i) of the Company Disclosure Letter.

“Restricted Stock Agreement Amendments” shall mean those certain amendments to the award agreements governing each outstanding award of Restricted Stock by and between the Company and each Restricted Stock Holder, in form and substance reasonably acceptable to Parent, that will permit the Company to treat the Restricted Stock awards in the manner specified by Section 2.04(b) of this Agreement.

“Restricted Stock Consideration” shall have the meaning given to it in Section 2.04(b).

“Restricted Stock Holders” shall mean the individuals who held shares of Restricted Stock immediately prior to the Effective Time, whose names are set forth on Section 3.03(a)(i) of the Company Disclosure Letter.

“Restrictive Covenant and Support Agreements” shall have the meaning given to it in the Recitals.

“Returns” shall mean all U.S. federal, state, local and foreign returns, information statements, forms, reports (including elections, declarations, disclosures, schedules, estimates and informational Tax returns), claims for refund, or other documents and any amendments thereto, filed (whether or not required to be filed) or required to be filed with any taxing authority, relating to the determination, assessment or collection of any Tax.

“Sanctioned Country” shall mean, at any time, a country, region or territory which is itself the subject or target of any comprehensive Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine and such other regions of Ukraine as have been Sanctioned, including the so-called Donetsk People’s Republic and the Luhansk People’s Republic).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, or by the United Nations Security Council, the European Union or any European Union member state; (b) any Person operating, organized or resident in a Sanctioned Country; (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b); or (d) otherwise a target of Sanctions (“target of Sanctions” signifying a person with whom a U.S. Person would be prohibited or restricted by law from engaging in trade, business, or other activities).

“Sanctions” shall mean (a) economic or financial sanctions or trade embargoes imposed, administered, or enforced from time to time by (i) U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”) or any other U.S. government authority or department, (ii) Her Majesty’s Treasury of the United Kingdom, (iii) the European Union or any European Union member state or (iv) the United Nations Security Council; and (b) any other applicable sanctions laws and regulations.

“Sanctions Authority” shall mean OFAC, BIS, the U.S. Department of State, Her Majesty’s Treasury, or any other governmental institution or agency administering laws, regulations, or restrictive measures relating to Sanctions.

“Securities Act” means the Securities Act of 1933, as amended.

“Seller Indemnitees” shall have the meaning given to it in Section 9.03.

“Setoff Amount” shall have the meaning given to it in Section 9.08(a).

“Shareholder” means the holders of all issued and outstanding Common Shares at or prior to the Effective Time.

“Shareholder Notes” shall mean the promissory notes between the Company and certain Shareholders set forth on Section 1.01(b) of the Company Disclosure Letter.

“Shareholders’ Representative” shall have the meaning given to it in the Preamble.

“SIG” means a standards-setting organization, industry body, consortium, or other multi-party special interest group, including any of the foregoing that may be organized, funded, sponsored, formed or operated, in whole or in part, by any Governmental Entity, that could require or obligate the Company to grant or offer to any other Person any license or right to any Intellectual Property Rights.

“Social Media” shall have the meaning set forth in the definition of “Technology”.

“Software” shall mean any and all (a) applications, programs, and code, algorithms, heuristics, models and methodologies, in each case, whether in source code or object code or other form, (b) testing, validation, verification and quality assurance materials, (c) Databases, (d) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, (e) all documentation, including user manuals, web materials and architectural and design specifications and training materials, relating to any of the foregoing, (f) software development processes, practices, methods and policies recorded in permanent form, relating to any of the foregoing, and (g) performance metrics, sightings, bug and feature lists, build, release and change control manifests recorded in permanent form, relating to any of the foregoing.

“State Commission” has the meaning ascribed thereto in 16 U.S.C. § 796(15).

“Subsidiary”, with respect to any Person, shall mean (a) any corporation more than fifty percent (50%) of the stock of the Equity Interests which having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Equity Interests of such corporation shall have or might have voting power by reason of the happening of any contingency) is owned by such Person directly or indirectly through one or more subsidiaries of such Person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person directly or indirectly through one or more subsidiaries of such Person has more than a fifty percent (50%) Equity Interest.

“Support Agreements” shall mean the Support Agreements to be entered into among Parent, the Company and certain Shareholders, in the form attached hereto as Exhibit B.

“Surviving Corporation” shall have the meaning given to it in Section 2.01.

“Target Working Capital” shall mean five million five hundred thousand dollars $5,500,000.00.

“Tax Matter” shall have the meaning given to it in Section 7.02(a).

“Taxes” shall mean all United States federal, state, local, foreign and other taxes, including income, estimated, franchise, profits, gross receipts, capital gains, capital stock, transfer, sales, use, value added, employment, occupation, workers compensation, disability, property, excise, severance, windfall profits, premium, stamp, escheat, liabilities, license, payroll, social security, withholding and other taxes, (and any assessments, charges, duties, fees, levies or other governmental charges in the nature of a tax), in each case whether payable directly or by withholding, whether or not requiring the filing of a Return and whether or not disputed, and all additions to tax, penalties and interest with respect thereto (or in lieu thereof) and shall include any liability for such amounts as a result of (a) being a transferee or successor or member of a combined, consolidated, unitary or affiliated group, or (b) a contractual obligation to indemnify any Person (other than any commercial agreement the principal purpose of which is not Taxes).

“Technology” shall mean any and all (a) technology, algorithms, models, techniques, Know-How, inventions, discoveries, improvements, and invention disclosures (whether patentable or unpatentable and whether or not reduced to practice); (b) technical, engineering, manufacturing, product, marketing, servicing, financial, supplier, personnel and other information and materials; (c) supplier lists, manufacturer lists, customer lists, customer contact and registration information, customer correspondence and customer purchasing histories; (d) specifications, designs, models, devices, prototypes, schematics and development tools; (e) Software, websites, user interfaces, content, images, graphics, text, photographs, artwork, audiovisual works, sound recordings, graphs, drawings, reports, analyses, writings, and other works of authorship and copyrightable subject matter or subject matter entitled to mask work protection (“Works of Authorship”); (f) databases, conversions, interpreters and compilations, including any and all data and collections of data, whether machine readable or otherwise (“Databases”); (g) domain names, uniform resource locators and other names and locators associated with the Internet (“Domain Names”); (h) social media and mobile communications accounts, identifiers, user names, handles or short code designations (“Social Media”); and (i) Trade Secrets.

“Third Party Claim” shall have the meaning given to it in Section 9.06(a).

“Top Customers” shall have the meaning given to it in Section 3.20.

“Top Vendors” shall have the meaning given to it in Section 3.20.

“Trade Compliance Laws” shall mean any requirement of Law relating to the regulation of exports, re-exports, imports, transfers, releases, shipments, transmissions or any other provision of goods, technology, software or services, including without limitation: (a) Laws enforced by U.S. Customs and Border Protection; (b) the Arms Export Control Act and the International Traffic in Arms Regulations (22 C.F.R. Part 120 et seq.) administered by the U.S. Department of State’s Directorate of Defense Trade Controls; (c) the Export Administration Regulations (15 C.F.R. Parts 730 et seq.) administered by the U.S. Department of Commerce’s Bureau of Industry and Security; (d) the U.S. anti-boycott Laws administered by the U.S. Department of Commerce’s Bureau of Industry and Security and the U.S. Department of the Treasury’s International Revenue Service; (e) all Laws concerning exports and imports administered by the U.S. Census Bureau; and (f) Sanctions.

“Trade Secrets” shall mean any and all trade secrets and other proprietary or confidential information including ideas, formulas, compositions, unpatented inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, financial and accounting data, technical data, Personal Data, customer lists, supplier lists, business plans, know-how, formulae, pattern, compilation, program, device, methods (whether or not patentable), specifications, designs, analyses, processes, procedures, source code, object code, and techniques, research and development information, industry analyses, drawings, databases, data collections and related information.

“Trademarks” shall mean any U.S. and non-U.S. (including state, national or supranational) registered and unregistered trademarks, service marks, trade dress, trade names, general intangibles of like nature, and other indicia of source, origin, endorsement, sponsorship or certification, designs, industrial designs, product packaging shape, and other elements of product and product packaging appearance together with all registrations and applications for registration of any of the foregoing and all goodwill related to any of the foregoing.

“Transaction Tax Deductions” means, without duplication, any and all deductions or losses of the Company for Tax purposes relating to or arising from (a) Company Transaction Expenses and amounts that would be Company Transaction Expenses but for the payment thereof prior to the Closing; (b) any pay down or satisfaction of Indebtedness; (c) the payment of any fees, expenses, premiums or penalties with respect to the prepayment or satisfaction of Indebtedness or the write-off or acceleration of the amortization of deferred financing costs associated with Indebtedness in connection with the transactions contemplated by this Agreement; (d) amounts forgiven, including the outstanding principal and any interest or other amounts payable thereon, in respect of the Shareholder Notes; (e) the aggregate Per Share Merger Consideration due at Closing to the Restricted Stock Holders pursuant to Section 2.04(b) or (f) any other deductible payments attributable to the transactions contemplated by this Agreement in each case to the extent economically borne by the Shareholders as a reduction to the Closing Purchase Price. For purposes of the foregoing, the Parties agree to treat any deductions related to “success-based fees” as being seventy percent (70%) deductible in accordance with IRS Revenue Procedure 2011-29.

“Transfer Taxes” shall have the meaning given to it in Section 7.01(e).

“Treasury Regulations” shall mean the Treasury Regulations promulgated pursuant to the Code, as amended from time to time, including the corresponding provisions of any successor regulations.

“USCO” shall mean the United States Copyright Office.

“USPTO” shall mean the United States Patent and Trademark Office.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar state, local, municipal, or foreign Law.

“Working Capital Adjustment” shall mean an amount (which may be expressed as a negative number) equal to the amount of the Closing Working Capital less the Target Working Capital.

“Works of Authorship” shall have the meaning set forth in the definition of “Technology”.

Section 1.02          Construction. In this Agreement, unless the context otherwise requires:

(a)            references to “writing” or comparable expressions include a reference to facsimile transmission or comparable means of communication (including electronic mail, provided the sender complies with the provisions of Section 10.04 hereof);

(b)            the phrases “delivered” or “made available” shall mean that the information referred to has been physically or electronically delivered to the relevant parties (including, in the case of “made available” to Parent and Merger Sub, material that has been posted, retained and thereby made available to Parent and/or Merger Sub through the online “virtual data room” established by the Company in connection with the transactions contemplated by this Agreement (the “Data Room”)) at least two (2) Business Days prior to the Closing Date;

(c)            words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)            references to Articles, Sections, Annexes, Sections of the Company Disclosure Letter, the Preamble and Recitals are references to articles, sections, annexes, disclosure schedules, the preamble and recitals of this Agreement, and the descriptive headings of the several Articles and Sections of this Agreement, the Company Disclosure Letter (as applicable) are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement;

(e)            whenever this Agreement refers to a number of days, that number shall refer to calendar days unless Business Days are specified and whenever any action must be taken under this Agreement on or by a day that is not a Business Day, then that action may be validly taken on or by the next day that is a Business Day;

(f)            the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, shall refer to this Agreement as a whole and not to any provision of this Agreement;

(g)            this “Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as the same may have been, or may from time to time be, amended, varied, novated or supplemented;

(h)            “include”, “includes”, and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import;

(i)            “neither”, “nor”, “any”, “either” and “or” are not exclusive; and

(j)            references to “Dollars”, “dollars” or “$”, without more are to the lawful currency of United States of America.

Section 1.03          Annexes; Exhibits and the Company Disclosure Letter. The Annexes, Exhibits and the Company Disclosure Letter are incorporated into and form an integral part of this Agreement.

Article II

THE MERGER

Section 2.01          The Merger

. At the Closing, on the terms and subject to the conditions of this Agreement, Merger Sub and the Company shall duly prepare, execute, acknowledge and file with the Secretary of State of the State of Georgia an articles of merger (the “Articles of Merger”) in accordance with the GBCC. The Merger shall become effective upon the filing of the Articles of Merger. The date and time when the Merger shall become effective is hereinafter referred to as the “Effective Time”. On the terms and subject to the conditions set forth in this Agreement and in accordance with the GBCC, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation under the Laws of the State of Georgia (“Surviving Corporation”). Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of Merger Sub and the Company shall vest in the Surviving Corporation, and all debts, liabilities, obligations and duties of Merger Sub and the Company shall become debts, liabilities, obligations and duties of the Surviving Corporation, and the Surviving Corporation shall become a wholly-owned Subsidiary of Parent.

Section 2.02          Articles of Incorporation and Bylaws

. At the Effective Time, the articles of incorporation of the Company shall be amended and restated in its entirety to be identical to the articles of incorporation of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the GBCC and as provided in such articles of incorporation; provided, however, that at the Effective Time, Article I of the articles of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is RavenVolt, Inc.” At the Effective Time, the parties shall cause the bylaws of the Company to be amended and restated in their entirety to be identical to the bylaws of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the GBCC and as provided in such bylaws, except that references to Merger Sub’s name shall be replaced by references to “RavenVolt, Inc.”

Section 2.03           Directors and Officers. At the Effective Time, the parties shall cause the directors and officers of Merger Sub to be the directors and officers, respectively, of the Surviving Corporation, each of such directors and officers to hold office subject to the applicable provisions of the GBCC, the articles of incorporation and bylaws of the Surviving Corporation; provided, that, Jonathan Hinton and Eric Scanlon will remain officers of the Surviving Corporation, with Jonathan Hinton serving in the role of President, Eric Scanlon serving in the role of President of Operations and Cody George serving in the role of President of Sales immediately following the Closing.

Section 2.04           Merger Consideration; Effect on Shares.

(a)            Effect on Common Shares. On the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, each Common Share issued and outstanding immediately prior to the Effective Time will be canceled and extinguished and automatically converted into the right to receive, upon delivery of a certificate representing such Common Shares (any certificate representing Equity Interests of Company, a “Certificate”) or a lost Certificate affidavit (in accordance with Section 2.04(j)), and a duly executed and completed Letter of Transmittal, the Per Share Merger Consideration, in cash, without interest (as such amount may be adjusted pursuant to the terms of this Agreement, including with respect to any amounts which may or may not become payable pursuant to Section 2.06, Section 2.08, Section 2.11(e) and Article IX).

(b)            Treatment of Restricted Stock. The Company will take all action that is required (including, but not limited to, entering into a Restricted Stock Agreement Amendment with each Restricted Stock Holder with respect to each of his or her awards thereof prior to (i) the first vesting date applicable to such Restricted Stock award, and (ii) the Closing) to cause all Restricted Stock to be cancelled as of immediately prior to Closing, in exchange for the right of each Restricted Stock Holder to receive the Per Share Merger Consideration, in cash, without interest (as such amount may be adjusted pursuant to the terms of this Agreement, including with respect to any amounts which may or may not become payable pursuant to Section 2.06, Section 2.08, Section 2.11(e) and Article IX) in respect of each share of Restricted Stock he or she held as of immediately prior to the Closing, as if he or she was a Shareholder who held an equivalent number of fully-vested Common Shares at the Effective Time (the aggregate portion of the Merger Consideration payable to holders of Restricted Stock awards that are cancelled as of immediately prior to Closing, the “Restricted Stock Consideration”).

(c)            Company Shares. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any other Person, all Common Shares of the Company, when converted pursuant to the foregoing clause (a), shall be cancelled and no longer be outstanding, and each former holder thereof shall cease to have any rights with respect thereto except the right to receive the consideration provided for in the foregoing clause (a).

(d)            Cancellation of Treasury Stock. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any other Person, any Common Shares of the Company that are owned by the Company immediately prior to the Effective Time shall be canceled and extinguished and no cash or other consideration shall be delivered in exchange therefor.

(e)            Shares of Merger Sub. Subject to the terms and conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of any other Person, each issued and outstanding Share of Merger Sub shall be converted into and become one fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned Subsidiary of Parent. Any certificate of Merger Sub evidencing ownership of any interest in Merger Sub shall automatically be deemed to evidence ownership of such interests in the Surviving Corporation.

(f)            No Further Ownership Rights in Shares of the Company. The payments required to be made by this Article II shall be deemed to have been made in full satisfaction of all rights pertaining to such Common Shares of the Company, and there shall be no further registration of transfers on the records of the Surviving Corporation of Common Shares of the Company which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article II.

(g)            General Indemnity Escrow Amount, Expense Fund Amount and Adjustment Holdback Amount. Notwithstanding any other provisions of this Agreement to the contrary, (i) the payment of Per Share Merger Consideration shall be reduced by (A) the Pro Rata Share of the General Indemnity Escrow Amount, (B) the Pro Rata Share of the Expense Fund Amount, and (C) the Pro Rata Share of the Adjustment Holdback Amount, (ii) at the Closing, Parent shall deposit an amount equal to the General Indemnity Escrow Amount into the Escrow Account, (iii) at the Closing, Parent shall deposit an amount equal to the Expense Fund Amount into the Expense Fund and (iv) at the Closing, Parent shall withhold and retain an amount equal to the Adjustment Holdback Amount. For the avoidance of doubt, the right to receive the Per Share Merger Consideration shall be deemed to include the pro rata amount per Common Share of any amounts due to Shareholders and the pro rata amount per share of Restricted Stock due to Restricted Stock Holders (as if they were Shareholders who held Common Shares), if any, in connection with the release and/or payment of the General Indemnity Escrow Amount, the Expense Fund Amount and the Adjustment Holdback Amount in accordance with this Agreement.

(h)            Paying Agent Procedures.

(i)             Parent will use the Paying Agent as the paying and exchange agent hereunder. Prior to the Closing, Parent and the Shareholders’ Representative shall enter into the Paying Agent Agreement with the Paying Agent.

(ii)            Parent shall make available to the Paying Agent, for exchange in accordance with this Article II, the amount required to be paid to the Paying Agent pursuant to Section 2.05(b) in accordance therewith. Any cash deposited with the Paying Agent shall hereinafter be referred to as the “Exchange Fund.”

(iii)            Pursuant to the Paying Agent Agreement, the Paying Agent shall effect the exchange of cash for Common Shares entitled to payment pursuant to Section 2.04(a). As promptly as practicable after the date of this Agreement, the Company shall deliver, or cause to be delivered, a Letter of Transmittal to the holders of Common Shares, together with instructions for use in effecting the surrender of Common Shares in exchange for the cash amounts payable in connection with the Closing in accordance with Section 2.04(a). Each such Shareholder that makes the deliveries to the Paying Agent required by the Letter of Transmittal at least two (2) Business Day prior to the Effective Time shall be entitled to receive in exchange therefor the cash amounts payable in connection with the Closing in accordance with Section 2.04(a), as applicable, on the same Business Day as the Effective Time. Each such Shareholder that makes the deliveries to the Paying Agent required by Letter of Transmittal at or after the Effective Time shall be entitled to receive in exchange therefor the cash amounts payable in connection with the Closing in accordance with Section 2.04(a) as soon as possible thereafter (but in any event no later than five (5) Business Days after delivery thereof is made).

(iv)            Any portion of the Initial Purchase Price deposited with the Paying Agent which remains undistributed to the Shareholders on the date that is twelve (12) months after the Effective Time, shall, at the request of Parent, be delivered by the Paying Agent to Parent, and any holders who have not previously delivered duly executed and completed Letters of Transmittal shall thereafter look solely to Parent and the Surviving Corporation with respect to any payments of the Per Share Merger Consideration.

(v)            Notwithstanding anything to the contrary in this Section 2.04, neither Parent, the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Initial Purchase Price remaining unclaimed by holders of Common Shares three (3) years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any Liens.

(i)            Dissenting Shares.

(i)            Notwithstanding anything in this Agreement to the contrary, Common Shares that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such Common Shares (“Dissenting Shares”) pursuant to, and who complies in all respects with, Article 13 of the GBCC (“Article 13”) shall not be converted into the right to receive its application portion of the Merger Consideration as provided in this Article II, but rather the holders of Dissenting Shares shall be entitled to payment by the Surviving Corporation of the “fair value” of such Dissenting Shares in accordance with Article 13 (and at the Effective Time, such Dissenting Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and such holder shall cease to have any rights with respect thereto, except the rights set forth in Article 13). Parent shall be entitled to retain the applicable portion of the Merger Consideration that otherwise would have been payable pending resolution of the claims of such holders.

(ii)            However, if (A) any such holder of Dissenting Shares shall have failed to perfect and establish such holder’s entitlement to appraisal rights or (B) otherwise shall have waived, withdrawn or lost the right to appraisal or appraisal and payment for such holder’s Equity Interests of the Company under Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be treated as if they had been Common Shares immediately prior to the Effective Time and deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the applicable portion of the Merger Consideration as provided in this Article II. Prior to the Closing, the Company shall provide prompt notice to Parent of any and all demands received by the Company for appraisal of any Common Shares, any and all intent to withdraw such demands and any other instruments served pursuant to Article 13 received by the Surviving Corporation. Following the Closing, Parent shall provide prompt notice to the Shareholders’ Representative of any and all demands received by Parent or the Company for appraisal of any Equity Interests of the Company, any notice of intent to withdraw such demands and any other instruments served pursuant to Article 13 received by the Surviving Corporation. Parent shall have the right to (in consultation with the Company (prior to the Closing) or the Shareholders’ Representative (following the Closing)) direct and control all negotiations and proceedings concerning appraisal rights. The Company and the Shareholders’ Representative shall not, without the prior written consent of Parent, make any payment with respect to, or settle, or offer to settle, any such demands or applications set forth hereunder, or waive any failure to timely deliver a written demand for appraisal or agree to do any of the foregoing.

(j)            Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, an indemnity in form and substance satisfactory to Parent and upon delivery of a duly executed and completed Letter of Transmittal, such cash constituting the portion of the Merger Consideration payable to the holder of such lost, stolen or destroyed Certificate pursuant to Section 2.04(a).

Section 2.05           Initial Purchase Price; Delivery of Funds; Payment of Indebtedness and Company Transaction Expenses.

(a)            At least three (3) Business Days, but not more than five (5) Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth its good faith estimate of each of (A) the amount of Closing Indebtedness (the “Estimated Closing Indebtedness”), (B) the amount of Closing Cash (the “Estimated Closing Cash”), (C) the amount of Company Transaction Expenses (the “Estimated Company Transaction Expenses”), (D) the amount of Closing Working Capital (the “Estimated Closing Working Capital”) and the amount of the Estimated Working Capital Adjustment, and (E) a calculation of the Initial Purchase Price based on the amounts set forth in the Estimated Closing Statement, which Estimated Closing Statement shall quantify in reasonable detail the estimates of the items constituting such Estimated Closing Indebtedness, such Estimated Closing Cash, such Estimated Company Transaction Expenses, and such Estimated Closing Working Capital. The Estimated Closing Statement shall be prepared in accordance with this Agreement and the Calculation Principles. During the period after the delivery of the Estimated Closing Statement and prior to the Closing Date, Parent shall have an opportunity to review the Estimated Closing Statement and the Company shall cooperate with Parent in good faith with the objective that the Company and Parent shall mutually agree upon the Estimated Closing Statement if Parent disputes any item proposed to be set forth on such Estimated Closing Statement; provided, that, if the Company and Parent are not able to reach mutual agreement prior to the Closing Date, the Estimated Closing Statement provided by the Company to Parent shall be binding for purposes of this Section 2.05, but not, for the avoidance of doubt, for purposes of Section 2.06. In connection with Parent’s review of the Estimated Closing Statement, the Company shall provide to Parent such information and detail as Parent shall reasonably request.

(b)            At the Closing, contemporaneously with the filing of the Articles of Merger, pursuant to the Paying Agent Agreement, Parent shall pay to the Paying Agent for the account of the Eligible Shareholders, an aggregate amount equal to (i) the Initial Purchase Price, less (ii) the General Indemnity Escrow Amount, less (iii) the Expense Fund Amount, less (iv) the Adjustment Holdback Amount, less (v) the portion of the aggregate Restricted Stock Consideration to be payable to the Restricted Stock Holders pursuant to Section 2.05(c)(i) and less (vi) any required federal and state Tax withholding with respect to compensation income recognized by any Shareholder as a result of the forgiveness of the outstanding principal, and any interest or other amounts payable thereon, in respect of the Shareholder Notes held by such Shareholder. The payment by Parent (i) to the Paying Agent and the distribution by the Paying Agent to each Eligible Shareholder, and (ii) to the Company and the distribution by the Company to each Restricted Stock Holder pursuant to Section 2.05(c)(i), in each case, of such amounts satisfies Parent’s obligations to make payment of the Initial Purchase Price, and Parent shall have no further obligation to any Shareholder or Restricted Stock Holder to make any additional payment under this Section 2.05(b) or Section 2.05(c)(i) (other than any potential adjustments pursuant to Section 2.06 and any potential Earn-out Payment pursuant to Section 2.08).

(c)            At the Closing, Parent shall pay to the Company (i) the portion of the aggregate Restricted Stock Consideration representing the aggregate Per Share Merger Consideration due to the Restricted Stock Holders pursuant to Section 2.04(b) due at the Closing for further payment to the Restricted Stock Holders, which shall be distributed via the Company’s payroll to each such Restricted Stock Holder and (ii) the portion of any required federal and state Tax withholding with respect to compensation income recognized by any holder of Shareholder Notes as a result of the forgiveness of the outstanding principal, and any interest or other amounts payable thereon, in respect of such Shareholder Notes, which amount shall reduce the Per Share Merger Consideration payable to such holder in accordance with the definition thereof.

(d)            At the Closing, Parent shall pay to the holders of the Closing Indebtedness set forth on Section 2.05(d) of the Company Disclosure Letter an amount sufficient to repay all such Closing Indebtedness to the accounts identified to Parent by the Company at least three (3) Business Days prior to the Closing Date with the result that immediately following the Closing there will be no further monetary obligations of the Company with respect to such Closing Indebtedness outstanding immediately prior to the Closing.

(e)            At the Closing, Parent shall pay to the Company any amounts due to employees, officers and directors of the Company constituting Company Transaction Expenses, which shall be distributed via the Company’s payroll to each Person owed a portion thereof, and shall pay all other Company Transaction Expenses for which invoices have been submitted to the Company at least three (3) Business Days prior to the Closing Date to the accounts identified to Parent by the Company at least three (3) Business Days prior to the Closing Date.

(f)            At the Closing, Parent shall pay to the Escrow Agent the General Indemnity Escrow Amount from the Merger Consideration otherwise payable to the Shareholders in accordance with Section 2.04(a) to the accounts identified to Parent by the Company at least three (3) Business Days prior to the Closing Date.

(g)            At the Closing, Parent shall pay to the Shareholders’ Representative the Expense Fund Amount from the Merger Consideration otherwise payable to the Shareholders in connection with the Closing in accordance with Section 2.04(a).

(h)            At the Closing, Parent shall withhold and retain the Adjustment Holdback Amount from the Merger Consideration otherwise payable to the Shareholders in connection with the Closing in accordance with Section 2.04(a).

Section 2.06           Determination of Purchase Price Adjustment and Closing Purchase Price.

(a)            No later than ninety (90) days following the Closing Date, Parent shall cause the Company to prepare and deliver to Shareholders’ Representative a statement (the “Closing Statement”) setting forth Parent’s good faith calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of the Company Transaction Expenses, (iv) the amount of the Closing Working Capital and the amount of the Working Capital Adjustment, and (v) a calculation of the Closing Purchase Price based on the amounts set forth in the Closing Statement, which Closing Statement shall quantify in reasonable detail the estimates of the items constituting such Closing Indebtedness, such Closing Cash, such Company Transaction Expenses, and such Closing Working Capital. The Closing Statement shall be prepared in a manner consistent with this Agreement and the Calculation Principles. In connection with Shareholders’ Representative’s review of the Closing Statement, the Company and Parent shall provide to Shareholders’ Representative such information and detail reasonably necessary for Shareholders’ Representative to verify the Closing Statement, including by providing Shareholders’ Representative with reasonable access during normal business hours and upon reasonable advance notice to Parent.

(b)            In the event that Shareholders’ Representative does not object to the Closing Statement by written notice of objection (the “Notice of Objection”) delivered to Parent within thirty (30) days after Shareholders’ Representative’s receipt of the Closing Statement, the calculation of Closing Purchase Price set forth in the Closing Statement shall be deemed final and binding. A Notice of Objection under this Section 2.06(b) shall set forth in reasonable detail Shareholders’ Representative’s alternative calculations of (i) the amount of the Closing Indebtedness, (ii) the amount of the Closing Cash, (iii) the amount of the Company Transaction Expenses, (iv) Closing Working Capital and the Working Capital Adjustment and (v) a recalculation of the Closing Purchase Price based on such amounts.

(c)            If Shareholders’ Representative delivers a Notice of Objection to Parent within the thirty (30) day period referred to in Section 2.06(b) hereof, then (x) any element of the Closing Statement that is not in dispute on the date such Notice of Objection is given shall be treated as final and binding and (y) any element in dispute (all such amounts, the “Disputed Amounts”) shall be resolved as set forth in this Section 2.06(c):

(i)            Shareholders’ Representative and Parent shall promptly endeavor in good faith to resolve the Disputed Amounts listed in the Notice of Objection. If a written agreement determining the Disputed Amounts has not been reached within fifteen (15) Business Days (or such longer period as may be agreed by Shareholders’ Representative and Parent) after the date of receipt by Parent from Shareholders’ Representative of the Notice of Objection, the resolution of such Disputed Amounts shall be submitted to BDO USA, LLP (the “Accounting Expert”).

(ii)            Shareholders’ Representative and Parent shall use their commercially reasonable efforts to cause the Accounting Expert to resolve such Disputed Amounts in accordance with this Section 2.06(c) along with a statement of reasons therefor within thirty (30) days of the submission of the Disputed Amounts to the Accounting Expert. The decision of the Accounting Expert shall be final, binding and non-appealable upon each party hereto and the decision of the Accounting Expert shall constitute an award that is final, binding and non-appealable and upon which a judgment may be entered by a court having jurisdiction thereover.

(iii)            The Closing Purchase Price shall be recalculated based upon the final determination of the Accounting Expert with respect to the Disputed Amounts and the Closing Purchase Price, as so recalculated, shall be deemed to be final and binding.

(iv)            If Shareholders’ Representative and Parent submit any Disputed Amounts to the Accounting Expert for resolution, Shareholders’ Representative and Parent shall each pay their own costs and expenses incurred under this Section 2.06(c). The fees, costs and expenses of the Accounting Expert will be allocated between Parent, on the one hand, and the Shareholders’ Representative (on behalf of the Shareholders), on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Accounting Expert that is unsuccessfully disputed by such party (as finally determined by the Accounting Expert) bears to the total amount of disputed items submitted. For example, if the Shareholders’ Representative submits a Notice of Objection for $1,000, and if Parent contests only $500 of the amount claimed by the Shareholders’ Representative, and if the Accounting Expert ultimately resolves the dispute by awarding the Shareholders’ Representative (on behalf of the Shareholders) $300 of the $500 contested, then the costs and expenses of the Accounting Expert will be allocated 60% (i.e., 300/500) to Parent and 40% (i.e., 200/500) to the Shareholders’ Representative (on behalf of the Shareholders).

(v)            The Accounting Expert shall act as an expert and not as an arbitrator to determine, based upon the provisions of this Agreement, only the Disputed Amounts and the determination of each amount of the Disputed Amounts shall be made in accordance with this Agreement. The Accounting Expert shall only decide the specific items under dispute by the parties and its decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Notice of Objection, respectively.

(d)            Upon the determination, in accordance with Section 2.06(b) or Section 2.06(c) hereof, of the Closing Purchase Price, Shareholders and Restricted Stock Holders, on the one hand, or Parent, on the other hand, as the case may be, shall make or cause to be made the payment required by this Section 2.06(d). The amount payable by Shareholders and Restricted Stock Holders or Parent pursuant to this Section 2.06(d) is referred to herein as the “Purchase Price Adjustment”:

(i)            If the Closing Purchase Price is greater than the Initial Purchase Price, then Parent shall (A) pay to the Paying Agent for the account of the Shareholders the Shareholders’ Pro Rata Share of Purchase Price Adjustment plus the Shareholders’ Pro Rata Share of the Adjustment Holdback Amount within five (5) Business Days after the determination of the Closing Purchase Price, such portion of the Purchase Price Adjustment and Adjustment Holdback Amount to be paid by wire transfer of immediately available funds and the parties shall cause the Paying Agent to immediately distribute such portion of the Purchase Price Adjustment and Adjustment Holdback Amount to the Shareholders in accordance with their respective Pro Rata Share and (B) pay to the Company for the account of the Restricted Stock Holders the Restricted Stock Holders’ Pro Rata Share of the Purchase Price Adjustment plus the Restricted Stock Holders’ Pro Rata Share of the Adjustment Holdback Amount within five (5) Business Days after the determination of the Closing Purchase Price, such portion of the Purchase Price Adjustment and Adjustment Holdback Amount to be paid by the Company to the Restricted Stock Holders in accordance with their respective Pro Rata Share of such amounts and to be distributed via payroll to such Restricted Stock Holders.

(ii)            If the Closing Purchase Price is less than the Initial Purchase Price, then if such difference is equal to or greater than the Adjustment Holdback Amount, (A) Parent shall retain the Adjustment Holdback Amount and (B) the Shareholders and Restricted Stock Holders, on a several and not joint basis, shall be obligated to pay Parent within five (5) Business Days after determination of the Closing Purchase Price, in accordance with their respective Pro Rata Share, the balance of such amount directly (if any).

(iii)            If the Closing Purchase Price is less than the Initial Purchase Price, then, if such difference is less than the Adjustment Holdback Amount Parent shall (A) retain such amount from the Adjustment Holdback Amount, (B) within five (5) Business Days after the determination of the Closing Purchase Price, pay to the Paying Agent for the account of the Shareholders the Shareholders’ Pro Rata Share of any remaining portion of the Adjustment Holdback Amount by wire transfer of immediately available funds and the parties shall cause the Paying Agent to immediately distribute such Purchase Price Adjustment to Shareholders in accordance with their respective Pro Rata Share and (C) pay to the Company for the account of the Restricted Stock Holders the Restricted Stock Holders’ Pro Rata Share of such remaining portion of the Adjustment Holdback Amount within five (5) Business Days after the determination of the Closing Purchase Price, such portion of the remaining Adjustment Holdback Amount to be paid by the Company to the Restricted Stock Holders in accordance with their respective Pro Rata Share of such amount and to be distributed via payroll to such Restricted Stock Holders.

Section 2.07          Closing; Closing Deliverables.

(a)            Subject to the satisfaction or waiver of all of the conditions set forth in Article VI, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of White & Case LLP, 1221 Avenue of the Americas, New York, NY 10020 or by electronic exchange of documents, on the third (3rd) Business Day after the last of the conditions set forth in Article VI is satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions), or at such other time, date or place as the parties hereto shall agree in writing. Such date is herein referred to as the “Closing Date”.

(b)            At the Closing, the Company shall deliver or cause to be delivered to Parent:

(i)            a certificate signed by an authorized officer of the Company, dated as of the Closing Date, confirming the matters set forth in Section 6.02(a), Section 6.02(b) and Section 6.02(g) hereof;

(ii)            a copy of the articles of incorporation of the Company, including all amendments thereto, certified by the Secretary of State of the State of Georgia as of a date within five (5) days prior to the Closing Date;

(iii)            a good standing certificate of the Company from the Secretary of State of the State of Georgia as of a date within five (5) days prior to the Closing Date;

(iv)            a copy of the by-laws of the Company certified by the Secretary of the Company as being true and correct and in effect on the Closing Date;

(v)            all minute books and stock ledgers (including original documents if original documents are required to be kept by law, provided that such original documents shall be deemed to have been delivered to the extent they are held at an office of the Company as of the Closing Date), provided that such documents shall be deemed to be delivered to the extent they are made available to Parent prior to Closing in the electronic data room established by the Company in connection with the Merger;

(vi)            a fully executed counterpart of (A) the resolution of the Company’s Board approving the execution and delivery of this Agreement and consummation of the Merger as provided for in this Agreement, and (B) the resolution or written consent of the Shareholders of the Company, executed by Shareholders representing at least 90% of the Company’s Common Shares, approving the consummation of the Merger in accordance with this Agreement;

(vii)            a FIRPTA certificate that meets the requirements of Treasury Regulation Section 1.1445-2(c)(3) issued by the Company dated as of the Closing Date certifying that the Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code at any time during the three-year period ending on the Closing Date and an accompanying notice to the Internal Revenue Service satisfying the requirements of Treasury Regulations Section 1.897-2(h)(2) (“FIRPTA Certificate”);

(viii)            counterparts to the Escrow Agreement and the Paying Agent Agreement, duly executed by Shareholders’ Representative and the Escrow Agent and Paying Agent, respectively;

(ix)            duly executed letters of resignation from each of the directors and officers listed on Section 2.07(b)(ix) of the Company Disclosure Letter;

(x)            a duly executed pay-off letter from each of the holders of the Closing Indebtedness set forth on Section 2.05(d) of the Company Disclosure Letter, in a form reasonably satisfactory to Parent, certifying that all such Closing Indebtedness owing to such holder shall have been fully paid upon the receipt by such holder of funds pursuant to Section 2.05(d) hereof;

(xi)            documentation evidencing, to the reasonable satisfaction of Parent, the release or authorization of release, of all Liens securing any Closing Indebtedness and the termination of all agreements and other security interests related to such Closing Indebtedness following satisfaction of the terms contemplated therein;

(xii)            invoices from each Person to whom Company Transaction Expenses are payable, in form reasonably satisfactory to Parent;

(xiii)            a duly executed amendment to that certain Commercial Lease Agreement, dated April 15, 2021, by and among the Company, Continental Concrete Properties, Ltd., as landlord, and Wilson Hutchinson Realty, LLC, as broker, as assigned (the “Existing Lease”), in the form attached as Exhibit F;

(xiv)            a duly executed Restricted Stock Agreement Amendment entered into by each Restricted Stock Holder with respect to each award of Restricted Stock that he or she holds immediately prior to Closing;

(xv)            duly executed confidentiality and invention assignment agreements entered into by the Company and each of the individuals identified in Section 3.14(g) of the Company Disclosure Letter, in form and substance reasonably satisfactory to Parent; and

(xvi)            evidence reasonably satisfactory to Parent showing that the registrant of the RavenVolt.com domain name has been updated to reflect the Company as the current registrant of the RavenVolt.com domain name.

(c)            At the Closing, Parent shall deliver or cause to be delivered to Shareholders’ Representative:

(i)            a certificate signed by an authorized officer of Parent, dated as of the Closing Date, confirming the matters set forth in Section 6.03(a) and Section 6.03(b) hereof; and

(ii)            a counterpart to the Escrow Agreement and the Paying Agent Agreement, duly executed by an authorized officer of Parent.

Section 2.08           Earn-out Payment.

(a)            If the Closing occurs, then, subject to the terms and conditions set forth in this Section 2.08, and the setoff rights set forth in Section 9.08, Parent shall pay (i) to the Paying Agent for the account of the Shareholders the Shareholders’ Pro Rata Share of the additional amounts in cash as set forth in Annex 4 (each such payment, if any, an “Earn-out Payment”) as additional consideration in respect of the Common Shares held by the Shareholders as of immediately prior to the Effective Time for further distribution by the Paying Agent to the Shareholders in accordance with their respective Pro Rata Share of such Earn-out Payments and (ii) to the Company for the account of the Restricted Stock Holders the Restricted Stock Holders’ Pro Rata Share of the Earn-out Payment for further distribution by the Company to the Restricted Stock Holders (net of applicable withholding) in accordance with their respective Pro Rata Share of such Earn-out Payment and to be distributed via payroll to such Restricted Stock Holders.

(b)            Within seventy-five (75) days following the end of each of the calendar years ended 2023, 2024 and 2025, as applicable, Parent shall prepare and deliver to the Shareholders’ Representative a report (each, an “Earn-out Report”) setting forth the EBITDA for the applicable Earn-out Period and the corresponding Earn-out Payment. The Shareholders’ Representative shall have the right to review records and work papers as may be reasonably requested which were utilized in the preparation of the Earn-out Report and the calculations contained therein. If the Shareholders’ Representative disagrees with an Earn-out Report, the Shareholders’ Representative shall submit a written notice to Parent within thirty (30) days following receipt of such Earn-out Report. If Parent and the Shareholders’ Representative do not resolve all disagreements identified by the Shareholders’ Representative pursuant to this Section 2.08(b), then such disagreements shall be submitted for final and binding resolution to the Accounting Expert to resolve any such disagreement in the same manner and subject to the same terms and provisions as set forth in Section 2.06(c)(v). If the Shareholders’ Representative fails to submit a dispute notice within such thirty (30) day period, the Shareholders shall be deemed to have accepted and agreed to such Earn-out Report and the calculations set forth therein shall be definitive and binding.

(c)            Upon final determination of the Earn-out Payment for the applicable Earn-out Period, either as set forth in the Earn-out Report (as agreed by the Shareholders’ Representative and Parent if such report is not referred to the Accounting Expert), or as finally determined by the Accounting Expert in accordance with this Agreement, Parent shall pay, or cause to be paid, to the Paying Agent for the account of the Shareholders and to the Company for the account of the Restricted Stock Holders, the Earn-out Payment (if any) for such Earn-out Period within forty-five (45) days of such determination.

(d)            During the period following the Closing until the end of the Earn-out Periods, Parent and the Surviving Corporation shall, unless otherwise consented to in writing by the Shareholders’ Representative:

(i)            maintain separate accounting books and records for the Surviving Corporation that will be used to make all calculations related to each Earn-out Payment;

(ii)            act in good faith with respect to the oversight and control of the business and affairs of the Surviving Corporation, and shall not cause the Surviving Corporation to act in bad faith with the principal purpose of avoiding or reducing the amount of any Earn-out Payment; and

(iii)            not sell or transfer all or substantially all of the assets (whether by sale of stock, merger, consolidation or otherwise) of the Surviving Corporation or otherwise adopt any plan of merger, consolidation, reorganization (or similar plan or change of control transaction), liquidation or dissolution or filing of a petition in bankruptcy with respect to the Surviving Corporation under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against the Surviving Corporation under any similar Law (excluding any corporate reorganizations, redomiciliations, combinations or transactions that do not result in a change of control of the Surviving Corporation), except (x) in the event that the obligation with respect to the Earn-out Payment is not transferred in connection with the underlying transaction or (y) the obligation with respect to the Earn-out Payment is expressly assumed by the acquirer of the Surviving Corporation, or all or substantially all of the Surviving Corporation’s assets (provided, that in the event such acquirer does not pay any Earn-out Payment in accordance with the terms set forth herein, Parent shall remain liable for any such amounts due but not paid).

(e)            Except as otherwise expressly set forth in Section 2.08(d), subsequent to the Closing, Parent (i) shall have final and absolute discretion with regard to all matters relating to the Surviving Corporation and the Business and (ii) may operate the Business in any manner that it sees fit regardless of the effect such operation may have on the achievement or the amount of the Earn-out Payment.

(f)            Following the Closing and during the Earn-out Period, Parent will use commercially reasonable efforts to maintain the “RavenVolt” brand and leverage Parent’s brand by coupling the “RavenVolt” brand with the brands of Parent.

(g)            The Shareholders and the Company hereby acknowledge and agree that there are no assurances that any Earn-out Payment will be earned and payable, and Parent makes no representation, warranty or assurance that any of the conditions for an Earn-out Payment will be met. If any Earn-out Payment (or any portion thereof) is payable in accordance with the terms of Section 2.08(a), each Shareholder shall be entitled to his/her/its Pro Rata Share of such Earn-out Payment.

Section 2.09          Withholding Rights. Each of Parent, the Paying Agent and the Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Agreement, such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law. If Parent or the Company withholds any such amounts Parent or the Company shall, to the extent required under applicable Law, properly remit such amounts to the appropriate Governmental Entity. The amounts so withheld shall be treated for all purposes of this Agreement as having been paid to the applicable Shareholder or Restricted Stock Holder. Parent shall (i) notify the Shareholders’ Representative of any amounts that Parent, Paying Agent or its Affiliates intends to withhold from any amounts payable pursuant to this Agreement at least three (3) days prior to the payment thereof (or, if sooner, as soon as reasonably practicable after becoming aware thereof), except with respect to any such withholding in respect of change of control or similar bonuses or other compensatory amounts payable in connection with the consummation of the transactions contemplated by this Agreement, with respect to a failure to deliver the FIRPTA Certificate pursuant to Section 2.07(b)(vii) or any backup withholding arising as a result of the failure to deliver to the Paying Agent any requisite IRS Forms W-8 or W-9, (ii) cooperate in good faith with the Shareholders’ Representative to eliminate or reduce any such withholding and (iii) provide Shareholders’ Representative a reasonable opportunity to provide any applicable certificates, forms or other documentation that would eliminate or reduce the requirement to deduct or withhold under applicable Law.

Section 2.10          Tax Treatment of Payments. Any payment made pursuant to Section 2.06, Section 2.08, Article VII or Article IX hereof, other than any amounts expected to be paid through the Company’s payroll, shall be deemed to be, and each Shareholder and Parent shall treat such payments as, an adjustment to the purchase price for all federal, state, local and foreign Income Tax purposes unless otherwise required by applicable Law.

Section 2.11           Relationships among Shareholders and Shareholders’ Representative.

(a)            By virtue of the approval and adoption of this Agreement by the requisite vote of the Shareholders of the Company and as set forth in the Letters of Transmittal, or by otherwise receiving the benefits thereof, including any consideration payable hereunder, each Shareholder shall be deemed to have irrevocably appointed and hereby irrevocably appoints Shareholders’ Representative, as of the Closing, as the sole representative of such Shareholder to act as the agent and attorney-in-fact on behalf of such Shareholder regarding any matter relating to or under this Agreement or the agreements ancillary hereto, including for the purposes of:  (i) making decisions with respect to the determination of the Closing Purchase Price under Section 2.06 hereof; (ii) making decisions with respect to the Earn-out Report under Section 2.08(b), (iii) taking any and all actions that may be necessary or desirable, as determined by Shareholders’ Representative, in its sole discretion, in connection with the amendment of this Agreement in accordance with Section 10.07 hereof; (iv) accepting notices on behalf of Shareholders in accordance with Section 10.04 hereof; (v) taking any and all actions that may be necessary or desirable, as determined by Shareholders’ Representative, in its sole discretion, in connection with negotiating or entering into settlements and compromises of any claim for indemnification pursuant to Article IX hereof; (vi) executing and delivering, on behalf of Shareholders, any and all notices, documents or certificates to be executed by Shareholders, in connection with this Agreement and the transactions contemplated hereby; and (vii) granting any consent or approval on behalf of Shareholders under this Agreement. As the representative of Shareholders under this Agreement, Shareholders’ Representative shall act as the agent for all Shareholders, shall have authority to bind each such Person in accordance with this Agreement, and Parent may rely on such appointment and authority until the receipt of notice of the Shareholders’ Representative’s resignation or removal, in which case the Shareholders shall promptly appoint a successor and Parent may rely upon the appointment of such successor. Parent may conclusively rely upon, without independent verification or investigation, all decisions made by Shareholders’ Representative in connection with this Agreement in writing and signed by the Shareholders’ Representative.

(b)            By virtue of the approval and adoption of this Agreement by the requisite vote of the Shareholders of the Company and as set forth in the Letters of Transmittal, or by otherwise receiving the benefits thereof, including any consideration payable hereunder, each Shareholder shall be deemed to have appointed and hereby appoints Shareholders’ Representative as such Shareholder’s true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, in such Shareholder’s name, place and stead, in any and all capacities, in connection with the transactions contemplated by this Agreement, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with the sale of such Shareholder’s Equity Interests as fully to all intents and purposes as such Shareholder might or could do in person.

(c)            The power of attorney granted by each Shareholder to Shareholders’ Representative pursuant to this Section 2.11 is coupled with an interest and is irrevocable and shall not terminate or otherwise be affected by the death, disability, incompetence, bankruptcy or insolvency of any Shareholder.

(d)            The Shareholders’ Representative will incur no liability in connection with its services pursuant to this Agreement and any related agreements except to the extent resulting from its fraud, bad faith, gross negligence or willful misconduct. The Shareholders’ Representative shall not be liable for any action or omission pursuant to the advice of counsel. The Shareholders shall indemnify the Shareholders’ Representative against any reasonable, documented, and out-of-pocket losses, liabilities and expenses (“Representative Losses”) arising out of or in connection with the Shareholders’ Representative’s execution and performance of this Agreement and any related agreements, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been caused by the fraud, bad faith, gross negligence or willful misconduct of the Shareholders’ Representative, the Shareholders’ Representative will reimburse the Shareholders the amount of such indemnified Representative Loss to the extent attributable to such fraud, bad faith, gross negligence or willful misconduct. If not paid directly to the Shareholders’ Representative by the Shareholders, then such Representative Losses may be recovered by the Shareholders’ Representative from (i) the Expense Fund and (ii) any other funds that become payable to the Shareholders under this Agreement at such time as such amounts would otherwise be distributable to the Shareholders; provided, that while the Shareholders’ Representative may be paid from the aforementioned sources of funds, this does not relieve the Shareholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred. In no event will the Shareholders’ Representative be required to advance its own funds on behalf of the Shareholders except, if applicable, in its capacity as a Shareholder. Notwithstanding anything in this Agreement to the contrary, any restrictions or limitations on liability or indemnification obligations of, or provisions limiting the recourse against non-parties otherwise applicable to, the Shareholders set forth elsewhere in this Agreement are not intended to be applicable to the indemnities provided to the Shareholders’ Representative hereunder. The foregoing indemnities will survive the Closing, the resignation or removal of the Shareholders’ Representative or the termination of this Agreement. In the event that any amount is owed to the Shareholders’ Representative, whether for fees, expense reimbursement or indemnification, the Shareholders’ Representative shall be entitled to be reimbursed only by the Shareholders, and the Shareholders agree to so reimburse the Shareholders’ Representative.

(e)            The Shareholders’ Representative shall be entitled to the payment by the Shareholders of all of its out-of-pocket expenses incurred as the Shareholders’ Representative. In connection with the foregoing, at Closing, an aggregate amount equal to the Expense Fund Amount shall be transferred by or on behalf of Parent to the Expense Fund pursuant to Section 2.05(g), to be used by the Shareholders’ Representative to pay expenses incurred by the Shareholders’ Representative in its capacity as the Shareholders’ Representative. The Shareholders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Shareholders’ Representative any ownership right that they may otherwise have had in any such interest or earnings. The Shareholders’ Representative will hold these funds separate from its corporate funds and will not voluntarily make these funds available to its creditors in the event of bankruptcy. Once the Shareholders’ Representative determines, in its sole discretion, that the Shareholders’ Representative will not incur any additional expenses in its capacity as the Shareholders’ Representative, then the Shareholders’ Representative will deliver to the Paying Agent the remaining unused amount in the Expense Fund, if any, for further distribution to the Shareholders that delivered a properly executed Letter of Transmittal in accordance with such Shareholder’s Pro Rata Share. The Expense Fund shall be treated for U.S. federal and applicable state and local Income Tax purposes as having been paid to the Shareholders and voluntarily set aside at the Closing.

Section 2.12           Further Assurances. At and after the Effective Time, the officers, directors and managers of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, as the case may be, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, as the case may be, any other actions and things reasonably necessary to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.13           Refund of New Lease Security Deposit. Notwithstanding any other provision hereof, the parties acknowledge that they anticipate a portion of the security deposit for the New Lease may be returned to the Company following the Closing directly as a result of the Merger. Accordingly, to the extent the Surviving Corporation actually receives a return of all or a portion of any security or similar deposit made in connection with the New Lease within three hundred and sixty five (365) days following the Closing, the Surviving Corporation shall promptly pay such amount to the Shareholders’ Representative for further distribution to the Shareholders in accordance with their Pro Rata Share.

Article III
Representations and Warranties of the Company

Except as set forth in the Company Disclosure Letter (it being agreed that any matter disclosed pursuant to any section of the Company Disclosure Letter shall be deemed disclosed for purposes of any other section of the Company Disclosure Letter to the extent the applicability of the disclosure of such other section is reasonably apparent on the face of such disclosure), the Company hereby represents and warrants to Parent and Merger Sub as of the date of this Agreement and as of the Closing, as follows:

Section 3.01           Due Organization, Good Standing and Power of the Company.

(a)            The Company is a corporation duly incorporated, validly existing and in good standing (or the equivalent thereof) under the Laws of the State of Georgia and has all requisite corporate power and authority to own, lease and operate its properties and to carry on the Business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing (or the equivalent thereof) in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification necessary, except where the failure to so qualify would not, individually or in the aggregate, reasonably be likely to be material to the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

(b)            The Company has delivered or made available to the Parent complete and correct copies of the organizational documents of the Company, as amended to date.

Section 3.02           Authorization; Noncontravention.

(a)            Subject to receipt of the Requisite Shareholder Approval, the Company has the requisite corporate power and authority and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by all necessary corporation action on the part of the Company, and no further corporate action is required on behalf of the Company to authorize this Agreement and the transactions contemplated hereby, subject only to the receipt of the Requisite Shareholder Approval. The only action required of the Shareholders to adopt and approve this Agreement and the transactions contemplated hereby is the affirmative vote of a majority of the Common Shares (the “Requisite Shareholder Approval”). This Agreement has been, and all other instruments and agreements to be executed and delivered by the Company as contemplated hereby will be duly executed and delivered by the Company. Assuming that this Agreement constitutes a valid and binding obligations of Parent and Merger Sub and each other Person (other than the Company) party hereto, this Agreement constitutes a valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Assuming that all other instruments and agreements to be delivered by the Company as contemplated hereby constitute valid and binding obligations of Parent and Merger Sub and each other Person (other than the Company) party thereto, such instruments and agreements will constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)            The execution and delivery of this Agreement and all other instruments and agreements to be delivered by the Company as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the articles of incorporation or bylaws of the Company, as amended to the date of this Agreement, (ii) except as set forth on Section 3.02(b) of the Company Disclosure Letter, conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which the Company is a party or by which the Company or any of its respective properties or assets are bound or (iii) subject to receipt of the consents approvals, authorizations, declarations, filings and notices referred to in Section 3.04 of the Company Disclosure Letter, contravene any Law or any Order applicable to the Company or by which any of its properties or assets are bound except (in case of clauses (ii) and (iii) above) for such conflicts, violations, breaches or defaults which would not, individually or in the aggregate, reasonably be likely to be material to the Company, or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement.

Section 3.03           Capitalization.

(a)            Section 3.03(a)(i) of the Company Disclosure Letter sets forth the true, accurate and complete equity capitalization of the Company (including all outstanding Restricted Stock awards), including identifying each Person holding any such Common Shares. The Common Shares constitute all of the issued and outstanding Equity Interests of the Company and have been duly authorized, validly issued and are fully paid and nonassessable, and are not subject to, and were not issued in violation of any preemptive rights or other similar rights. Except for the Common Shares set forth on Section 3.03(a)(i) of the Company Disclosure Letter, no Equity Interests of the Company are issued, reserved for issuance or outstanding. Except for the Shareholder Notes, none of the Shareholders have any obligation to make further payments for their purchase of the Common Shares, or contributions to the Company solely by reason of their ownership of the Common Shares. Except as set forth on Section 3.03(a)(ii) of the Company Disclosure Letter, the Company is not a party to any outstanding or authorized option, warrant, call, subscription or other right (including any preemptive right), agreement or commitment relating to the Equity Interests of the Company, pursuant to which the Company is or may become obligated to issue, deliver or sell or cause to be issued, delivered or sold, any Equity Interests in, the Company or any securities convertible into, exchangeable for, or evidencing the right to subscribe for or acquire, any Equity Interests in the Company. Except as set forth on Section 3.03(a)(iii) of the Company Disclosure Letter, there are no voting trusts, voting agreements, irrevocable proxies, equityholder agreements, proxies or other agreements or understanding in effect with respect to the voting or transfer of any of the Equity Interests of, or other equity or voting interests in, the Company. The Company does not have any authorized or outstanding bonds, debentures, notes or other Indebtedness the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) with the equityholders of the Company on any matter.

(b)            The Company has delivered to Parent true, accurate and complete copies of the award agreement (or form thereof) evidencing each outstanding award of Restricted Stock. Except for the Restricted Stock set forth on Section 3.03(a)(i) of the Company Disclosure Letter, there are no outstanding options, warrants, equity appreciation, phantom equity, profit participation, or other similar equity-based awards rights in the Company. Each share of Restricted Stock (i) was granted in material compliance with all applicable Laws and all of the terms and conditions of any documentation pursuant to which it was issued, (ii) has a grant date identical to the date on which the Company Board or applicable committee thereof actually awarded such Restricted Stock, and (iii) qualifies for the tax and accounting treatment afforded to such Restricted Stock in the Company’s Returns and the Company’s financial statements, respectively.

(c)            The Company does not have any Subsidiaries or own, directly or indirectly, any Equity Interests in any Person.

Section 3.04          Consents and Approvals. Except as set forth in Section 3.04 of the Company Disclosure Letter, no consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution, delivery and performance of this Agreement by the Company of the transactions contemplated by this Agreement, except for (a) any consents, approvals, authorizations or filings which have been obtained or made or, if not made or obtained, would not, individually or in the aggregate, reasonably be expected to be material to the Company or prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) the filing of the Articles of Merger or (c) filings pursuant to the HSR Act.

Section 3.05          Financial Statements; Undisclosed Liabilities.

(a)            The Company has furnished Parent and Merger Sub with (i) the audited balance sheets of the Company as of December 31, 2020 and December 31, 2021 and the related audited statements of income, changes in equity and cash flows for each of the fiscal years then ended (the “Annual Financial Statements”), and (ii) the interim unaudited balance sheets of the Company as of June 30, 2022 (the “Balance Sheet Date”) and the related interim unaudited statements of income, changes in equity and cash flows for the six (6) months then ended (the “Interim Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”). Except as described therein, the Financial Statements have been prepared in accordance with GAAP and applicable Law consistently followed throughout the periods indicated.

(b)            The Financial Statements were properly derived from the books, records and accounts of the Company. The books, records and accounts of the Company are complete and correct in all material respects and represent actual, bona fide transactions.

(c)            The Financial Statements fairly present the financial position, results of operations and cash flows of the Company as of the dates and for the periods set forth therein.

(d)            Except as set forth in Section 3.05(d) of the Company Disclosure Letter, the Company does not have any claims or Liabilities, whether primary or secondary, direct or indirect, absolute, accrued, contingent or otherwise except for (i) Liabilities specifically reflected and adequately reserved for on the Financial Statements, (ii) accounts payable to trade creditors and accrued expenses incurred subsequent to the Balance Sheet Date in the ordinary course of business consistent with past practice and (iii) Liabilities incurred in the performance of obligations under Contracts to which the Company is a party (but not Liabilities incurred as a result of breaches of any such Contract).

(e)            The Company maintains (i) books and records reflecting its assets and liabilities that are accurate in all material respects and (ii) adequate and effective internal accounting controls.

(f)            The Company is not a party to, nor has any commitment to become a party to, any off balance sheet arrangement, including any “off balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K promulgated by the Securities and Exchange Commission).

(g)            Except as set forth on Section 3.05(g) of the Company Disclosure Letter, the Company does not have any Indebtedness.

Section 3.06          Absence of Certain Changes. Except as set forth in Section 3.06 of the Company Disclosure Letter, since December 31, 2021, (a) there has not been any Event which has had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and no event, circumstance, development, state of facts, occurrence, change or effect exists or has occurred which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (b) the Company has operated in the ordinary course of business and consistent with past practice and (c) without limiting the generality of the foregoing, the Company has not taken any action that, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a breach of any of the covenants set forth in Section 5.01.

Section 3.07           Compliance with Laws. The Company is not currently conducting, nor has it conducted, its operations in material violation of, and the Company has at all times since its formation complied with, in all material respects, any and all Laws and/or Orders applicable to the Company or its properties or assets. The Company has not (i) received any warning letters, written notice of adverse finding or similar document or written notice that asserts a lack of compliance with any applicable Laws, Orders or regulatory requirements, (ii) encouraged or induced the breach of any contractual right or obligation of any party, or conspired with any party to breach any such obligation, or (iii) engaged in any fraud or fraudulent conduct, including conspiracy in connection with any such fraud or fraudulent conduct. There is no pending or, to the Knowledge of the Company, threatened regulatory action or investigation against the Company.

Section 3.08          Trade Compliance Laws.

(a)            None of the Company, any of its directors, officers, employees, or, to the Knowledge of the Company, any agent or Shareholder of the Company, is a Sanctioned Person. The Company is in compliance in all material respects with all applicable Trade Compliance Laws and has implemented and maintains in effect policies and procedures effective to ensure compliance by the Company with all applicable Trade Compliance Laws. The Company: (i) has not directly or indirectly exported, re-exported, sold or otherwise transferred (including transfers to non-U.S. persons located in the United States) any items, software, technology or services subject to Trade Compliance Laws in material violation of Trade Compliance Laws; (ii) where required by Law, has notified recipients of such items, software, technology or services of the potential applicability of Trade Compliance Laws to the recipients’ use or other disposition thereof; and (iii) has not engaged in any other transactions with any Person with whom U.S. Persons are prohibited from dealing under Trade Compliance Laws, including, for example, any Sanctioned Person.

(b)            No charge, proceeding, investigation, or inquiry by any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other governmental institution or agency administering Trade Compliance Laws, with respect to a violation of any applicable Trade Compliance Laws is now pending or, to the Knowledge of the Company, has been asserted or threatened with respect to the Company. The Company has not been the subject of any past charge, proceeding, or, the Knowledge of the Company, investigation or inquiry with respect to potential or actual violations of any Trade Compliance Laws.

(c)            The Company has not made any voluntary disclosure with respect to a possible violation of Trade Compliance Laws to any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other governmental institution or agency administering Trade Compliance Laws. The Company has not been subject to civil or criminal penalties imposed by any Sanctions Authority, the U.S. Department of State’s Directorate of Defense Trade Controls, or any other governmental institution or agency administering Trade Compliance Laws with respect to violations of any Trade Compliance Laws.

Section 3.09         Permits. The Company and its employees and agents possess all federal, state, local and foreign permits, approvals, licenses, authorizations, certificates, rights, identification numbers, exemptions, franchisees and other governmental authorizations from Governmental Entities (collectively, the “Permits”) that are necessary for the operation of the Business as presently conducted, or that are necessary for the lawful ownership of its properties and assets in connection with the Business. The Company has delivered or made available to Parent and Merger Sub for inspection a true and correct copy of each material Permit obtained or possessed by the Company. All the Permits are valid and have not lapsed, been cancelled, terminated or withdrawn except as would not, individually or in the aggregate, reasonably be likely to be material to the Company. The Company and, to the Knowledge of the Company, its employees and agents are in compliance with all such Permits in all material respects. Any application for the renewal of any such Permit of the Company which is due prior to the Closing Date will be timely made or filed by the Company prior to the Closing Date. No proceeding to modify, suspend, revoke, withdraw, terminate or otherwise limit any such Permit of the Company or, to the Knowledge of the Company, any of the other Permits, is pending, or, to the Knowledge of the Company, threatened. No administrative or governmental action or Proceeding has been taken or, to the Knowledge of the Company, threatened in connection with the expiration, continuance or renewal of any such Permit.

Section 3.10          Litigation. Except as set forth in Section 3.10 of the Company Disclosure Letter, there are no, and since the Company’s formation have not been any, Claims or Proceedings pending, or, to the Knowledge of the Company threatened, against or affecting the Company or any of its properties, assets or rights. To the Knowledge of the Company, there is no valid basis for any such action, proceeding or investigation. The Company is not subject to any Order.

Section 3.11          Employee Benefit Plans.

(a)            Section 3.11(a) of the Company Disclosure Letter sets forth an accurate and complete list of each material Employee Benefit Plan. “Employee Benefit Plan” means any benefit or compensation plan, program, policy, practice, contract, agreement or other arrangement, covering current or former employees, directors, consultants, or other individual service providers of the Company, including “employee benefit plans” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and all other employment, consulting, retirement, severance, termination, retention, change in control, deferred compensation, defined contribution, pension, vacation, sick, stock option, stock purchase, stock appreciation rights, stock-based or other equity-based, incentive, bonus, commission, supplemental retirement, profit sharing, insurance, medical, welfare, fringe or other compensation or benefit plans, programs, policies, practices, contracts, agreements or other arrangements, of any kind, whether or not in writing and whether or not funded, in each case, which is sponsored, maintained or contributed to, or required to be maintained or contributed to, for the benefit of any current or former employee or individual service provider of the Company (or any beneficiary or dependent thereof), or with respect to which any material liability would be borne by the Company. Each Employee Benefit Plan sponsored by a professional employer organization or co-employer organization engaged by the Company is referred to as a “PEO Benefit Plan” and each other Employee Benefits Plan is referred to as a “Non-PEO Benefit Plan.”

(b)            With respect to each material Non-PEO Benefit Plan, the Company has made available, and with respect to each material PEO Benefit Plan, the Company has used commercially reasonable efforts to make available, to Parent and Merger Sub, to the extent applicable, true, correct and complete copies of (i) all documents embodying such Employee Benefit Plan, including all amendments thereto and all related trust documents, insurance contracts or other funding documents, (ii) written descriptions of any such Employee Benefit Plans that are not set forth in a written document, (iii) the most recent summary plan description and all summaries of material modifications thereto, (iv) the most recent annual actuarial valuation, (v) the most recent determination or opinion letter issued by the IRS with respect to any such Employee Benefit Plan and related trust intended to be qualified under Section 401(a) of the Code, (vi) the most recent annual report (Form 5500 and all schedules and financial statements attached thereto or similar reports as required by applicable Law), (vii) all material and non-routine written correspondence since the formation of the Company to or from the IRS, the United States Department of Labor (“DOL”), the Pension Benefit Guaranty Corporation or any other Governmental Entity received with respect to any such Employee Benefit Plan, including any filings under the IRS’s Employee Plans Compliance Resolution System Program or any of its predecessors or the DOL’s Delinquent Filer Program, (viii) the most recent nondiscrimination tests performed under the Code (including 401(k) and 401(m) tests), and (ix) all currently effective material administrative service agreements, group annuity contracts, and group insurance contracts.

(c)            Each Non-PEO Benefit Plan (including any related trusts) has been, and each PEO Benefit Plan, to the Knowledge of the Company and with respect to the Company’s participation therein, has been, established, operated and administered in compliance, in all material respects, with its terms and applicable Laws, including ERISA and the Code. The Company has performed all material obligations required to be performed by it under each Employee Benefit Plan.

(d)            Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) has been administered in material compliance with its terms and the operational and documentary requirements of Section 409A of the Code and the regulations thereunder.

(e)            Each Employee Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances that has or would affect adversely the qualified tax qualification of any such Employee Benefit Plan.

(f)            With respect to any Employee Benefit Plan, and to the Knowledge of the Company, neither the Company, nor any trustee, administrator or other third-party fiduciary and/or party-in-interest thereof, has engaged in any breach of fiduciary responsibility or any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) for which an exemption is not available and which would subject the Company to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code. The Company has not engaged in a transaction that would result in a material civil penalty under Sections 409 or 502(i) of ERISA.

(g)            Except for the Shareholder Notes, there are no loans by the Company to any of its current or former employees, other than loans under any Employee Benefit Plan intended to qualify under Section 401(k) of the Code. The Company is not obligated to make any “gross-up” or similar “make whole” payment to any Person on account of any Tax under Section 409A or Section 4999 of the Code.

(h)            There are no pending, or to the Knowledge of the Company, threatened claims (other than routine claims for benefits in the ordinary course of business) by, on behalf of or against any Non-PEO Benefit Plan, or against the Company with respect to any PEO Benefit Plan as it relates to the Company’s participation therein, or any trust related thereto, and no audit or other proceeding by a Governmental Entity is pending, or to the Knowledge of the Company, threatened with respect to any Non-PEO Benefit Plan, or against the Company with respect to any PEO Benefit Plan as it relates to the Company’s participation therein.

(i)            No Employee Benefit Plan is or has at any time been an “employee pension plan” (as defined in Section 3(2) of ERISA), or a plan that is or was otherwise, covered by Title IV of ERISA or subject to Section 412 of the Code or Section 302 of ERISA, and neither the Company nor any of its ERISA Affiliates has ever maintained, established, participated in or contributed to, or is or has been obligated to contribute to, or has otherwise incurred any obligation or liability (including any contingent liability) under, any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(j)            Except as set for on Section 3.11(j) of the Company Disclosure Letter, no Employee Benefit Plan is (i) a “multiple employer plan” (within the meaning of Section 413(c) of the Code or Section 4063(a) of ERISA), (ii) a “multiple employer welfare arrangement” (within the meaning of Section 3(40) of ERISA) or (iii) a “funded welfare plan” within the meaning of Section 419 of the Code.

(k)            Except as required by Section 4980B of the Code or any similar state or local statute, or applicable non-U.S. Law, no Employee Benefit Plan provides retiree or post-employment health or life insurance benefits to any Person.

(l)            Except as set forth in Section 3.11(l) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (including the passage of time, but, for the avoidance of doubt, excluding any agreement, contract, arrangement or plan entered into by, or at the direction of, Parent or any of its Affiliates), (i) result in any compensation or benefit becoming due to any current or former employee, independent contractor, or other individual service provider of the Company, (ii) increase the compensation or benefits (including any severance payments or benefits) otherwise payable to any such individual, or entitle any such individual to new or additional compensation or benefits (including severance payments or benefits), (iii) result in the acceleration of the time of payment, funding, or vesting of any compensation or benefit under any Employee Benefit Plan or otherwise, or (iv) limit or restrict, or create or cause the imposition of any limitation or restriction on, the ability of the Company to amend or modify any Non-PEO Benefit Plan (or the Company’s participation in each PEO Benefit Plan) in accordance with its terms.

(m)            Except as set forth in Section 3.11(m) of the Company Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will, either alone or in combination with another event (including the passage of time, but, for the avoidance of doubt, excluding any agreement, contract, arrangement or plan entered into by, or at the direction of, Parent or any of its Affiliates), as of the date of this Agreement, constitute an event that may result in the payment of any amount that would, individually or in combination with any other such payment, constitute a “parachute payment” as defined in Section 280G(b)(1) of the Code.

Section 3.12          Labor Matters

(a)            Section 3.12(a) of the Company Disclosure Letter sets forth, (1) with respect to each current employee of the Company, including any such employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, including disability, family or other leave, sick leave or on layoff status subject to recall, (i) the name of such individual and his or her worker classification (exempt or non-exempt under the Fair Labor Standards Act), location (by U.S. state), and employing entity, (ii) such individual’s title, (iii) such individual’s annualized compensation as of the date of this Agreement, including base salary, vacation and paid time off accrual amounts, and target bonus and commission potential, if applicable, and (iv) if such employee is on a leave of absence, the type of leave and anticipated date of return to active employment; and (2) with respect to all individuals engaged by the Company as independent contractors or consultants at any time during the past two (2) years, (i) the name of such individual; (ii) his or her start date and end date (if applicable); and (iii) current fee rate or other rate of pay.

(b)            The Company has made available to Parent complete and accurate copies of all employee manuals and handbooks, policy statements and other similar materials in effect as of the date hereof relating to the employment of the employees and the engagement of non-employee service providers of the Company.

(c)            The Company is not a party to, bound by (including bound by way of applicable Law), negotiating or required to negotiate any collective bargaining agreement or other agreement with a labor union, works council, employee representative body, or other collective labor organization. No employees of the Company are represented by any labor union or other labor organization, and no such activities or proceedings are, to the Knowledge of the Company, threatened. There are no activities or proceedings of any labor union or other labor organization to organize any employees of the Company and no demand for recognition or certification as the exclusive bargaining representative of any employees has been made by or on behalf of any labor union or other labor organization. There are no pending or, to the Knowledge of the Company, threatened, and there have been no, strikes, lockouts, union organization activities (including, but not limited to, union organization campaigns or requests for representation), pickets, slowdowns, stoppages, grievances or labor disputes or similar activity in respect of the Business of the Company that may, individually or in the aggregate, interfere in any material respect with the business activities of the Company. The Company is not engaged in and for the past three (3) years has not engaged in any unfair labor practice that has resulted or could reasonably be expected to result, individually or in the aggregate, in any material liability to the Company. There is no unfair labor practice charge against the Company pending or, to the Knowledge of the Company, threatened before the National Labor Relations Board or any similar labor relations authority.

(d)            The Company is, and has been, in compliance in all material respects with all applicable Laws and Orders respecting labor, employment, and the engagement of labor, including Laws and Orders related to fair employment practices (including equal employment opportunity and discrimination Laws), terms and conditions of employment, classification of employees, workers’ compensation, occupational safety and health, immigration, affirmative action, employee and data privacy, plant closings, wages and hours/working time, redundancy, payment of wages, withholding of Taxes, and transfer of undertakings. There is no pending or, to the Knowledge of the Company, threatened charge, complaint, arbitration, audit or investigation brought by or on behalf of, or otherwise involving, any current or former employee, any person alleged to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company or relating to such individual’s employment, engagement, or termination thereof. The Company has been in material compliance with all applicable Laws regarding the classification of: (i) all present and former employees classified as exempt or non-exempt under the Fair Labor Standards Act and any similar state Law, and (ii) all present and former independent contractors of the Company. The Company has not incurred any liability or obligation under WARN that remains unsatisfied.

(e)            There are no Claims in existence, pending or, to the Knowledge of the Company, threatened against the Company:

(i)            by any current or former employee of the Company or any other Person in respect of an accident or injury which is not fully covered by insurance or which the Company insurer has indicated it will not cover or, to the Knowledge of the Company, the Company insurer is unlikely to cover,

(ii)            by any current or former employee of the Company in relation to their terms and conditions of employment, appointment or termination thereof, or any matter arising out of or in connection with their employment or non-employment, or

(iii)            by any current or former independent contractor of the Company or other Person in respect of the terms and conditions on which they supply or supplied services or the termination thereof or any matter arising out of or in connection therewith.

(f)            There are not currently and, since the Company’s formation, there have not been any allegations of sexual harassment or sexual misconduct have been made or, to the Knowledge of the Company, threatened to be made, against or involving any current or former manager, officer, director or other Key Employee by any current or former employee, manager, officer, director or independent contractor of the Company relating to conduct in such Person’s employment or engagement with the Company. Since its formation, the Company has not entered into any settlement agreements resolving, in whole or in part, allegations of sexual harassment or sexual misconduct by any current or former manager, officer, director or other Key Employee.

(g)            To the Knowledge of the Company, no senior executive or other Key Employee of the Company is party to any confidentiality, non-competition, non-solicitation, proprietary rights or other such agreement that would restrict the performance of such Person’s employment duties with the Company or the ability of the Company to conduct its Business.

(h)            As of the date hereof, to the Knowledge of the Company, no senior executive or other Key Employee of the Company has stated his or her intention to terminate his or her employment prior to or as a result of or following the consummation of the transactions contemplated by this Agreement.

Section 3.13           Tax Matters.

(a)            Tax Returns. The Company has filed timely or caused to be filed timely with the appropriate taxing authorities all income and other material Returns that are required to be filed by or with respect to the Company on or prior to the Closing Date (taking into account any applicable valid extension of time within which to file). The Company is not currently the beneficiary of any extension of time within which to file any material Return other than extensions of time to file Returns obtained in the ordinary course of business. Such income and other material Returns are true, correct and complete in all material respects and prepared in all material respects in compliance with all applicable Law, and accurately reflect all material liability for Taxes of the Company for the periods covered thereby.

(b)            Payment of Taxes. All Taxes required to be paid by or with respect to the Company, including, in each case, its income, assets and operations, (whether or not reflected on any Returns) have been timely paid, other than any such Taxes that are both (i) being contested in good faith in an appropriate proceeding and (ii) properly reserved for in accordance with GAAP. All Taxes incurred by the Company but not yet due and payable for periods covered by the Financial Statements have been properly accrued and adequately disclosed on the Financial Statements in accordance with GAAP.

(c)            Other Tax Matters.

(i)            The Company is not currently the subject of an audit or other examination (nor has it been the subject of an audit or examination) relating to Taxes by the taxing authorities of any nation, state or locality (and no such audit is pending or, to the Knowledge of the Company, contemplated) nor has the Company received any written notices from any taxing authority relating to any issue which could reasonably be expected to affect the Tax liability of the Company, including (A) any claim in a jurisdiction where the Company does not file Returns that the Company is or may be subject to taxation by that jurisdiction or (B) any written assertion of a deficiency, claim or issue with respect to Taxes or any adjustment to Taxes against the Company with respect to any taxable period for which the period of assessment or collection remains open.

(ii)            The Company (A)(1) has not entered into a written agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of Taxes of the Company that has not expired or (2) is not presently contesting the Tax liability of the Company before any taxing authority or other Governmental Entity, and (B) no written power of attorney with respect to any such Taxes has been filed, requested or entered into with any Governmental Entity for any period for which the statute of limitations (including any waivers or extensions) has not yet expired (other than any power of attorney granted to a payroll provider in the ordinary course of business).

(iii)            The Company has complied in all material respects with all applicable Laws relating to the withholding and collection of Taxes and has within the time and manner prescribed by applicable Laws (A) withheld all Taxes which the Company is obligated to withhold from amounts owing to any employee, officers, directors, creditor or any other Persons, (B) collected all sales, use, value added, goods and services, and similar Taxes required to be collected and (C) timely remitted all Taxes withheld and collected to the appropriate Governmental Entity in accordance with applicable Laws in all respects.

(iv)            The Company is not a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(v)            There are no Tax sharing, allocation, indemnification or similar Contracts (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax) in effect as between the Company or Affiliate thereof and any other party (including Shareholders and any of their respective predecessors or Affiliates) under which Parent or the Company could be liable for any Taxes or other claims of any party, including claims arising from (A) any agreement set forth in a contract regarding the acquisition of any business, properties or rights in effect as between the Company or Affiliate thereof and any other Person under which the Company may be required to make payments with respect to Tax benefits, including but not limited to transaction tax benefits arising from a prior transaction, or (B) any agreement with a Governmental Entity.

(vi)            The Company has delivered or made available to Parent true and complete copies, including all amendments thereto, of each of the Returns for Income Taxes filed on behalf of the Company.

(vii)            The Company will not be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any of the following that occurred or exists on or prior to the Closing Date (in each case where there is a reference to the Code or Treasury Regulations, including any corresponding or similar provision of state, local or non-U.S. Income Tax Law): (A) a “closing agreement” as described in Section 7121 of the Code; (B) an installment sale or open transaction; (C) a prepaid amount received or deferred revenue recognized; (D) an intercompany item under Treasury Regulation Section 1.1502-13 or an excess loss account under Treasury Regulation Section 1.1502-19; (E) a change in accounting method pursuant to Section 481 of the Code or any similar provision of the Code; or (F) any inclusion under Section 951(a) or Section 951A of the Code attributable to (1) “subpart F income,” within the meaning of Section 952 of the Code, (2) direct or indirect holding of “United States property,” within the meaning of Section 956 of the Code, (3) “global intangible low-taxed income,” as defined in Section 951A of the Code, in each case, determined as if the relevant taxable years ended on the Closing Date or (4) any inclusion under Section 965 of the Code, determined without regard to any election pursuant to Section 965(h) of the Code.

(viii)            The Company is not and has not been a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(ix)            The Company has not engaged in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(x)            There are no Liens for Taxes on the Company or any assets of the Company other than Permitted Liens.

(xi)            The Company has not been included in any “consolidated,” “unitary,” or “combined” Return provided for under the Law of the United States, any non-U.S. jurisdiction or any state, province, prefect or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

(xii)            The Company does not have any liability for Taxes under Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or foreign Law) as a result of having been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for Tax purposes under any state, local or foreign Law, or have any liability for the Taxes of any Person (other than the Company), or as a transferee or successor, by Contract or otherwise (other than Contracts entered into in the ordinary course of business, the primary purpose of which is not Tax).

(xiii)            The Company has not since its incorporation been resident for Tax purposes in a country other than its jurisdiction of incorporation. The Company does not have a permanent establishment, fixed base, or fixed place of business (in each case, within the meaning of an applicable Tax treaty or the Laws of any applicable jurisdiction) in any country outside of its country of formation.

(xiv)            None of the “section 197 intangibles” (within the meaning of Section 197 of the Code) of the Company is subject to any limitation on amortization under Treasury Regulations Section 1.197-2(h).

(xv)            The Company has not elected, through action or inaction, to benefit from any payroll tax relief, including tax credits and tax deferrals, under the Families First Coronavirus Response Act or the CARES Act (including pursuant to Sections 2301 and 2302 of the CARES Act) or any similar legislation with respect to payroll tax relief that addresses the financial impact of COVID-19 on employers.

(xvi)            Any and all material transactions between or among the Company and any of its Affiliates have occurred on arm’s-length terms and the Company has complied in all material respects with all Tax-related requirements that the arm’s-length nature of the terms of such transactions be documented. Such transactions have been properly taken into account and reported in the Returns of the Company and the Company has maintained documentation (including any applicable transfer pricing studies) in connection with any such related party transactions in material compliance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state, local or foreign applicable Law.

(xvii)            None of the Company’s assets are subject to any agreement treated as a Tax partnership agreement or is otherwise treated as held in an arrangement requiring a partnership income Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(xviii)            For purposes of this Section 3.12, any reference to the Company shall be deemed to include any predecessor or Person that merged with or was liquidated or converted into the Company.

Notwithstanding anything to the contrary in this Agreement, the Company does not make any representation or warranty as to the amount, limitation on, existence or availability in any taxable period (or portion thereof) beginning after the Closing Date of any net operating loss carryforward, capital loss carryforward, disallowed business interest expense carryforward, Tax basis or Tax credit carryforward.

Section 3.14          Technology and Intellectual Property Rights.

(a)            Section 3.14(a) the Company Disclosure Letter sets forth a complete and accurate list of all (i) Patents, registered Trademarks, registered Copyrights, Copyright applications for registration, domain name registrations, social media accounts, and other registered or applied for Technology and Intellectual Property Rights that are owned by the Company (collectively the “Registered IP”), listing for each entry the owner(s), jurisdiction(s) and registration and application number(s) and date(s); (ii) unregistered Trademarks owned by the Company (“Other IP”) and (iii) material proprietary Software and IT Systems. All Registered IP and Other IP is valid, enforceable and subsisting. All necessary fees and filings with respect to any material Registered IP have been timely submitted to the relevant intellectual property office or Governmental Entity and Internet domain name registrars to maintain such material Registered IP in full force and effect, including the timely and complete disclosure to the relevant Governmental Entity of all prior art known to be material to the patentability of the material Patents in the Registered IP. No issuance or registration obtained and no application filed by the Company for any Technology or Intellectual Property Rights has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application. There are no Proceedings (including litigation, interference, reexamination, inter partes review, reissue, oppositions, nullity, or cancellation proceedings) pending that relate to any of the Registered IP and, to the Knowledge of the Company, no such material Proceedings are threatened by any Governmental Entity or any other Person.

(b)            The Company possesses and exclusively owns all right, title and interest in and to all Company Owned IPR or has a valid and enforceable license to use, sell and license, as the case may be, all other Technology, Intellectual Property Rights and IT Systems as used, sold, or licensed in the Business or that are otherwise necessary for the conduct of the Business, in each case, free and clear of all Liens (other than Permitted Liens), and none of the foregoing will be impaired, altered or otherwise impacted by (nor will require any consent, notification, approval, waiver, or payment or grant of additional amounts or consideration as a result of) the execution, delivery, or performance of this Agreement or the consummation of the transactions contemplated hereby. For all Patents owned by the Company, each inventor on the Patent has assigned its rights to a member of the Company. The Company is not subject to any outstanding Order that would restrict its use of any Technology, Intellectual Property Rights or IT Systems as used, sold or licensed in the Business or that are otherwise necessary for the conduct of the Business, or would impair the validity or enforceability of any Company Owned IPR.

(c)            The Company has taken all necessary and otherwise reasonable steps to protect and preserve the confidentiality and value of all Trade Secrets (including source code for proprietary Software and Know-How) held by it or otherwise used in the Business (and that a complete copy of all Company Core Software Assets (including the source code comprised therein) is in the Company’s sole possession). No such Trade Secret has been disclosed (or authorized or threatened to be disclosed) to any third Person other than pursuant to the terms of a valid, written confidentiality agreement with such Person that (i) obligates such Person to maintain the confidentiality thereof, (ii) imposes perpetual confidentiality obligations with respect to Trade Secrets, and (iii) is in full force and effect, not breached, and legally enforceable by the Company.

(d)            The use of the Company Owned IPR, or the conduct of the Business (including the design, development, manufacture, marketing, licensing, sale, re-sale, offer for sale (or re-sale), use, distribution or importation of the Company’s products (including any Company Products, Company Core Software Assets or Technology) and services) has not infringed, misappropriated, diluted, used without authorization, or otherwise violated and do not infringe, misappropriate, dilute, use without authorization, or otherwise violate any Intellectual Property Rights of any Person. There are no actual, pending or, to the Knowledge of the Company, threatened, Claims or Proceedings (and the Company has not received notice) either (i) alleging any infringement, misappropriation, dilution, use without authorization, or other violation of Intellectual Property Rights by, or in connection with the Company, or (ii) challenging the use, ownership, validity or enforceability of any Company Owned IPR (including any Company Core Software Assets).

(e)            To the Knowledge of the Company, no Person is infringing, misappropriating, diluting, using without authorization, or otherwise violating any Company Owned IPR and the Company has not made any Claim alleging the foregoing.

(f)            None of Shareholders or their respective Affiliates (other than the Company) (i) has any rights in or to any Company Owned IPR or any other Technology or Intellectual Property Rights used (or held for use) in the conduct of the Business or (ii) is a party to any Contract involving any such Technology or Intellectual Property Rights.

(g)            The Company has executed valid and enforceable written agreements with all Persons (including all of its past and present employees, consultants and independent contractors) who are or would reasonably be expected to be privy to any Trade Secrets of the Company or who have contributed or are contributing to the creation or development of any Company Owned IPR pursuant to which such Persons have, respectively, (i) agreed to hold all Trade Secrets and other confidential information of the Company in confidence both during and after their employment or retention, as applicable, and (ii) presently assigned to the Company all of such Person’s rights, title and interest in and to all Technology or Intellectual Property Rights created, conceived, or developed for the Company in the course of their employment or retention thereby (or all such rights, title and interest have vested or will vest in the Company by operation of Law). No party thereto is in default or breach of such agreement.

(h)            The Company has obtained, possesses and is in compliance with valid licenses to use all of the Software (including Company Core Software Assets) present on the computers and other Software-enabled electronic devices that it owns or leases or that is otherwise used by Company or its employees or contractors in connection with the Business, except as is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. The Company has not disclosed or delivered to any escrow agent or any other Person, other than employees or contractors who are subject to confidentiality obligations, any of the source code that is Company Owned IPR comprised in the Company Core Software Assets, and no other Person has the right, contingent or otherwise, to obtain access to or use any such source code. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the delivery, license or disclosure of any source code that is owned by the Company or otherwise constitutes Company Owned IPR or Company Core Software Assets to any Person who is not, as of the date the event occurs or circumstance or condition comes into existence, a current employee or contractor of the Company subject to confidentiality obligations with respect thereto.

(i)            The Company has, since its inception implemented adequate practices and commercially reasonable security consistent with Data Protection Requirements to ensure the confidentiality, integrity and availability of the Company IT Systems and the data and information thereon (including Personal Data, proprietary or sensitive business information, and Company Owned IPR). The Company IT Systems (i) constitute all IT Systems used in and necessary for the operation of the Business, (ii) are adequate for, and operate and perform in material conformance with their documentation and functional specifications; (iii) operate and perform in all material respects as currently required and as currently contemplated to be required to conduct and operate the Business; (iv) are free from any material software defect; (v) have been maintained in all material respects in accordance with the Company’s internal standards as well as any applicable warranties or other user instructions from suppliers; and (vi) do not contain any “time bombs,” “Trojan horses,” “back doors,” “trap doors,” worms, viruses, spyware, keylogger software, or other vulnerability, faults or malicious code or damaging devices designed or reasonably expected to adversely impact the functionality of or permit unauthorized access or to disable or otherwise harm any computer, Software or other IT Systems. The Company has implemented reasonable backup, anti-virus, security and disaster recovery technology, policies and procedures.

(j)            The Company has implemented commercially reasonable practices regarding Data Protection Requirements and the collection, use, processing, disclosure, confidentiality, integrity and availability of IT Systems and the data and information thereon (including Personal Data, proprietary or sensitive business information, and Company Owned IPR). The Company is in compliance in all material respects with all Data Protection Requirements and the consummation of the transactions contemplated by this Agreement will not result in the violation of any such Data Protection Requirements. There are and have been no Claims or Proceedings commenced, ongoing, pending or threatened, alleging a breach of any Data Protection Requirement (or otherwise concerning the data privacy practices of the Company). There has been no loss, damage, or unauthorized access, use, modification, or breach of security of Personal Data, or other sensitive data (including Company Owned IPR), maintained or collected by, or on behalf of, the Company. No member of the Company has received any notice of any claims, investigations, or alleged violations of any Data Protection Requirement, nor has the Company notified in writing, or been required by any Data Protection Requirement to notify in writing, any person or entity of any Personal Data or information security-related incident.

Section 3.15           Broker’s or Finder’s Fees. No agent, broker, Person or firm acting on behalf of any Shareholder or the Company is, or shall be, entitled to any broker’s fees, finder’s fees or commissions from the Company in connection with this Agreement or any of the transactions contemplated hereby.

Section 3.16           Material Contracts.

(a)            Section 3.16(a) of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of the following Contracts (each such Contract required to be set forth on such Schedule, a “Material Contract”) to which the Company is a party or is otherwise bound, or by which any of its properties or assets are bound:

(i)            all Contracts that contain restrictions with respect to payment of dividends or any other distribution in respect of Equity Interests of the Company;

(ii)            all Contracts that provide for aggregate consideration payable to or by the Company in any fiscal year in excess of fifty thousand dollars ($50,000);

(iii)            all Contracts relating to capital equipment or expenditures or other purchases of material, supplies or other assets or properties or services in excess of fifty thousand dollars ($50,000) individually;

(iv)            all Contracts involving a loan (other than accounts receivable owing from trade debtors in the ordinary course of business or advances to employees for expenses in the ordinary course of business not in excess of fifty thousand dollars ($50,000) individually) or advance to, or investment in, any Person or any Contract relating to the making of any such loan, advance or investment;

(v)            all Contracts that restrict, limit or purports to prohibit, restrict or limit the ability of the Company to (A) compete in, or conduct business in, any line of business or to provide services to any Person or in any geographic area or during any period of time (B) use or enforce any Intellectual Property Rights or Technology owned by or exclusively licensed to the Company;

(vi)            all Contracts that are related to Indebtedness of the Company or granting or evidencing a Lien on any property (including intellectual or industrial property and Technology) or asset of the Company (including Company Owned IPR);

(vii)            all Contracts that obligate the Company to pay employees any amount outside the ordinary course of business (other than base salary, standard bonus and employee benefits provided in the ordinary course of business or as otherwise set forth in Section 3.11(a) of the Company Disclosure Letter);

(viii)            all contracts with any management service, consulting, financial advisory or similar firm or any investment or commercial banks;

(ix)            all Contracts with any Governmental Entity;

(x)            all Contracts (including letters of intent) (A) involving the future disposition or acquisition of assets or properties involving consideration of more than fifty thousand dollars ($50,000), individually or in the aggregate, or any merger, consolidation or similar business combination transaction or (B) relating to the acquisition by the Company of any operating business or the Equity Interests of any other Person pursuant to which the Company has continuing obligations as of the date hereof;

(xi)            all Contracts involving any joint venture, partnership, strategic alliance, shareholders’ agreement, co-marketing, co-promotion, co-packaging, joint development or similar arrangement;

(xii)            leases, subleases, licenses or similar contract requiring payments to or from the Company in excess of fifty thousand dollars ($50,000) per annum representing an interest in or in respect of any tangible rights, assets or property;

(xiii)            all Contracts involving any resolution or settlement of any actual or threatened litigation, arbitration, Claim, Proceeding or other dispute;

(xiv)            all Contracts that contain “most favored nation”, “exclusivity”, “requirements”, “take or pay”, first refusal, or first offer provisions or similar terms;

(xv)            all Contracts (A) for the employment or engagement of any individual that cannot be terminated by the Company for any reason without the payment or provision of severance, or (B) providing for change in control, transaction, retention, or other similar payments to any current or former employee or other individual service provider; and

(xvi)            all Contracts (including any Outbound License Agreements and Inbound License Agreements) relating in whole or in part to, or that includes (A) any sale, assignment, hypothecation, other transfer, license, option, other grant of rights under or with respect to, or covenant not to bring claims for infringement or other misappropriation of, any Technology or Intellectual Property Rights, other than licenses to the Company of Off-the-Shelf Software and any non-exclusive licenses granted to Company’s customers in the ordinary course in connection with such customers utilizing the services and technology provided by the Company or (B) any use limitation with respect to any Technology or Intellectual Property Rights.

(b)            Each Material Contract is in full force and effect and is the legal, valid and binding obligation of the Company, and to the Knowledge of the Company, each of the other parties thereto, enforceable in accordance with the terms thereof, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) or the implied covenant of good faith and fair dealing. Except as set forth in Section 3.16(b) of the Company Disclosure Letter, there exists no default or event of default, nor any event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a default or event of default thereunder, in each case by the Company, with respect to any Material Contract other than any such default, event of default, event, occurrence, condition or act which is not and would not reasonably be expected to be, individually or in the aggregate, material to the Company. To the Knowledge of the Company, all of the covenants to be performed by any other party to any Material Contract have been fully performed in all material respects. The Company has delivered or made available to Parent true and complete copies, including all amendments, of each Contract set forth in Section 3.16(a) of the Company Disclosure Letter. The Company is not liable to any of its customers for any Liabilities relating to or arising out of any equipment that is not manufactured by the Company in excess of the amount covered by the underlying manufacturer.

Section 3.17           Environmental Matters. The Company is and has been since its formation in compliance with all Environmental Laws, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to be material to the Company. The Company has not received any notice that it is in material violation of any Environmental Law. The Company has not Released any Hazardous Materials in material violation of Environmental Law.

Section 3.18           Real Property

(a)            The Company does not own, and has never owned, any real property. Section 3.18 of the Company Disclosure Letter contains an accurate and complete list as of the date hereof of all leases of real property (including any amendments or ancillary documents thereto and guarantees thereof, collectively, the “Real Property Leases”) to which the Company is a party (as lessee, sublessee, sublessor or lessor) and sets forth the role of the Company and the street address of such property, and the counterparty thereto. Each Real Property Lease is valid, properly executed and binding and has not been terminated, forfeited or repudiated. True and complete copies of all Real Property Leases have been delivered or made available to Parent prior to the date hereof. To the Knowledge of the Company, all of the covenants to be performed by any other party under any such Real Property Lease have been fully performed in all material respects by such Person.

(b)            With respect to each Real Property Lease, all rents and additional rents due on each such Real Property Lease have been paid, and in each case, the sublessee, as applicable, has been in peaceable possession since the commencement of the original term of such Real Property Lease.

(c)            With respect to each Real Property Lease, the Company has valid leasehold interests in all leased real property described in each Real Property Lease, the Company has good and marketable title to the relevant leasehold interest free and clear of any and all Liens, except for Permitted Liens. All of the buildings, structures and appurtenances that are the subject of the Real Property Leases are in good operating repair and condition (ordinary wear and tear and latent defects excepted), are adequate and suitable for the purposes for which they are presently being used and, with respect to each, the Company has adequate rights of ingress and egress for operation of the Business of the Company in the ordinary course. To the Knowledge of the Company none of the buildings which are the subject of the Real Property Leases are affected by structural or other defects, including defects in any drains, pipes, wires or services, or adversely affected by flooding, subsidence, rising damp, wet or dry rot or any infestation. To the Knowledge of the Company, no condemnation proceeding is pending or threatened with respect to any property used by the Company.

Section 3.19          Affiliate Transactions. Except as set forth in Section 3.19 of the Company Disclosure Letter (a) there are no Contracts or Liabilities or other business arrangements between the Company, on the one hand, and any Shareholder or any of its respective Affiliates (other than the Company), on the other hand (other than pursuant to any Employee Benefit Plans) and (b) no Shareholder, nor any of its respective Affiliates (other than the Company) or any director, officer or fiduciaries of the Company possesses, directly or indirectly, any financial interest in, or holds a position as a director, officer or employee of, any Person which is a client, vendor, customer, lessor, lessee, or competitor or potential competitor of the Company, and (c) no Shareholder nor any of its respective Affiliates (excluding the Company) or any of its directors, officers or fiduciaries of the Company and/or Shareholders has any right to or right to use any asset of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934, as amended, of one per cent (1%) or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.19.

Section 3.20          Vendors and Customers. Section 3.20 of the Company Disclosure Letter sets forth a true and complete list of (i) the top ten (10) customers, measured by dollars, from whom the Company has received the greatest amount of revenues during each of the 2021 and 2020 calendar years and the six-month period ended on June, 2022 (such customers, the “Top Customers”), (ii) the ten (10) largest vendors, measured by dollars, from whom the Company purchased during each of the 2021 and 2020 calendar years and the six-month period ended on June 30, 2022 (such vendors, the “Top Vendors”) and (iii) the amount of consideration paid by or to each Top Customer and Top Vendor (x) during fiscal year 2021 and fiscal year 2020 and (y) for the six-month period ended on June 30, 2022. The relationships of the Company with each such Top Vendor and Top Customer are good commercial working relationships, and (A) no Top Vendor or Top Customer has canceled or otherwise terminated, or to the Knowledge of the Company intends to cancel or terminate, its relationship with the Company, or to the Knowledge of the Company has threatened to cancel or otherwise terminate, its relationship with the Company and (B) the Company has not received any notice that any such Top Vendor or Top Customer intends to cancel or otherwise materially and adversely modify its relationship with the Company or limit its services, supplies or materials to the Company, or its usage or purchase of the services and products of the Company (including Company Products) either as a result of the transactions contemplated hereby or otherwise.

Section 3.21          Accounts Receivable. All of the accounts receivable of the Company are valid and legally binding, represent bona fide transactions and arise in the ordinary course of business of the Company. To the Knowledge of the Company, all of the accounts receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves and allowances for doubtful accounts taken in accordance with GAAP and reflected in the Financial Statements. All of the accounts receivable are for sales of goods and services to customers of the Business, none of which is an Affiliate of the Shareholders, except as set forth on Section 3.21 of the Company Disclosure Letter.

Section 3.22          Bank Accounts, Powers of Attorney. Set forth in Section 3.22 of the Company Disclosure Letter is an accurate and complete list showing (a) the name and address of each bank in which the Company has an account or safe deposit box, the number of any such account or any such box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the names of all Persons, if any, holding powers of attorney from the Company and a summary statement of the terms thereof.

Section 3.23          Title to Personal Properties. The Company has good and valid title or, in the case of leased assets, a valid leasehold interest, free and clear of all Liens, except for Permitted Liens, to all of the material tangible and intangible personal property and assets reflected in the Financial Statements or thereafter acquired, except for properties and assets disposed of in the ordinary course of business, consistent with past practice, since the Balance Sheet Date. The Company owns or has the exclusive right to use all of the tangible personal properties and assets necessary for the conduct of the Business as currently conducted. Except as would not be materially adverse or reasonably be expected to be materially adverse to the Company, all of the tangible personal property used in the Business is in good operating condition, ordinary wear and tear excepted, and is adequate and suitable for the purposes for which it is presently being used. No Shareholder nor any of its respective Affiliates (other than the Company) possesses, or has the right to use, any tangible or intangible personal property owned or leased by the Company.

Section 3.24          Anti-Corruption Laws.

(a)            Neither the Company nor any of its directors, officers, or, to the Knowledge of the Company, its employees, agents and affiliates: (i) has made any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (ii) has made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee; (iii) has made or taken any action to further or facilitate any offer, payment, gift, promise to pay, or any offer, gift or promise of anything else of value, directly or indirectly, to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, or any other party in order to obtain, retain or direct business or obtain any improper or undue advantage in violation of Anti-Corruption Laws; (iv) has established or maintained any unlawful funds; (v) has accepted or received any unlawful contributions, payments, gifts or expenditures; and (vi) is aware of or has taken or failed to take any action, directly or indirectly, that would result in a violation of any provision of the Anti-Corruption Laws.

(b)            The Company has instituted and maintains policies and procedures effective to ensure compliance by the Company, and its directors, officers, employees and agents, with Anti-Corruption Laws.

(c)            The Company has not undergone and is not undergoing, any audit, review, inspection, investigation, survey or examination by a Governmental Entity relating to Anti-Corruption Laws. To the Knowledge of the Company, there are no threatened claims, nor presently existing facts or circumstances that would constitute a reasonable basis for any future claims, with respect to the Anti-Corruption Laws by the Company.

Section 3.25           Insurance. Set forth in Section 3.25 of the Company Disclosure Letter is an accurate and complete list of all insurance policies which cover the Company and the Business, properties, assets, operations, equipment, consultants, officers or employees (including self-insurance and captive reinsurance), full and complete copies of which have been made available to Parent. Such policies are valid, binding and enforceable, all premiums thereon have been timely paid in accordance with the terms of such policies, and the Company is otherwise in compliance with the terms and provisions of such policies other than any such non-compliance which would not be materially adverse or would not reasonably be expected to be materially adverse to the Company or result in the cancellation of, any such policy. The Company has not received notice of cancellation or non-renewal of, any such policy. Section 3.25 of the Company Disclosure Letter sets forth an accurate and complete list as of the date hereof of all pending claims and the claims history of the Company, under the material insurance policies set forth in Section 3.25 of the Company Disclosure Letter, including with respect to insurance obtained but not currently maintained.

Section 3.26           Sufficiency of Assets. The tangible and intangible personal property owned or leased by the Company, together with all leased real property of the Company, all owned, leased or licensed Intellectual Property Rights, Technology and IT Systems of the Company, and all other assets and rights (including rights under Contracts) of the Company, are sufficient for the operation of the Business as currently conducted. Immediately after the Closing, the Company will own, or have the right to use, all tangible and intangible properties and assets that are used in connection with the Business on the same economic basis as before the Closing. Each item of equipment, motor vehicle and other asset that the Company has possession of pursuant to a lease agreement or other contractual arrangement is in such condition that, upon its return to its lessor or owner under the applicable lease or Contract, the obligations of the Company to such lessor or owner will have been discharged in full.

Section 3.27           Customer Warranties. There are no pending, nor to the Knowledge of the Company, threatened, legal Proceedings under or pursuant to any warranty, whether expressed or implied, on products (including Company Products) or services sold on or prior to the Closing Date by the Company that are not disclosed or referred to in the Financial Statements and that are not fully reserved against in accordance with GAAP. All of the services rendered by the Company (whether directly or indirectly through independent contractors) have been performed in material conformity with all expressed warranties and with all applicable contractual commitments, and the Company does not have any liability for replacement or repair or for other damages with respect to any expressed warranties, except for amounts incurred in the ordinary course of business which are not required by GAAP to be disclosed in the Financial Statements or which are not and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Company. To the Knowledge of the Company, there is no event, occurrence, condition or circumstances that is reasonably expected to result in an increase in warranty claims in the future that would reasonably be expected to be, individually or in the aggregate, material to the Company.

Section 3.28          Backlog Projects; Pipeline Opportunities.

(a)            Section 3.28(a) of the Company Disclosure Letter contains an accurate and complete list showing (i) the Company’s Backlog Projects, and (ii) for each Backlog Project, the amount which is scheduled or expected to be generated by the Company in connection therewith. Copies of each Contract executed by the Company (if any) related to each Backlog Project have been made available to Parent. For the purposes of this Section 3.28(a), “Backlog Projects” means bona fide opportunities of the Company in respect of which the Company is scheduled or expected to generate revenue as of the date hereof for which a Contract (including, for the avoidance of doubt, any letter of intent, memorandum of understanding, or other nonbinding written instrument) or purchase order has been executed.

(b)            Section 3.28(b) of the Company Disclosure Letter contains an accurate and complete list showing (i) the Company’s Pipeline Opportunities, and (ii) for each Pipeline Opportunity, the amount of revenue reasonably expected to be generated by the Company as of the date hereof. Copies of each Contract executed by the Company (if any) related to each Pipeline Opportunity have been made available to Parent. For the purposes of this Section 3.28(b), “Pipeline Opportunities” means bona fide prospective customers and opportunities of the Company.

Section 3.29           Regulatory Status. Neither the Company nor any Affiliate is, or is subject to regulation as, a “public utility” as defined in Section 201(e) of the FPA.  The Company is not subject to regulation under PUHCA, and no Affiliate is subject to regulation as a “holding company,” “public utility company,” “public utility,” or “electric utility company,” as such terms are defined in PUHCA. Neither the Company nor any Affiliate is subject to, or not exempt from, financial, organizational or rate regulation by any State Commission.

Section 3.30          No Other Representations and Warranties. Except for the representations and warranties contained in this Article III or the representations contained in any Restrictive Covenant and Support Agreement, any Support Agreement or any Letter of Transmittal, neither the Company nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company or the Shareholders, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent and its representatives (including any information, documents or material made available to Parent in the Data Room, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of the Company, or any representation or warranty arising from statute or otherwise in Law. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claims, remedies or recourse in the event of Fraud.

Article IV

Representations and Warranties of Parent AND MERGER SUB

Parent and Merger Sub (each solely with respect to itself) hereby, jointly and severally, represent and warrant to the Company as of the date of this Agreement and as of the Closing, as follows:

Section 4.01           Due Organization, Good Standing and Corporate Power of Parent and Merger Sub. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing (or the equivalent thereof) under the Laws of the jurisdiction in which it is incorporated (or, if not a corporation, organized) and each has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 4.02          Authorization; Noncontravention.

(a)            Each of Parent and Merger Sub has the requisite corporate power and authority (or the equivalent thereof) and has taken all corporate or other action necessary to execute and deliver this Agreement and all other instruments and agreements to be delivered by Parent and Merger Sub as contemplated hereby, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Parent and Merger Sub of this Agreement and all other instruments and agreements to be delivered by Parent and Merger Sub as contemplated hereby, the consummation by it of the transactions contemplated hereby and thereby and the performance of its obligations hereunder and thereunder have been duly authorized and approved by the board of directors (or similar governing body) of Parent and Merger Sub, as applicable. This Agreement has been, and all other instruments and agreements to be executed and delivered by Parent and Merger Sub as contemplated hereby will be, duly executed and delivered by Parent and Merger Sub. Assuming that this Agreement constitutes a valid and binding obligations of the Company, the Shareholders’ Representative and each other Person (other than Parent and Merger Sub) party hereto, this Agreement constitutes a valid and binding obligations of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally, and by general equitable principles. Assuming that all other instruments and agreements to be delivered by Parent and Merger Sub as contemplated hereby constitute valid and binding obligations of the Company, Shareholders’ Representative and each other Person (other than Parent and Merger Sub) party thereto, such instruments and agreements will constitute valid and binding obligations of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b)            The execution and delivery of this Agreement and all other instruments and agreements to be delivered by Parent and Merger Sub as contemplated hereby do not, and the consummation of the transactions contemplated hereby and thereby will not, (i) conflict with any of the provisions of the articles of incorporation or bylaws (or similar governing documents) of Parent and Merger Sub, as amended to the date of this Agreement, (ii) conflict with or result in breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, any Contract or other instrument to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective properties or assets are bound or (iii) subject to receipt of the consents approvals, authorizations, declarations, filings and notices referred to in Section 4.03, contravene any Law or any Order applicable to Parent or by which any of its properties or assets are bound except (in case of clauses (ii) and (iii) above) for such conflicts, violations, breaches or defaults which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Parent to consummate the transactions contemplated hereby.

Section 4.03          Consents and Approvals. No consent of or filing with any Governmental Entity or any other Person, must be obtained or made in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (a) any consents, approvals, authorizations or filings, which have been obtained or made or, if not made or obtained, would not, individually or in the aggregate, reasonably be likely to prevent, materially delay or materially impair the consummation of the transactions contemplated by this Agreement, (b) the filing of the Articles of Merger, (c) filings pursuant to the HSR Act or (d) any filings required under the Securities Act or the Exchange Act.

Section 4.04          Broker’s or Finder’s Fee. No agent, broker, Person or firm acting on behalf of Parent or Merger Sub is or shall be entitled to any fee, commission or broker’s or finder’s fees in connection with this Agreement or any of the transactions contemplated hereby from any of the other parties hereto or from any Affiliate of the other parties hereto.

Section 4.05          No Prior Merger Sub Operations. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and those incidental to its formation.

Section 4.06           Legal Proceedings. There are no actions, suits, claims, investigations or other legal proceedings pending or, to Parent’s or Merger Sub’s knowledge, threatened against or by Parent, Merger Sub or any of their respective Affiliates that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

Section 4.07           Financing. On the Closing Date, Parent will have sufficient funds available (through existing credit agreements or otherwise) to enable it to consummate the Merger and pay the amounts required to be paid at the Closing pursuant to this Agreement.

Article V

Covenants

Section 5.01          Conduct of the Company’s Business Prior to Closing.

(a)            Except as set forth on Section 5.01(a) of the Company Disclosure Letter, as expressly required by this Agreement, as required by Law or as otherwise agreed to in writing (with electronic mail being sufficient) by Parent, during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Article VIII, the Company will (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and goodwill, (iii) use commercially reasonable efforts to keep available the services of its officers and employees and (iv) use commercially reasonable efforts to maintain satisfactory relationships with any Person having business relationships with the Company.

(b)            In furtherance and not in limitation of Section 5.01(a), except as set forth on Section 5.01(b) of the Company Disclosure Letter, as expressly required by this Agreement or as required by Law, or consented to in writing by Parent, during the period commencing on the date hereof and ending at the earlier of (x) the Closing and (y) termination of this Agreement pursuant to Article VIII, the Company shall not:

(i)            amend or change (or authorize any change) the articles of incorporation or bylaws (or equivalent organizational documents), as the case may be, of the Company;

(ii)            split, combine, subdivide, recapitalize or reclassify the Equity Interests of the Company;

(iii)            purchase or redeem (other than purchases or redemptions of Common Shares in the ordinary course of business pursuant to the terms of any Employee Benefit Plan or other Contract in effect on the date hereof) issue (or authorize the issuance of), sell, pledge, encumber or otherwise acquire or dispose of any Equity Interests or grant any options, shares of Restricted Stock, warrants, equity, equity-based or phantom equity awards, or other rights to purchase, or convert any obligation into, Equity Interests of the Company or issue of any evidence of Indebtedness or other securities;

(iv)            make any declaration, set aside or pay any dividend or other distribution with respect to the Equity Interests of the Company, or make any other change in the capital structure of the Company;

(v)            forgive or cancel any material debts or claims held by the Company;

(vi)            incur, create, assume, guarantee or modify any Indebtedness, or make any loans, advances or capital contributions to, or investments in, any other Person, in each case except in the ordinary course of business and not in excess of fifty thousand dollars ($50,000) on an individual, and not aggregate, basis) (notwithstanding the foregoing, for avoidance of doubt, the Company is not permitted to incur any costs in connection with alterations or improvements under the New Lease or any other lease or similar agreement);

(vii)            adopt or change its financial or tax accounting principles, elections, policies or methods, except as required by GAAP;

(viii)            make, change or revoke any material Tax election, settle or compromise any material Tax liability, claim, audit or proceeding relating to Tax (including with respect to a claim for refund thereof), prepare any Return in a manner which is materially inconsistent with the past practices of the Company, incur any material liability for Taxes other than in the ordinary course of business, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, submit any voluntary Tax disclosure or Tax amnesty filing, surrender a right to a material credit or material refund of any Tax, make or request any Tax ruling from any Governmental Entity, enter into any Tax sharing or similar Contract or arrangement (other than Contracts or arrangements entered into in the ordinary course of business, the primary purpose of which is not Tax), enter into any installment sale or open transaction disposition or receive any material prepaid amount outside the ordinary course of business, or file an amended Return or a claim for refund of Taxes with respect to the income, assets or operations of the Company;

(ix)            materially change the credit, collection or payment practices of the Company, or intentionally defer any accounts payable or accounts receivable of the Company (other than in the ordinary course of business consistent with past practices);

(x)            acquire (by merger, consolidation or acquisition of stock, Equity Interests or assets, or by any other manner), in a single transaction or a series of related transactions, any corporation, limited liability company, partnership or other business enterprise or division or significant assets thereof;

(xi)            (A) sell, assign, grant, pledge, lease, license, sublicense, covenant not to assert, or permit the lapsing, abandonment, encumbrance or other transfer or disposition of, any material assets (tangible or intangible), properties or businesses of the Company other than the sale of assets and services in the ordinary course consistent with past practice; or (B) disclose any Trade Secrets of the Company to any Person (other than pursuant to written confidentiality agreements that contain reasonable protections sufficient to preserve all rights in such Trade Secrets);

(xii)            except for the Company’s entrance into the Restricted Stock Agreement Amendments, and as may otherwise be required under the terms of any Employee Benefit Plan existing as of the date hereof, (A) grant or increase (or promise to grant or increase) in any manner the compensation, bonus, pension, welfare, fringe or other benefits, severance or termination pay of any employee, independent contractor, or other non-employee individual service provider (other than across-the-board, scheduled merit, cost-of-living or other increases in annual base compensation or hourly wage rate in the ordinary course of business consistent with past practice), (B) adopt, enter into, establish, materially amend or modify, or terminate any Employee Benefit Plan or any plan, program, policy, agreement, or arrangement that would constitute an Employee Benefit Plan had it been in effect as of the date of this Agreement, (C) accelerate the vesting, funding, or lapsing of restrictions with respect to any stock-based or long-term incentive award, or any other compensation, or benefit owing, due, or payable to any current or former employee, individual independent contractor, or individual service provider of the Company under any Employee Benefit Plan, (D) announce, implement or effect the reduction in force, lay-off, early retirement program, severance program or other program or effort concerning the termination of employment of Company employees in such a manner that would trigger any Liability under WARN, (E) forgive any loans, or issue any loans (other than routine travel advances or business expenses issued in the ordinary course of business), to directors, officers, individual independent contractors or employees of the Company, (F) enter into, amend, negotiate, or terminate any collective bargaining agreement or other agreement with a labor union, works council or similar organization, except in the ordinary course of business or (G) hire any employee or engage any individual independent contractor, or terminate the employment or engagement (other than for cause) of any employee or individual independent contractor, in either case, with aggregate annual compensation in excess of two hundred thousand dollars ($200,000.00);

(xiii)            pay, discharge, settle or satisfy any Proceeding involving (A) the Company or any of its assets or properties or (B) the Shareholders in respect of the Company or any of its assets or properties;

(xiv)            enter into any Contract (A) with any Affiliate of the Shareholders or the Company or (B) which, if entered into prior to the date hereof, would be required to be set forth on Section 3.16 or Section 3.18 of the Company Disclosure Letter or materially amend, or terminate any Material Contract or Real Property Lease (other than the amendment to the Existing Lease in accordance with Section 2.07(b)(xiii) and Section 5.12);

(xv)            enter into any Contract (i) under which the Company grants or provides or agrees to grant or provide to any third Person any assignment, license, covenant not to assert, release, immunity or other right with respect to any Intellectual Property Rights or Technology (other than non-exclusive licenses of Company Products granted to the Company’s customers in the ordinary course of business consistent with past practice); (ii) under which the Company establishes with any third party a joint venture, strategic relationship, or partnership pursuant to which the Company agrees to develop or create any Technology, Intellectual Property Right, products (including Company Products) or services; (iii) that will cause or require (or purport to cause or require) the Company or Parent or any of their Affiliates to (A) grant to any third party any license, covenant not to sue, immunity or other right with respect to or under any of the Intellectual Property Right or Technology of the Company; (B) be obligated to pay any royalties or other amounts, or offer any discounts, to any third party (other than, with respect to the Company only, in connection with non-exclusive Inbound License Agreements of Off-the-Shelf Software entered into in the ordinary course of business consistent with past practice); or (C) be obligated to disclose or deliver any Company Owned IPR to any Person or escrow agent;

(xvi)            terminate, waive or cancel any right or registration of a right, of substantial value, including taking any action that would reasonably be expected to result in any loss, lapse, abandonment, invalidity or unenforceability of any Intellectual Property Right;

(xvii)            distribute, modify, embed, integrate, bundle, link, incorporate, or otherwise use any Open Source Technology in any manner that would subject any Company Owned IPR or any portion of the Company Core Software Assets to any Copyleft Terms;

(xviii)            make any individual capital expenditure (exclusive of customer equipment purchases) in excess of fifty thousand dollars ($50,000); or

(xix)            enter into any Contract or agree, undertake or commit to do any of the foregoing.

Section 5.02          Access. During the period commencing on the date hereof and ending on the earlier of (a) the date on which the Closing occurs, and (b) the date on which this Agreement is terminated pursuant to Article VIII, the Company shall afford Parent, and its Affiliates and Representatives reasonable access during normal business hours and with reasonable advance notice, to the officers, directors, employees (consented to in advance by the Chief Executive Officer of the Company (such consent not to be unreasonably withheld, conditioned or delayed)), accountants, properties, and books and records of the Company and, during such period, the Company shall furnish to Parent all information concerning the business, properties and personnel related to the Company as Parent may from time to time reasonably request.

Section 5.03           Confidentiality. From and after the date hereof until Closing, the Company and Parent agree that they will be bound by and comply with the obligations of the Confidentiality Agreement. After the Closing Date, the Confidentiality Agreement shall be deemed to have been terminated by the parties thereto and shall no longer be binding.

Section 5.04          Public Announcements. The Company, on the one hand and Parent, on the other hand, each shall (a) consult with each other before issuing any press release or otherwise making any public statement with respect to the transactions contemplated by this Agreement, (b) provide to the other party for review a copy of any such press release or public statement, and (c) not issue any such press release or make any such public statement prior to such consultation and review and the receipt of the prior consent of the other party to this Agreement, unless required by applicable Law or regulations of any applicable stock exchange. Notwithstanding the foregoing, the Parent may disclose such terms to (i) its Affiliates, and its and their respective employees, accountants, advisors and other representatives as necessary in connection with the ordinary conduct of the Business, and (ii) as necessary to comply with any routine supervisory audit or regulatory examination to which Parent or any of its Affiliates is subject in the course of its business.

Section 5.05          Exclusive Dealing.  During the period from the date of this Agreement through and including the Closing Date, the Company shall not, and shall cause its Affiliates, Representatives and other agents to refrain from taking any action to, directly or indirectly, encourage, initiate, solicit, or engage in discussions or negotiations with, or provide any information to, any Person other than Parent and its Affiliates or Representatives concerning any Alternate Transaction, (as defined below), or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt to do or seek any of the foregoing, and the Company shall not enter into any Contract (whether or not enforceable) with respect to or otherwise agree to or consummate any Alternate Transaction For purposes hereof, an “Alternate Transaction” shall mean (a) any, direct or indirect, stock purchase, merger, consolidation, reorganization, change in organizational form, spin-off, split-off, recapitalization, sale of Equity Interests or other similar transaction involving the Company, (b) any, direct or indirect, sale of all or any significant portion of the assets of the Company, (c) any other transaction in respect of the Company which results directly or indirectly, in a change of control of the Company or sale of any minority equity interest in the Company, or (d) any other transaction or series of transactions which has substantially similar economic effects, in each such case, in which transaction Parent does not participate. The Company will notify Parent as soon as practicable if any Person makes any proposal, offer, inquiry to, or contact with the Company with respect to an Alternate Transaction and shall describe in reasonable detail the identity of any such Person and, the substance and material terms of any such contact and the material terms of any such proposal.

Section 5.06           Notification of Certain Matters. The Company shall promptly notify Parent of (a) any material Claims or Proceedings in connection with the transactions contemplated by this Agreement commenced or, to the Knowledge of the Company, threatened, against the Shareholders, the Company or Parent, as the case may be, (b) the occurrence or non-occurrence of any fact or event which would be reasonably likely to cause any condition set forth in Article VI not to be satisfied, (c) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, or (d) the occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which has had a Material Adverse Effect or the occurrence or non-occurrence of any event, circumstance, development, state of facts, occurrence, change or effect which would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; provided, that no such notification, nor the obligation to make such notification, shall affect the representations and warranties contained in this Agreement.

Section 5.07           Further Assurances. The parties hereto shall execute such further instruments and take such further actions as may reasonably be necessary to carry out the intent of this Agreement.

Section 5.08           Commercially Reasonable Efforts; Consents.

(a)            Subject to the terms and conditions contained in this Section 5.08, the Company and Parent shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement, including their respective commercially reasonable efforts to obtain, prior to the Closing Date, all Permits, consents, approvals, authorizations, qualifications and Orders of Governmental Entities and parties to Contracts with the Company as are reasonably required for consummation of the transactions contemplated by this Agreement and to fulfill the conditions to consummation of the transactions contemplated hereby set forth in Section 6.02 and Section 6.03; provided, that no Contract shall be amended to increase the amount payable thereunder or otherwise to be materially more burdensome to the Company, to obtain any such consent, approval or authorization, without first obtaining the written approval of Parent.

(b)            Each Party shall promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. The Company and Parent shall promptly provide all documents requested by any Governmental Entity to the extent reasonably necessary or advisable to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from such Governmental Entity in order to consummate the transactions contemplated by this Agreement.  Subject to applicable Law, Parent shall have the right to direct all matters with any Governmental Entity consistent with its obligations hereunder and the Company shall have the right to review in advance and, to the extent practicable, each will consult with the other on and consider in good faith the views of the other in connection with, all information relating to the Company and Parent, as the case may be, and any of their respective Affiliates, that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the transactions contemplated by this Agreement.  Neither the Company nor Parent shall permit any of its officers or any other representatives or agents to participate in any pre-scheduled meeting with any Governmental Entity in respect of any filing, investigation or other inquiry relating to the transactions contemplated by this Agreement unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat.

(c)            Parent’s obligations under this Section 5.08 to use commercially reasonable efforts shall not include (i) proposing, negotiating, committing to or effecting, by consent decree, hold separate order, or otherwise, the sale, transfer, license, divestiture or other disposition of, or any prohibition or limitation on the ownership, operation, effective control or exercise of full rights of ownership of, any of the businesses, product lines or assets of Parent or any of its Affiliates or of the Company, or (ii) defending any judicial or administrative action or similar proceeding instituted (or threatened to be instituted) by any Person or seeking to have any stay, restraining order, injunction or similar order entered by any Governmental Entity vacated, lifted, reversed, or overturned. The Company shall not take any of the actions contemplated by the preceding Section 5.08(c)(i) without the prior written consent of Parent and the Company shall, at Parent’s request, be obligated to take any such actions if such actions are binding on the Company only in the event the Closing occurs.

Section 5.09           Information Statement; Letters of Transmittal Within one (1) Business Day after the execution of this Agreement, the Company shall deliver to Parent the written consent of the Shareholders sufficient to constitute the Requisite Shareholder Approval. As promptly as practicable, the Company shall mail or distribute to the Shareholders an information statement which includes the following: (i) the notification required by the GBCC with respect to the written consent of the Shareholders of the Company, (ii) a statement in accordance with the GBCC regarding the appraisal rights of the Shareholders, (iii) such information regarding the transactions contemplated hereby as may be required under the GBCC and all other applicable Laws, together with a copy of this Agreement, (iv) a Letter of Transmittal, and (v) the unanimous recommendation of the Company Board that the transactions contemplated hereby are advisable and in the best interests of the Shareholders. Parent will have a right to review, and comment on the information statement. The Company will use its reasonable best efforts to obtain an executed Letter of Transmittal from each Shareholder.

Section 5.10           Section 280G

(a)            The Company shall have use commercially reasonable efforts to obtain, prior to the initiation of the requisite shareholder approval procedure under Section 5.10(b) below, a waiver of the right to receive payments that could constitute “parachute payments” under Section 280G of the Code and regulations promulgated thereunder (a “Parachute Payment Waiver”), from each Person whom the Company reasonably believes is, with respect to the Company, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately prior to the initiation of the requisite shareholder approval procedure under Section 5.10(b), and whom the Company reasonably believes might otherwise receive, have received, or have the right or entitlement to receive any parachute payment under Section 280G of the Code, and the Company shall have delivered each such Parachute Payment Waiver, to the extent obtained, to Parent on or before the Closing Date. Notwithstanding the foregoing, this Section 5.10 shall not apply to payments or benefits that will or may become payable, due or owed pursuant to agreements or arrangements that Parent or any of its Affiliates have provided or agreed to provide to any Company employee or individual contractor, unless Parent has provided accurate and complete copies of such agreements or arrangements or a written summary of the material terms thereof to the Company or its counsel within ten (10) days prior to the Closing (any such agreements or arrangements, the “Parent Arrangements”).

(b)            Prior to the Closing, the Company shall use its commercially reasonable efforts to obtain the approval by such number of shareholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all payments and/or benefits provided pursuant to contracts or arrangements that, in the absence of the executed Parachute Payment Waivers by the affected Persons in accordance with Section 5.10(a) above, would (in the good faith judgment of the Company) otherwise result, separately or in the aggregate, in the payment of any amount and/or the provision of any benefit that would not be deductible by reason of Section 280G of the Code, with such shareholder approval to be obtained in a manner which satisfies all applicable requirements of such Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder, including Q/A-7 of Section 1.280G-1 of such Treasury Regulations. The Company shall forward to Parent, and allow Parent to review and comment upon, (i) copies of any Section 280G calculations prepared in connection with the process described in this Section 5.10, and (ii) prior to submission to the shareholders of the Company, copies of all Parachute Payment Waivers and other vote-related documents prepared for purposes of complying with this provision and shall consider any such comments in good faith.

Section 5.11          Directors’ and Officers’ Indemnification. The Surviving Corporation shall cause all rights to indemnification, advancement of expenses and exculpation now existing in favor of any present of former director or officer of the Company (collectively, the “Indemnified D&O Parties”) as provided in the Company’s organizational documents or any indemnification agreements between the Company and an Indemnified D&O Party, in each case, with respect to any matters occurring on or prior to the Effective Time, to survive the Effective Time and to continue in full force and effect for a period of not less than six (6) years after the Closing.

Section 5.12          Certain Contracts. Prior to the Closing, the Company shall terminate, without liability or continuing obligation to the Company, the Contracts listed on Section 5.12 of the Company Disclosure Letter. Prior to the Closing, the Company shall cause the Existing Lease to be amended in accordance with Section 2.07(b)(xiii). Prior to the Closing, the Company shall not enter into any Contract for the performance of, or payment for, any alterations or improvements under any lease or similar agreement, nor shall the Company agree, undertake or commit to such performance or payment without Parent’s prior written consent.

Section 5.13           Employee Matters.

(a)            For at least twelve (12) months immediately following the Closing Date, Parent shall provide (or cause to be provided) all employees of the Company who remain employees following the Closing (the “Continuing Employees”) with (i) annual base salaries or hourly wage rates that are no less than those provided to such Continuing Employees, respectively, immediately prior to the Closing, (ii) bonus and incentive compensation opportunities on terms no less favorable than those provided to each such Continuing Employee, respectively, immediately prior to the Closing, and (iii) other employee benefits (excluding equity incentive and other long-term incentive arrangements and opportunities, defined benefit pension, retiree or post-termination, nonqualified deferred compensation, and change in control or retention benefits) that are no less favorable in the aggregate to those provided to the Continuing Employees immediately prior to the Closing.

(b)            Parent further agrees that, from and after the Closing, Parent shall, or shall cause, all Continuing Employees to receive full credit for any service with the Company or its predecessors for purposes of eligibility, vesting, and benefit levels (including with respect to vacation accrual, sick leave or pay, defined contribution plan benefits and severance eligibility (if any) but excluding for purposes of benefit accruals under any defined benefit pension or retiree medical plan) under any Employee Benefit Plan or analogous benefit or compensation plan, program, agreement or arrangement that may be established or maintained by Parent or its Affiliates on or after the Closing, in each case, in which the Continuing Employees are eligible to participate following the Closing (the “New Plans”), to the same extent past service is credited under the Employee Benefit Plans immediately prior to the Closing, unless it would result in the duplication of benefits. In addition, Parent shall (i) cause each Continuing Employee to be eligible to participate immediately, without any waiting time, in any and all New Plans, (ii) cause to be waived all pre-existing condition exclusions and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by any such Continuing Employee under any Employee Benefit Plan as of the Closing and (iii) cause any deductible, co-insurance and covered out-of-pocket expenses paid on or before the Closing by any such Continuing Employee (or covered dependent thereof) to be credited or otherwise taken into account for purposes of satisfying the corresponding deductible, coinsurance and maximum out-of-pocket provisions during the plan year in which the Closing occurs under any applicable New Plan in the year of initial participation.

(c)            Prior to the Closing, (i) the parties shall reasonably cooperate with respect to the content and delivery of all formal employee notices or communications with and to Continuing Employees related to the transactions contemplated by this Agreement, and (ii) any employee notices or communication materials (including website postings) from either party or its respective Affiliates to the Continuing Employees related to the subject matter of this Agreement, including notices or communication materials with respect to employment, compensation or benefits matters addressed in this Agreement or related, directly or indirectly, to the transactions contemplated by this Agreement or employment thereafter, shall be subject to the prior review and approval of the other party, such approval not to be unreasonably withheld.

(d)            Nothing in this Agreement, whether express or implied, shall (i) be treated as an amendment to any particular Employee Benefit Plan, (ii) prevent Parent or the Surviving Corporation from amending or terminating any of its benefit plans in accordance their terms (including, but not limited to, any New Plan), (iii) prevent Parent or the Surviving Corporation, after the Closing Date, from terminating the employment of any Continuing Employee, or (iv) create any third-party beneficiary rights in any current or former employee of, or other individual service provider to, the Company, any beneficiary or dependent thereof, or any collective bargaining representative thereof, with respect to the compensation, terms and conditions of employment and/or benefits that may be provided to any Continuing Employee by Parent or the Surviving Corporation or under any benefit plan which Parent or the Surviving Corporation may maintain (including, but not limited to, any New Plan).

Article VI

CONDITIONS PRECEDENT

Section 6.01           Conditions to the Obligations of Each Party. The respective obligations of each of Parent, Merger Sub and the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver in writing by the Company and Parent, at or before the Closing Date, of each of the following conditions:

(a)            Injunctions; Illegality. No Governmental Entity of competent jurisdiction shall have issued, enacted, entered, promulgated or enforced any Law or Order (that has not been vacated, withdrawn or overturned) restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and no action brought by any Governmental Entity or any other Person (other than any Affiliate of the parties hereto) challenging, seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement shall be pending or threatened.

(b)            HSR Act. Either (i) the applicable waiting period under the HSR Act shall have expired or been earlier terminated without action by the DOJ or the FTC to prevent consummation of the transactions contemplated by this Agreement or (ii) any action commenced by the DOJ or FTC in relation to the transactions contemplated by this Agreement shall have been resolved in a manner that permits the consummation of the Closing.

Section 6.02           Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(a)            Performance. All of the agreements and covenants of the Company and Shareholders’ Representative to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)            Representations and Warranties. (i) The Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time, and (ii) all other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 3.06(a)) in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except solely with respect to clause (ii) for such failures to be true and correct that do not have and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c)            Shareholder Approval. The Requisite Shareholder Approval shall have been obtained.

(d)            Restrictive Covenant and Support Agreements. Each of the Key Employees listed on Annex 1(B) shall have executed and delivered Restrictive Covenant and Support Agreements.

(e)            Support Agreements. Shareholders of the Company holding at least 90% of the issued and outstanding Common Shares (when taken together with the Shareholders who have executed and delivered Restrictive Covenant and Support Agreements) shall have executed and delivered Support Agreements.

(f)            Closing Deliverables. The Company shall have delivered or caused to be delivered to Parent the items set forth in Section 2.07(b).

(g)            No Material Adverse Effect. There shall not have occurred any event, circumstance, development, state of facts, occurrence, change or effect that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.03           Conditions to the Obligations of the Company. The obligations of the Company to consummate the transactions contemplated hereby are subject to the satisfaction or waiver by the Company, on or prior to the Closing Date, of the following further conditions:

(a)            Performance. All of the agreements and covenants of Parent to be performed prior to the Closing pursuant to this Agreement shall have been duly performed in all material respects.

(b)            Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (other than those representations and warranties made as of a specified date, which such representations and warranties shall be true and correct in all respects as of such specified date), except for such failures to be true and correct that would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(c)            Closing Deliverables. Parent shall have delivered or caused to be delivered to the Company the items set forth in Section 2.07(c).

Article VII

Tax Matters

Section 7.01           Returns and Payment of Taxes.

(a)            Shareholders’ Representative shall have the authority and obligation (at the Shareholders’ sole cost and expense) to prepare and file timely, or cause to be prepared and filed timely, all Returns of the Company that are first due following the Closing Date (taking into account any valid extensions of time to file) with respect to any taxable period ending on or before the Closing Date, including, for the avoidance of doubt, the federal and applicable state income Tax Returns for the year ending December 31, 2021 being filed on extension (if not filed prior to the Closing Date) and federal and applicable state income Tax Returns for the 2022 short year ending on the Closing Date (each such Return, a “Pre-Closing Return”); provided, that Shareholders’ Representative shall submit all Pre-Closing Returns to Parent no later than twenty (20) days (or in the case of any Pre-Closing Return that is not a Return with respect to Income Taxes, no later than ten (10) days) prior to the due date of such Pre-Closing Returns for Parent’s review, comment (which comment shall be taken into account in good faith) and approval, such approval not to be unreasonably withheld, conditioned or delayed. Such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items, except to the extent such practices are not at least “more likely than not” to be upheld under applicable Law, a change in facts or this Agreement. Parent and the Shareholders’ Representative shall cooperate in good faith to resolve any disagreement regarding any Pre-Closing Return prior to the due date thereof. Notwithstanding the foregoing, following the Closing Date, at the option of Parent, the federal and applicable state income Tax Returns of the Company for the years ending December 31, 2021 (to the extent not filed prior to the Closing Date) and the 2022 short year ending on the Closing Date shall be prepared and filed by applying a permitted method of accounting of Parent’s choosing other than the “completed contract method” under Section 460(e) of the Code and Treasury Regulations promulgated thereunder with respect to the Company’s long-term contracts; provided, that notwithstanding anything to the contrary herein, (i) the Income Tax Liability Amount shall be computed on the assumption that such Returns are being prepared and filed applying the “completed contract method” with respect to such contracts and (ii) any Income Taxes reflected on such Returns, or any other Income Taxes, that result solely from an acceleration of taxable income by reason of applying such other method of accounting, and would not have been reflected on such Returns, or otherwise increased Income Taxes, had such Returns been prepared and filed applying the “completed contract method” with respect to such contracts, shall not constitute a Pre-Closing Tax and shall not otherwise be indemnifiable, or otherwise payable by the Shareholders, hereunder; provided, further, that if the preparation of a hypothetical Return prepared on the basis of the “completed contract method” pursuant to clause (i) would result in an overpayment of Income Taxes with respect to a Pre-Closing Tax Period, such overpayment shall be treated as the receipt of a Pre-Closing Refund by Parent payable to the Shareholders’ Representative (for further distribution to the Shareholders) within ten (10) Business Days following the final determination thereof pursuant to this Section 7.01(a). The calculation of the Income Tax Liability or overpayment, as applicable, pursuant to clause (i) shall be provided to Shareholders’ Representative for review and comment (which comment shall be taken into account in good faith) and approval (which approval shall not be unreasonably withheld, conditioned or delayed). Parent and the Shareholders’ Representative shall cooperate in good faith to resolve any disagreement regarding such calculations. If the Parent and the Shareholders’ Representative cannot agree, such disagreement shall be referred to the Accounting Expert for resolution. Shareholders’ Representative (on behalf of the Shareholders) shall be responsible for that fraction of the fees and costs of the Accounting Expert incurred in the resolution of the disputed matter(s) where (A) the numerator is the portion of the disputed amounts expressed in dollars, decided by the Accounting Expert in favor of Parent and (B) the denominator is the total disputed amounts, and Parent shall be responsible for the remainder of such fees and costs.

(b)            Parent (at Parent’s sole cost and expense) shall have the authority and obligation (at the Parent’s sole cost and expense) to prepare and file timely, or cause to be prepared and filed timely, all Returns required to be filed by the Company for any taxable period ending after the Closing Date, including Returns of the Company with respect to any Overlap Period (each such Return with respect to any Overlap Period, an “Overlap Period Return”); provided, however, that Overlap Period Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices of the Company with respect to such items, except as otherwise required by applicable Law, a change in facts or this Agreement, and Parent shall submit each Overlap Period Return to Shareholders’ Representative no later than twenty (20) days (or in the case of any Overlap Period Return that is not a Return with respect to Income Taxes, no later than ten (10) days) prior to the due date of such Overlap Period Return for Shareholders’ Representative’s review, comment (which comment shall be taken into account in good faith) and approval (which approval not to be unreasonably withheld, conditioned or delayed). Parent and the Shareholders’ Representative shall cooperate in good faith to resolve any disagreement regarding any Overlap Period Return prior to the due date thereof.

(c)            If the Parent and the Shareholders’ Representative cannot agree prior to the due date for the filing of any such Pre-Closing Return or Overlap Period Return (including extensions), such disagreement shall be referred to the Accounting Expert for resolution. If any dispute cannot be resolved by the time that a Return is due (taking into account any valid extensions of time to file), such Return shall be timely filed in the manner that the party preparing such Return deems correct, and the Company, the Shareholders’ Representative and Parent shall reasonably cooperate to amend such Return to reflect the final determination of the Accounting Expert or other resolution reached by such parties. Shareholders’ Representative (on behalf of the Shareholders) shall be responsible for that fraction of the fees and costs of the Accounting Expert incurred in the resolution of the disputed matter(s) where (A) the numerator is the portion of the disputed amounts expressed in dollars, decided by the Accounting Expert in favor of Parent and (B) the denominator is the total disputed amounts, and Parent shall be responsible for the remainder of such fees and costs.

(d)            All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to an Overlap Period shall be apportioned between Shareholders and Parent (including for purposes of determining the amount of Taxes of the Company allocable to any Pre-Closing Period for purposes of Section 9.02(b)) as follows: (i) in the case of Taxes other than income, sales and use, withholding and employment Taxes, the amount of such Taxes for the entire Overlap Period multiplied by a fraction, (A) the numerator of which is the number of days in the taxable period ending on the Closing Date and (B) the denominator of which is the number of days in the entire Overlap Period, and (ii) in the case of income, sales and use (other than Transfer Taxes provided for in Section 7.01(e)), withholding and employment Taxes, as determined from the books and records of the Company as though the taxable year of the Company terminated at the close of business on the Closing Date.

(e)            All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Equity Interests or any other transaction that occurs pursuant to this Agreement (“Transfer Taxes”), and any compliance and filing costs associated therewith, shall be borne 50% by Shareholders and 50% by Parent. For the avoidance of doubt, such Transfer Taxes shall not include Taxes imposed on or with respect to income (however denominated) or gain of any of the parties. The Party required pursuant to applicable Law shall file all necessary Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the other Parties will join in the execution of any of those Returns or other documentation. The Parties shall use commercially reasonable efforts to reduce or eliminate any Transfer Taxes.

(f)            Shareholders shall terminate or cause to be terminated any and all of the Tax sharing, allocation, indemnification or similar agreements, arrangements or undertakings in effect, written or unwritten, on or before the Closing Date as between any Shareholder or any predecessor or Affiliate thereof, on the one hand, and the Company, on the other hand, for all Taxes imposed by any government or taxing authority, regardless of the period in which such Taxes are imposed, and there shall be no continuing obligation to make any payments under any such agreements, arrangements or undertakings.

(g)            Without the prior written consent of the Shareholders’ Representative, which consent shall not be unreasonably withheld conditioned or delayed, and subject to the terms of Section 7.02 except as otherwise may be required by a Governmental Entity with respect to a Tax Matter, Parent shall not, and shall not cause or permit any Affiliate of Parent (including the Company after the Closing Date): (i) to make or change any Tax election or accounting method with retroactive effect to a Pre-Closing Period or file, refile or amend any Return with respect to a Pre-Closing Period (except as expressly provided in Section 7.01(a)); (ii) to enter into any voluntary Tax disclosure or Tax amnesty filing (or similar process or program) regarding Taxes for any Pre-Closing Period; (iii) to surrender any right to claim a Tax refund or Tax credit with respect to any Pre-Closing Period to which the Shareholders are entitled pursuant to Section 7.01(h); (iv) to extend or waive any statute of limitations relating to any Tax or Return with respect to any Pre-Closing Period unless otherwise requested by a taxing authority or (v) to file any ruling request with any taxing authority relating to any Tax or Return with respect to any Pre-Closing Period.

(h)            Parent agrees to pay to the Shareholders’ Representative (for further distribution to the Shareholders) the amount of any Pre-Closing Refund, within ten (10) Business Days (i) following the receipt of such Pre-Closing Refund or (ii) with respect to a credit in lieu of a refund, when such credit is used by Parent or any of its Affiliates (including, following the Closing Date, the Company) to reduce any Taxes payable on a Return filed for any taxable period (or portion thereof) beginning after the Closing Date. Upon the Shareholders’ Representative’s request, Parent agrees to, and agrees to cause its Affiliates to, use commercially reasonable efforts to obtain any Pre-Closing Refund to the maximum extent available under applicable Law and agrees to permit the Shareholders’ Representative to participate in the efforts to obtain any Pre-Closing Refund. If and to the extent that any overpayment of Taxes previously paid by the Company with respect to a Pre-Closing Period (determined in accordance with Section 7.01(d) with respect to any Overlap Period) is used to reduce the Taxes in a taxable period (or portion thereof) following the Closing Date, then for the avoidance of doubt such overpayment of Taxes shall be deemed a “Pre-Closing Refund” for purposes of this Section 7.01(i) payable by Parent to the Shareholders’ Representative.

(i)            Parent shall cause the taxable year of the Company to end on the Closing Date for U.S. federal (and, to the extent permitted by applicable Law, applicable state or local) Income Tax purposes and shall cause the Company to join the “consolidated group,” as defined in Treasury Regulation Section 1.1502-1(h) and any corresponding or similar provision of state or local Law), of Parent (or its direct or indirect common parent) effective as of the day after the Closing Date. The Company shall allocate all items of income, gain, deduction, loss and credit of the Company accruing, or otherwise taken into account, on the Closing Date to the taxable period ending on the Closing Date pursuant to Treasury Regulations Section 1.1502-76(b)(1)(ii)(A)(1) (and not pursuant to the “next day” rule under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B) or pursuant to the ratable allocation method under Treasury Regulations Sections 1.1502-76(b)(2)(ii) or 1.1502-76(b)(2)(iii)) to the extent permitted under applicable Law, except that all items of taxable income or gain of the Company arising on the Closing Date from any transaction or event taken at the direction of Parent or any of its Affiliates on the Closing Date after the Closing that are outside of the ordinary course of business and not specifically contemplated by this Agreement shall be reported on Parent’s federal Return for Income Taxes to the extent permitted under Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).

(j)            Parent shall not cause or permit an election under Section 336 or 338 of the Code to be made with respect to Company with respect to the transactions contemplated by this Agreement.

Section 7.02          Controversies.

(a)            Parent shall promptly notify Shareholders’ Representative upon receipt by Parent or any Affiliate of Parent (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period (or portion thereof) ending on or prior to the Closing Date for which Shareholders may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”), provided that the failure to so notify Shareholders’ Representative of the claim shall not relieve the Shareholders’ of their indemnification obligations under Section 9.02, unless (and then solely to the extent) that Shareholders were actually and materially prejudiced by such failure. Shareholders or Shareholders’ Representative, at Shareholders’ sole cost and expense, through reputable counsel reasonably acceptable to Parent, shall have the authority to represent the interests of the Company with respect to, and the sole right to control, any matter (solely to the extent such matter exclusively addresses matters that are Tax Matters) before the IRS, any other taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of any such Tax Matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such Tax Matter; provided, that neither Shareholders’ Representative, any Shareholder nor any of Shareholders’ Affiliates shall enter into any settlement of or otherwise compromise any Tax Matter, without the prior written consent of Parent, which consent shall not be unreasonably withheld, conditioned or delayed. Shareholders or Shareholders’ Representative shall keep Parent fully and timely informed with respect to the commencement, status and nature of any Tax Matter controlled by Shareholder or Shareholders’ Representative. Shareholders’ Representative shall, in good faith, allow Parent to make comments to Shareholders or Shareholders’ Representative, regarding the conduct of or positions taken in any such proceeding, which comments shall be taken into account in good faith.

(b)            Except as otherwise provided in Section 7.02(a), or if Shareholders do not timely elect to control a proceeding pursuant to Section 7.02(a), Parent shall have the sole right to control any matter relating to Taxes of the Company before the IRS, any other taxing authority or any other Governmental Entity and shall have the right to control the defense, compromise or other resolution of any such matter, including responding to inquiries, filing Returns and contesting, defending against and resolving any assessment for additional Taxes or notice of Tax deficiency or other adjustment of Taxes of, or relating to, such matter; provided, however, that Parent shall not, and shall cause the Company not to, enter into any settlement of any contest or otherwise compromise any issue with respect to Taxes relating to a taxable period (or portion thereof) ending on or prior to the Closing Date for which Shareholders may be liable under this Agreement without the prior written consent of Shareholders’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed. Parent shall keep Shareholders’ Representative fully and timely informed with respect to the commencement, status and nature of any such matter. Parent shall, in good faith, allow Shareholders’ Representative to make comments to Parent, regarding the conduct of or positions taken in any such proceeding, which comments shall be taken into account in good faith.

(c)            To the extent of any inconsistency between this Section 7.02 and Section 9.06, this Section 7.02 shall control.

Section 7.03           Post-Closing Access and Cooperation.

(a)            After the Closing Date, Parent and the Company, on the one hand, and Shareholders, on the other hand, shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance (including access to books, records, work papers and Returns for Pre-Closing Periods or Overlap Periods) relating to the Company as is reasonably necessary for the preparation of any Return (including pursuant to Section 7.01(a), (b) and (c)), claim for refund or audit, and the prosecution or defense of any Claim or Proceeding relating to any proposed Tax adjustment (including any Tax Matter), provided that, notwithstanding anything to the contrary herein, Parent shall not be required to provide the Shareholders with (i) any Return of Parent or any of its Affiliates (other than the Company) or (ii) any Return of a consolidated, combined, unitary or affiliated Tax group of which Parent is a member, pursuant to this Section 7.03, Section 7.01 or Section 7.02 (except to the extent information related solely to the Company can be practically extracted from such a Return). The Parent and the Company will retain, and will cause their Affiliates to retain, for the full period of any statute of limitations all documents and other information which may be relevant for the filing of any Return or for any audit or other Proceedings relating to Taxes with respect to the Company. Upon reasonable notice, Shareholders and Parent shall make their, or shall cause the Company to make its employees and facilities available on a mutually convenient basis to provide reasonable explanation of any documents or information provided hereunder.

(b)            Any request for information or documents pursuant to this Section 7.03 shall be made by the requesting party in writing. The other party hereto shall promptly (and in no event later than thirty (30) days after receipt of the request) provide the requested information. Any information obtained under this Section 7.03 shall be kept confidential, except as otherwise reasonably may be necessary in connection with the filing of Returns or claims for refund or in conducting any Tax audit, dispute or contest.

Article VIII

TERMINATION AND ABANDONMENT

Section 8.01          Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Closing:

(a)            by mutual written consent of the Company and Parent;

(b)            by either the Company or Parent, if:

(i)            any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any Law or Order (that is final and non-appealable and that has not been vacated, withdrawn or overturned) permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; or

(ii)            the Closing Date shall not have occurred on or prior to November 15, 2022 (the “End Date”), or such later date as the Company and Parent may agree to in writing if the Closing shall not have been consummated by the End Date; provided, that neither party may terminate this Agreement pursuant to this Section 8.01(b)(ii) if such party is in material breach of this Agreement;

(c)            by the Company, if: (i) any of the representations and warranties of Parent contained in Article IV shall fail to be true and correct or (ii) there shall be a breach by Parent of any covenant or agreement of Parent in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.03(a) or Section 6.03(b) and (B) which is not curable or, if curable, is not cured prior to the twentieth (20th) day after written notice thereof is given by the Company to Parent; provided that the Company may not terminate this Agreement pursuant to this Section 8.01(c) if the Company is in material breach of this Agreement; or

(d)            by Parent, if: (i) any of the representations and warranties of the Company contained in Article III shall fail to be true and correct or (ii) there shall be a breach by the Company of any covenant or agreement of the Company in this Agreement that, in either case, (A) would result in the failure of a condition set forth in Section 6.02(a) or Section 6.02(b) and (B) which is not curable or, if curable, is not cured prior to the twentieth (20th) day after written notice thereof is given by Parent to the Company; provided that Parent may not terminate this Agreement pursuant to this Section 8.01(d) if Parent is in material breach of this Agreement.

Section 8.02           Effect of Termination. If this Agreement is validly terminated in accordance with Section 8.01, this Agreement shall become null and void and of no further force and effect, without any Liability on the part of Parent, Merger Sub, the Company, the Shareholders, the Shareholder Representative or any of their respective directors, officers, employees, partners, managers, members, equityholders and Affiliates, and all rights and obligations of any party hereto shall cease, provided, however, that (i) the provisions of the Confidentiality Agreement, Section 5.04, this Section 8.02 and Article X shall survive any such termination and (ii) the termination of this Agreement shall not relieve any party hereto from Liability for any willful breach of any provisions of this Agreement prior to such termination.

Article IX

Indemnification

Section 9.01          Survival of Representations and Warranties. The respective representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall survive the Closing until the date that is eighteen (18) months from the Closing Date, except that the representations and warranties contained in Section 3.01 (Due Organization, Good Standing and Power of the Company), Section 3.02 (Authorization; Noncontravention), Section 3.03 (Capitalization), Section 3.13 (Tax Matters) and Section 3.15 (Broker’s or Finder’s Fees), (the preceding representations and warranties referred to in this clause, collectively, the “Fundamental Representations”), Section 4.01 (Due Organization, Good Standing and Power of Parent and Merger Sub), Section 4.02(a) (Authorization; Noncontravention) Section 4.03 (Consents and Approvals), and Section 4.04 (Broker’s or Finder’s Fees) shall survive until sixty (60) days following the expiration of the applicable statute of limitations (giving effect to any extensions and waivers thereof). Each covenant and other agreement of Parent or the Company hereunder shall survive until fully performed in accordance with its terms (and, for the avoidance of doubt, Shareholders’ obligations to indemnify Parent Indemnitees pursuant to Section 9.02 shall not terminate until the full performance or expiration of the underlying representations, warranties, covenants, agreements and/or obligations in accordance with their terms). No Person shall be liable for any claim for indemnification under Article IX unless a Claim Certificate is delivered by the Person seeking indemnification to the Person from whom indemnification is sought prior to the expiration of the applicable survival period, in which case the representation, warranty, covenant or agreement which is the subject of such claim shall survive, to the extent of the claims described in such Claim Certificate only, until such claim is fully and finally resolved, whether or not the amount of the Losses resulting from such breach has been finally determined at the time the notice is given.

Section 9.02           Indemnification by Shareholders. Subject to the other provisions of this Article IX, (i) the Shareholders holding 20% or more of the Common Shares immediately prior to the Effective Time, jointly and severally, up to their Pro Rata Share of the Merger Consideration received as of such time (provided, that solely with respect to Losses subject to the General Indemnity Cap, such amount shall not exceed their Pro Rata Share of the General Indemnity Cap), and (ii) the other Shareholders and the Restricted Stock Holders, severally and not jointly, in accordance with their respective Pro Rata Share, agree to and shall indemnify Parent and its Affiliates (including the Company after the Closing), and each of their respective Representatives, Subsidiaries, direct and indirect parent companies, equityholders, members, managers, officers and directors (the “Parent Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(a)            any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty made by the Company in this Agreement or any certificate delivered pursuant to this Agreement (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty other than those contained in Section 3.06(a));

(b)            Pre-Closing Taxes;

(c)            any breach of any covenant or agreement by the Company contained in this Agreement;

(d)            any payment to any Shareholder in respect of Dissenting Shares, to the extent that such payment exceeds the consideration such Shareholder would otherwise be entitled to receive pursuant to this Agreement had such Common Shares not constituted Dissenting Shares and fifty percent (50%) of any cost or expense arising out of or relating to the defense, investigation, evaluation or enforcement with respect to any Claim brought by any Shareholder or Restricted Stock Holders; and

(e)            any Closing Indebtedness or Company Transaction Expenses to the extent not taken into account in the Closing Statement.

Section 9.03           Indemnification by Parent. Subject to the other provisions of this Article IX, Parent agrees to and shall indemnify the Shareholders and their respective Affiliates and Representatives (the “Seller Indemnitees”) and save and hold each of them harmless against any Losses suffered, incurred or paid, directly or indirectly, by them as a result of, arising out of or related to:

(a)            any inaccuracy in, breach of, or failure to be true and correct in all respects of, any representation or warranty made by Parent or Merger Sub in this Agreement or in any certificate delivered pursuant to this Agreement (without giving effect to any “material”, “materially”, “materiality”, “Material Adverse Effect”, “material adverse effect”, “material adverse change” or similar qualification contained in any such representation or warranty); and

(b)            any breach of any covenant or agreement by the Parent contained in this Agreement.

Section 9.04           Limitation on Indemnification.

(a)            Except as otherwise provided in this Section 9.04, no Shareholder or Restricted Stock Holder shall be liable for any claim for indemnification pursuant to Section 9.02(a) unless (i) the Losses related to any single Claim or series of related Claims exceeds ten thousand dollars ($10,000) and (ii) and until the aggregate amount of Losses which may be recovered by the Parent Indemnitees equals or exceeds $1,000,000 (the “Basket”), in which case the Shareholders shall be liable for the aggregate amount of Losses exceeding the amount of the Basket.

(b)            Except as otherwise provided in this Section 9.04, the maximum aggregate amount of indemnifiable Losses which may be recovered for indemnification pursuant to Section 9.02(a) shall be an amount equal to twenty million dollars ($20,000,000) (the “General Indemnity Cap”); provided, however, that notwithstanding anything herein to the contrary, neither the Basket nor the General Indemnity Cap shall apply with respect to Claims initiated by any Parent Indemnitee in connection with, related to, or arising out of (i) any breach of any Fundamental Representation, (ii) a Claim for indemnification under Section 9.02(b), Section 9.02(c), Section 9.02(d), or Section 9.02(e) or (iii) Fraud or willful breach. Notwithstanding anything herein to the contrary, (x) other than with respect to Shareholders holding 20% or more of the Common Shares immediately prior to the Effective Time, no indemnifiable Losses may be recovered against any Shareholder or Restricted Stock Holder in excess of such Person’s Pro Rata Share of such Losses and (y) no Shareholder or Restricted Stock Holder shall have any liability for any indemnifiable Losses in excess of the amount of the Merger Consideration actually paid to such Person.

(c)            The amount of any Losses payable under this Article IX by any Indemnifying Party shall be net of any amounts actually recovered by the Indemnified Party under applicable insurance policies (net of any costs or expenses incurred in the collection thereof, including deductibles, and applicable premium adjustments). Each Indemnified Party shall use commercially reasonable efforts to collect any amounts available under insurance coverage for any Losses payable under this Article IX.

(d)            Notwithstanding anything to the contrary in this Agreement, no Shareholder or Restricted Stock Holder shall have any liability under this Agreement, including under this ARTICLE IX, with respect to any Taxes (or any Losses arising out of, in connection with or with respect to such Taxes): (i) resulting from any transaction or event taken by the Company at the direction of Parent or any of its Affiliates on the Closing Date after the Closing not specifically contemplated by this Agreement that is outside the ordinary course of business consistent with past practices; (ii) with respect to any taxable period (or portion thereof) beginning after the Closing Date, other than (A) Taxes directly resulting from a breach of any of the representations set forth in Section 3.13(c)(i)(A) (but only for taxable periods ending on or before December 31, 2025), Section 3.13(c)(v), Section 3.13(c)(vii), Section 3.13(c)(xii), or Section 3.13(c)(xv), and (B) interest or penalties imposed by a taxing authority in respect of Taxes of the Company for a Pre-Closing Period; or (iii) due to the reduction or unavailability in any taxable period (or portion thereof) beginning after the Closing Date of, or limitation on, any net operating loss carryforward, disallowed business interest expense carryforward, Income Tax basis, capital loss carryforward or Tax credit carryforward; provided, that the foregoing exclusions in clause (iii) of this Section 9.04(d) shall not apply to any Taxes paid or payable by or with respect to the Company in a Pre-Closing Period.

(e)            Each Indemnified Party shall take, and cause its Affiliates to take, commercially reasonable steps to mitigate any Loss upon becoming aware of any event or circumstance that would reasonably be expected to, or does, give rise thereto; provided, that Parent will be deemed to have complied with this Section 9.04(e) as it relates to Tax matters so long as it has complied with its obligations under Article VII.

(f)            No Losses may be claimed under this Article IX by any Indemnified Party to the extent such Losses are included in the calculation of any Working Capital Adjustment.

(g)            In the event that an insurance, indemnification or other recovery or redress is made by any party with respect to any Losses, for which any such Person has been indemnified hereunder and has received or retained funds in the amount of the Losses, or portion thereof, from the Indemnifying Party, then the Indemnified Party shall refund the Indemnifying Party the excess (if any) of (i) the amount paid by the Indemnifying Party in respect of such Loss, plus the amount received by the Indemnified Party from such insurance or indemnification recovery or other redress less (ii) the full amount of the Loss.

Section 9.05           Indemnification Procedure.

(a)            Promptly after any event, circumstance, development, state of facts or occurrence (or obtaining knowledge thereof) that results or may result in any Losses by any Person entitled to indemnification pursuant to Section 9.02 including, any claim by a Person described in Section 9.06 (an “Indemnified Party”), which might give rise to indemnification hereunder, the Indemnified Party shall deliver to the party from which indemnification is sought (the “Indemnifying Party”) and, if the Indemnified Party is a Parent Indemnitee, to the Escrow Agent a certificate (a “Claim Certificate”), which Claim Certificate shall:

(i)            state that the Indemnified Party has paid or anticipates it will incur liability for Losses for which such Indemnified Party believes it is entitled to indemnification pursuant to this Agreement; and

(ii)            specify in reasonable detail to the extent then known each individual item of Loss included in the amount so stated, the date such item was paid (if paid), the basis for any anticipated Liability and the nature of the misrepresentation, breach of warranty, breach of covenant or claim to which each such item is related and the computation, if possible, of the amount to which such Indemnified Party claims to be entitled hereunder;

provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby.

(b)            In the event that the Indemnifying Party shall object to the indemnification of an Indemnified Party in respect of any claim or claims specified in any Claim Certificate (other than a Third Party Claim, which is addressed in Section 9.06), the Indemnifying Party shall, within thirty (30) days after receipt by the Indemnifying Party of such Claim Certificate, deliver to the Indemnified Party a notice to such effect, specifying in reasonable detail the basis for such objection, and the Indemnifying Party and the Indemnified Party shall, within the thirty (30) day period beginning on the date of receipt by the Indemnified Party of such objection and prior to submitting such dispute to the courts set forth in Section 10.09, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Indemnifying Party shall have so objected. If the Indemnified Party and the Indemnifying Party shall succeed in reaching agreement on their respective rights with respect to any such claims, the Indemnified Party and the Indemnifying Party shall promptly prepare and sign a memorandum of agreement setting forth such agreement. Should the Indemnified Party and the Indemnifying Party be unable to agree as to any particular item or items or amount or amounts within such time period, then the Indemnified Party shall be permitted to submit such dispute to the courts set forth in Section 10.09.

(c)            Claims for Losses specified in any Claim Certificate to which an Indemnifying Party has not objected to in writing within thirty (30) days of receipt of such Claim Certificate (other than a Third Party Claim, which is addressed in Section 9.06), claims for Losses covered by a memorandum of agreement of the nature described in Section 9.05(b), and claims for Losses the validity and amount of which have been the subject of judicial determination as described in Section 9.05(b) and 10.09 hereof or shall have been settled as described in Section 9.06, are hereinafter referred to, collectively, as “Agreed Claims”. Within ten (10) Business Days of the determination of the amount of any Agreed Claim (or at such other time as the Indemnified Party and the Indemnifying Party shall agree), the Indemnifying Party shall pay to the Indemnified Party (except in the case where a payment has been already effected pursuant to the Escrow Agreement) an amount equal to the Agreed Claim by wire transfer in immediately available funds to the bank account or accounts designated by the Indemnified Party in a notice to the Indemnifying Party not less than two (2) Business Days prior to such payment.

(d)            Under all circumstances (other than with respect to any obligation to make or right to receive any payments), the Seller Indemnitees shall act solely through the Shareholders’ Representative and the Shareholders’ Representative’s determination with respect to all matters under this Article IX (including a determination as to whether to seek indemnity) shall be final and binding on each Seller Indemnitee.

Section 9.06          Third Party Claims.

(a)            If a claim by a third party is made against any Indemnified Party (a “Third Party Claim”), and if such party intends to seek indemnity with respect thereto under this Article IX such Indemnified Party shall promptly notify the Indemnifying Party of such Third Party Claim; provided, that the failure to so notify shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent that the Indemnifying Party is actually and materially prejudiced thereby. The Indemnifying Party shall have twenty (20) days after receipt of such notice (but in no event later than the tenth (10th) day preceding the date by which an appearance is required to be made before a court, arbitrator or other tribunal or an answer or similar pleading is required to be filed) to assume the conduct and control, through counsel reasonably acceptable to the Indemnified Party at the expense of the Indemnifying Party, of the settlement or defense of such Third Party Claim and the Indemnified Party shall cooperate with it in connection therewith; provided that the Indemnifying Party shall not be entitled to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party if: (A) such Third Party Claim is reasonably likely to result in Losses in excess of the General Indemnity Cap; (B) such Third Party Claim for indemnification relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (C) such Third Party Claim seeks an injunction or equitable relief against the Indemnified Party; (D) the Indemnified Party has been advised in writing by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party or (E) the Indemnified Party reasonably believes an adverse determination with respect to the Claim giving rise to such claim for indemnification would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects.

(b)            Any Indemnified Party shall have the right to employ separate counsel in any such action or claim and to participate in the defense of such Third Party Claim, but the fees and expenses of such counsel shall not be at the expense of the Indemnifying Party unless the Indemnifying Party shall have failed, or is not entitled, to assume the defense of such Third Party Claim in accordance with Section 9.06(a) or the Indemnified Party fails or is failing to vigorously prosecute or defend such Third Party Claim. So long as the Indemnifying Party is reasonably contesting any such Third Party Claim in good faith, the Indemnified Party shall not pay or settle any such Third Party Claim without the consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay or settle any such Third Party Claim; provided, that in such event it shall waive any right to indemnity therefor by the Indemnifying Party for such Third Party Claim unless the Indemnifying Party shall have consented to such payment or settlement.

(c)            If the Indemnifying Party does not notify the Indemnified Party within twenty (20) days after the receipt of the Indemnified Party’s notice of a Third Party Claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third Party Claim but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

(d)            The Indemnifying Party shall not, except with the consent of the Indemnified Party, enter into any settlement unless such settlement (i) is entirely indemnifiable by the Indemnifying Party pursuant to this Article IX, (ii) includes as an unconditional term thereof given by the Person or Persons asserting such Third Party Claim to all Indemnified Parties of an unconditional release from all liability with respect to such Third Party Claim or consent to entry of any judgment, and (iii) does not impose any injunctive relief or other restrictions of any kind or nature on any Indemnified Party or any admission of wrongdoing.

(e)            The Indemnifying Party and the Indemnified Party shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense to the Indemnifying Party and/or its counsel, such employees of the Indemnified Party as may be reasonably necessary for the preparation of the defense of any such Third Party Claim or for testimony as witnesses in any proceeding relating to such Third Party Claim.

(f)            To the extent of any inconsistency between this Section 9.06 and Section 7.02, Section 7.02 shall prevail.

Section 9.07          Sole Remedy/Waiver. Except as otherwise provided herein, or in the case of Fraud and Section 10.11, the parties hereto acknowledge and agree that, the remedies provided for in Article VII and this Article IX shall be the parties’ sole and exclusive remedies for any breach of the representations and warranties contained in this Agreement or any claims relating to breaches of the representations and warranties contained in this Agreement. Notwithstanding the foregoing, nothing in this Section 9.07 or elsewhere in this Agreement or in the Escrow Agreement shall prevent any party to this Agreement from receiving the full amount of any Purchase Price Adjustment in accordance with Section 2.06 hereof. The parties hereto expressly intend that the remedies provided for in this Article IX shall apply to direct claims between the parties hereto for breach of this Agreement (whether or not involving a third party). Notwithstanding anything herein to the contrary, this Section 9.07 shall not apply to Section 2.11, which shall be enforceable by the Shareholders’ Representative in its entirety against the Shareholders or with respect to any Claims under the Restrictive Covenant and Support Agreements, the Support Agreements or the Letters of Transmittal.

Section 9.08           Indemnity Payments

(a)            For any Loss for which the Shareholders and Restricted Stock Holders are obligated to indemnify the Parent Indemnitees, the Parent Indemnitees shall seek reimbursement for such Loss from the General Indemnity Escrow Amount first, and once the General Indemnity Escrow Amount has been exhausted, then, at the option of the Parent Indemnitees, the Parent Indemnitees may proceed to collect the unreimbursed amount of such Loss from (i)(x) the Shareholders holding 20% or more of the Common Shares immediately prior to the Effective Time, jointly and severally, up to their Pro Rata Share of the Merger Consideration received as of such time (provided, that solely with respect to Losses subject to the General Indemnity Cap, such amount shall not exceed their Pro Rata Share of the General Indemnity Cap), and (y) the other Shareholders and Restricted Stock Holders, who shall be liable on a several and not joint basis for such indemnification payment in accordance with each Person’s Pro Rata Share, and/or (ii) in the event that any Earn-out Payment is required to be paid by Parent pursuant to Section 2.08, Parent shall be entitled to set off against or reduce from any finally determined and unpaid Earn-out Payment any amounts owed at such time to Parent or any Parent Indemnitee under this Agreement, including pursuant to Section 2.06(d), and the aggregate amount of any pending, settled or finally determined (in accordance with Section 9.05 and Section 9.06) indemnification claims with respect to any indemnification rights of the Parent Indemnitees (the “Setoff Amount”). With respect to any such pending indemnification claims, the Setoff Amount shall be equal to the aggregate amount in dispute for such indemnification claims; provided, that upon the settlement or final determination (in accordance with Section 9.05 and Section 9.06) of such pending indemnification claims, any portion of the Setoff Amount that does not constitute indemnifiable Losses under Section 9.02 shall be paid to the Shareholders in accordance with Section 2.08.

(b)            On the date that is the second (2nd) Business Day following the date that is twelve (12) months from the Closing Date, the Parent and Shareholders’ Representative shall jointly instruct the Escrow Agent in writing to immediately release as promptly as practicable (i) to the Paying Agent for the account of the Shareholders an amount equal to the Shareholders’ Pro Rata Share of the remaining balance of the General Indemnity Escrow Amount by wire transfer of immediately available funds to an account designated by the Paying Agent in writing to Parent and (ii) to the Company for the account of the Restricted Stock Holders an amount equal to the Restricted Stock Holders’ Pro Rata Share of the remaining balance of the General Indemnity Escrow Amount, in each case, subject to the Escrow Agent’s retention of the amount necessary to satisfy all pending or outstanding claims which are the subject of a Claim Certificate delivered pursuant to this Article IX. Parent, on the one hand, and the Shareholders’ Representative, on the other hand, shall cause the Escrow Agent to disburse any amounts not released pursuant to the preceding sentence due to any such then-pending claim to Parent, on the one hand, or the Paying Agent and the Company, on the other hand, as applicable, promptly upon the resolution of such claim in favor of Parent or the Shareholders and the Restricted Stock Holders, respectively.

Article X

Miscellaneous

Section 10.01        Fees and Expenses. Except as set forth herein, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated hereby shall be paid by the party incurring such costs and expenses; provided, that all fees, charges and expenses of the Escrow Agent shall be borne equally between Parent and the Company.

Section 10.02         Extension; Waiver. Subject to the express limitations herein, at any time prior to the Closing, the Company and Parent, may, and at any time after the Closing the Shareholder Representative and Parent may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties contained herein by the other party or in any document, certificate or writing delivered pursuant hereto by such other party or (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing (email being sufficient) signed by, or on behalf of, such party. No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right.

Section 10.03         Fraud. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall limit any claims, remedies or recourse in the event of Fraud.

Section 10.04         Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email transmission and in the case of email transmission, with copies by overnight courier service or registered mail to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier, facsimile or email between 9:00 A.M. and 6:00 p.m. (Eastern Time) on any Business Day (and when sent outside of such hours, at 9:00 A.M. (Eastern Time) on the next Business Day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(a)            if to the Company, to:

Ravenvolt, Inc.

1400 Union Hill Road

Alpharetta, Georgia 30005

Attention:	Jonathan Hinton
Email:	jhinton@ravenvolt.com

with a copy (which shall not constitute notice or service of process) to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road

Atlanta, GA 30326

Attention:	Scott Allen
George Reinhardt

Email:	sallen@mmmlaw.com
greinhardt@mmmlaw.com

(b)            if to Parent or Merger Sub, to:

ABM Industries Incorporated

One Liberty Plaza, 7th Floor

New York, NY 10006

Attention:	General Counsel
Chief Financial Officer

Email:	andrea.newborn@abm.com
earl.ellis@abm.com

with a copy (which shall not constitute notice or service of process) to:

White & Case LLP

1221 Avenue of the Americas

New York, NY 10020

Attention:	Germaine Gurr Matthew Barnett

Email:	germaine.gurr@whitecase.com matthew.barnett@whitecase.com

(c)            if to Shareholders’ Representative, to:

Jonathan Hinton

1400 Union Hill Road

Alpharetta, Georgia 30005

Email:	jhinton@ravenvolt.com

with a copy (which shall not constitute notice or service of process) to:

Morris, Manning & Martin, LLP

1600 Atlanta Financial Center

3343 Peachtree Road

Atlanta, GA 30326

Attention:	Scott Allen
George Reinhardt

Email:	sallen@mmmlaw.com
greinhardt@mmmlaw.com

Notices sent by multiple means, each of which is in compliance with the provisions of this Agreement will be deemed to have been received at the earliest time provided for by this Agreement.

Section 10.05         Entire Agreement. This Agreement, together with the annexes and exhibits hereto, the Company Disclosure Letter, the Escrow Agreement and the Paying Agent Agreement, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. This Section 10.05 shall not be deemed to be an admission or acknowledgement by any of the parties hereto that any prior agreements or understandings, oral or written, with respect to the subject matter hereof exist, other than the Confidentiality Agreement.

Section 10.06         Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto. No other Person not party to this Agreement shall be entitled to the benefits of this Agreement other than (i) the Indemnified Parties, which are hereby express third party beneficiaries of Article IX of this Agreement, and who may enforce such Article directly and (ii) the Indemnified D&O Parties, which are hereby express third party beneficiaries of Section 5.11 of this Agreement, and who may enforce such Section directly. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other party; provided, that Parent may assign its rights, interests and obligations hereunder to any direct or indirect wholly owned Subsidiary of Parent or to any Affiliate of which Parent is a direct or indirect wholly owned Subsidiary, provided, that Parent remains jointly and severally liable for all of its duties and obligations hereunder. Any attempted assignment in violation of this Section 10.06 will be void. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties hereto. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance with Section 10.02 without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, Persons other than the parties hereto may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.07        Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by (i) prior to the Closing, Parent and the Company and (ii) after the Closing, Parent and the Shareholders’ Representative.

Section 10.08        Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument. Signed counterparts of this Agreement may be delivered by facsimile, by scanned .pdf image, or by electronic signature.

Section 10.09        Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH INTERNAL LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OF ANY OTHER JURISDICTION); PROVIDED, HOWEVER, THAT THE INTERNAL LAWS OF THE STATE OF GEORGIA SHALL GOVERN THE VALIDITY AND EFFECT OF THE MERGERS. EXCEPT AS CONTEMPLATED BY SECTIONS 2.06(C), 2.08(B) AND 7.01, ANY LEGAL DISPUTE OR SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, OR THE INSTRUMENTS, AGREEMENTS, DOCUMENTS AND OTHER TRANSACTIONS CONTEMPLATED HEREBY SHALL BE BROUGHT ONLY TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE OR, TO THE EXTENT SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, THE FEDERAL COURTS LOCATED IN THE STATE OF DELAWARE, AND EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL AND EXCLUSIVE JURISDICTION OF SUCH COURTS IN ANY SUCH DISPUTE OR SUIT, ACTION OR PROCEEDING, WHETHER IN LAW OR EQUITY. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT IN ACCORDANCE WITH THE PROVISIONS SET FORTH IN SECTION 10.04 HEREIN, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY APPLICABLE LAW, SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN ANY SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE LAYING OF VENUE OF ANY DISPUTE OR SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH DISPUTE OR SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES HEREOF AGREES THAT A JUDGEMENT IN ANY SUCH DISPUTE MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGEMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 10.10         Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void, unenforceable or against its regulatory policy, (a) the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain valid and binding and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein and (b) the parties shall negotiate in good faith to reduce the scope, duration or area of such term, provision, covenant or restriction, to delete specific words or phrases, or to replace any invalid or unenforceable term, provision, covenant or restriction with a term, provision, covenant or restriction that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term, provision, covenant or restriction and this Agreement shall be enforceable as modified.

Section 10.11         Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached and that an award of money damages or legal remedies would be inadequate in such event. Therefore it is accordingly agreed that each party shall be entitled to equitable relief, without proof of actual damages, including an Order for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, or to enforce compliance with, the covenants and obligations of any other party, in addition to any other remedy to which they are entitled at law or in equity as a remedy for any such breach or threatened breach in any court of competent jurisdiction. Each party further agrees that neither the other party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 10.11, and each party hereto (i) irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument and (ii) agrees not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by the Company or, as the case may be, Parent. Each party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 10.12        Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND SHALL CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 10.13         Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

Section 10.14        Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

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IN WITNESS WHEREOF, the Company, Merger Sub, Parent and Shareholders’ Representative have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, all as of the date first above written.

PARENT:

ABM INDUSTRIES INCORPORATED

/s/ Scott Salmirs
By: Scott Salmirs
Title: President and CEO

MERGER SUB:

ABM RVMS, INC.

/s/ Scott Salmirs
By: Scott Salmirs
Title: Director

Signature Page to Agreement and Plan of Merger

COMPANY:

RAVENVOLT, INC.

/s/ Jonathan Hinton
By: Jonathan Hinton
Title: Chief Executive Officer

Signature Page to Agreement and Plan of Merger

SHAREHOLDERS’ REPRESENTATIVE:

/s/ Jonathan Hinton
Jonathan Hinton

Signature Page to Agreement and Plan of Merger